Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT (AS DEFINED BELOW).

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS RESTRUCTURING SUPPORT AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY RESTRUCTURING TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of February 14, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.

Avaya Holdings Corp., a company incorporated under the Laws of Delaware (“HoldCo”), on behalf of itself and each of its direct and indirect subsidiaries listed on Exhibit A to this Agreement that have executed this Agreement (the Entities in this clause (i), collectively, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

ii.	RingCentral, Inc., on behalf of itself and its affiliates (collectively, “RingCentral”); and

iii.

the undersigned holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold Company Claims/Interests that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s-length negotiated certain restructuring transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement, the Plan (as defined below), substantially in the form attached hereto as Exhibit F, the Restructuring Term Sheet, the DIP Term Sheet, and the Definitive Documents, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, and including any exhibits, annexes, and schedules thereto, collectively, the “Restructuring Transactions”).

WHEREAS, the Restructuring Transactions shall be implemented through, among other things, voluntary bankruptcy cases to be commenced by the Company Parties set forth on Exhibit C herein under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, such cases, the “Chapter 11 Cases”).

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement, the Restructuring Term Sheet, and the attachments thereto.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet and the DIP Term Sheet, as applicable. The following terms shall have the following definitions:

“2023 PBGC Settlement” has the meaning set forth in the Restructuring Term Sheet.

2

“2023 PBGC Settlement Documentation” means all agreements, instruments, and documentation as may be necessary to document the 2023 PBGC Settlement.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Agents/Trustees” means, collectively, any administrative agent, collateral agent, indenture trustee, or similar Entity under the Term Loan Credit Agreement, the Legacy Notes Indenture, the Secured Exchangeable Notes Indenture, the DIP ABL Facility, if any or the DIP Term Loan Facility, including any successors thereto.

“Agreement” has the meaning set forth in the preamble herein.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a party hereto) to the Termination Date applicable to that Party.

“Akin Ad Hoc Group” means that certain ad hoc group of holders of First Lien Claims represented by the Akin Ad Hoc Group Advisors.

“Akin Ad Hoc Group Advisors” means Akin Gump Strauss Hauer & Feld LLP, Alvarez and Marsal LLC, Centerview Partners LP, any local counsel, the Board Search Consultant, and any other professionals and/or consultants retained by the Akin Ad Hoc Group, if any.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Arrangers” means Apollo Global Management, Inc. and Brigade Capital Management, LP.

“B-1 Term Loan” has the meaning set forth in the Restructuring Term Sheet.

“B-1 Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.

“B-2 Term Loan” has the meaning set forth in the Restructuring Term Sheet.

“B-2 Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.

3

“B-3 Escrow Claims” means the principal amount of B-3 Term Loan Claims with respect to, arising out of, or in connection with the Escrow Cash.

“B-3 Term Loan” means the Tranche B-3 Term Loans (as defined in the Term Loan Credit Agreement) incurred in accordance with Amendment No. 4 to the Term Loan Credit Agreement in the principal amount of $350,000,000.

“B-3 Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.

“B-3 Term Loan Lender” means any lender of B-3 Term Loans under the Term Loan Credit Agreement.

“Backstop Agreement” has the meaning set forth in the Rights Offering Term Sheet.

“Backstop Commitments” means the Investors’ commitments to backstop the Rights Offering on the terms and conditions set forth in the Backstop Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Board Search Consultant” means the board search consultant to be co-selected and jointly engaged by both the PW Ad Hoc Group and the Akin Ad Hoc Group such that the Board Search Consultant shall be deemed both a PW Ad Hoc Group Advisor and an Akin Ad Hoc Group Advisor for all purposes under this Agreement.

“Causes of Action” means any Claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Equity Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

4

“Company Claims/Interests” means any Claim against or Equity Interest in a Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions including those certain Confidentiality Agreements between HoldCo and members of (i) the PW Ad Hoc Group, (ii) the Akin Ad Hoc Group, or (iii) the group advised by the Secured Exchangeable Notes Advisors.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129, which shall be in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consummation Milestone” has the meaning set forth in the Restructuring Term Sheet.

“Debtor Related Party” means each of, and in each case in its capacity as such, current directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current director or manager in his or her capacity as director or manager of an Entity), current and former accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Debtors” means the Company Parties listed on Exhibit C hereto that become debtors and debtors in possession in the Chapter 11 Cases.

“Definitive Documents” means, collectively, each of the documents listed in Section 3.01 of this Agreement.

“DIP ABL Facility” has the meaning set forth in the DIP Term Sheet.

“DIP ABL Facility Documents” means any documents governing the DIP ABL Facility that are entered into in accordance with the DIP Term Sheet and the DIP Orders and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, including the DIP Term Sheet.

5

“DIP Commitment Letter” means the commitment letter, as may be amended, supplemented, or otherwise modified from to time in accordance with its terms, to be entered into between the Debtors and the DIP Commitment Parties, pursuant to which the DIP Commitment Parties will commit to fund the DIP Term Loan Facility in an aggregate amount of $500 million in accordance with the terms thereof and the DIP Term Loan Facility Documents.

“DIP Commitment Parties” has the meaning set forth in the DIP Term Sheet.

“DIP Lenders” has the meaning set forth in the DIP Term Sheet.

“DIP Obligations” has the meaning set forth in the DIP Term Sheet.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“DIP Term Loan Facility” means the debtor in possession financing facility for the priming super priority secured term loans to be provided to the Debtors on the terms and conditions set forth in the DIP Term Sheet and on other terms and conditions to be agreed by the Debtors, the Required DIP Commitment Parties, and the Required Consenting Stakeholders, not inconsistent with the DIP Term Sheet.

“DIP Term Loan Facility Documents” means any documents governing the DIP Term Loan Facility that are entered into in accordance with the DIP Term Sheet and the DIP Orders and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, including the DIP Term Sheet.

“DIP Term Sheet” means the term sheet attached as Exhibit 2 to the Restructuring Term Sheet.

“Disclosure Statement” means that certain disclosure statement disclosing the terms and conditions of the Plan, as may be amended, supplemented, or otherwise modified from to time in accordance with the terms of this Agreement and in accordance with, among other things, applicable securities Law, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable Law.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Goldman, in its capacity as escrow agent under the Escrow Agreement.

6

“Escrow Agreement” means the Escrow Agreement dated as of July 12, 2022, by and among Avaya Inc., a Delaware corporation, Goldman, in the capacity as the administrative agent and collateral agent under the Term Loan Credit Agreement, and Goldman, in the capacity as the Escrow Agent.

“Escrow Cash” means all cash held in escrow by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Direction Letter” means a direction letter to be executed by Avaya Inc., the Term Loan Agent, and the Consenting Stakeholders that are B-3 Term Loan Lenders (and if necessary, other Term Loan Lenders that are Consenting Stakeholders), in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

“Escrow Payment” has the meaning set forth in Section 4.04 of this Agreement.

“Escrow Payment Milestone” has the meaning set forth in the Restructuring Term Sheet.

“Escrow Release” has the meaning set forth in Section 4.04 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Exculpated Party” means each of, and in each case in its capacity as such, (a) the Debtors and (b) the directors or managers of any Debtor.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Avaya Equity Interests” means the Equity Interests in HoldCo immediately prior to the consummation of the transactions contemplated herein.

“Exit ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit ABL Facility Documents” means any documents governing the Exit ABL Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“Exit Term Loan Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Term Loans” has the meaning set forth in the Restructuring Term Sheet.

“Exit Term Loan Facility Documents” means any documents governing the Exit Term Loan Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

7

“Final DIP Order” has the meaning set forth in the Restructuring Term Sheet.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought, or if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“First Day Pleadings” means the first-day motions and related pleadings, including interim and final orders setting forth the terms of cash collateral, that the Debtors file upon the commencement of the Chapter 11 Cases.

“First Lien Claims” has the meaning set forth in the Restructuring Term Sheet.

“Goldman” means Goldman Sachs Bank USA.

“Governance Documents” means, as applicable, the organizational and governance documents for New Avaya, the Company Parties, and their respective direct and indirect subsidiaries, giving effect to the Restructuring Transactions, including, without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, shareholder agreements (or equivalent governing documents), and the identities of proposed members of the board of directors of New Avaya, each consistent with the terms and conditions as set forth in the Governance Term Sheet.

“Governance Term Sheet” means the term sheet attached as Exhibit 4 to the Restructuring Term Sheet.

“HoldCo” has the meaning set forth in the preamble to this Agreement.

“HoldCo Convertible Note Adversary Proceeding” means the adversary proceeding that may be commenced by the Reorganized Debtors on or after the Plan Effective Date to pursue any Preserved Claim.

“HoldCo Convertible Notes” has the meaning set forth in the Restructuring Term Sheet.

“HoldCo Convertible Notes Claims” has the meaning set forth in the Restructuring Term Sheet.

8

“Interim DIP Order” has the meaning set forth in the Restructuring Term Sheet.

“Investors” has the meaning set forth in the Rights Offering Term Sheet.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Legacy Notes” has the meaning set forth in the Restructuring Term Sheet.

“Legacy Notes Claim” has the meaning set forth in the Restructuring Term Sheet.

“Legacy Notes Indenture” has the meaning set forth in the Restructuring Term Sheet.

“Management Incentive Plan” has the meaning set forth in the Plan.

“Milestones” means the applicable milestones set forth in the Restructuring Term Sheet, as such may be extended in accordance with the terms of this Agreement.

“MIP Pre-Emergence Allocation Pool” has the meaning set forth in the Plan.

“New Avaya” means either HoldCo, as reorganized pursuant to the Plan, or, if applicable, any successor or assign thereto, by merger, consolidation, or otherwise on and after the Plan Effective Date, or a new entity, and each of its direct and indirect wholly-owned subsidiaries, which in any case shall be the ultimate parent of the other Company Parties on and after the Plan Effective Date, in each case, as mutually agreed upon by the Company Parties and the Required Consenting Stakeholders.

“Outside Date” means the date that is 180 days after the Petition Date.

“Participants” has the meaning set forth in the Backstop Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“PBGC” has the meaning set forth in the Restructuring Term Sheet.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Debtors commences a Chapter 11 Case.

“Plan” means the joint prepackaged plan of reorganization that will be filed by the Debtors under chapter 11 of the Bankruptcy Code to implement the Restructuring Transactions in accordance with, and subject to the terms and conditions of, this Agreement, the Restructuring Term Sheet, the Definitive Documents, and related exhibits and appendices.

9

“Plan Effective Date” means the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that, subject to the terms and conditions provided in this Agreement, will be filed by the Debtors with the Bankruptcy Court.

“Prepetition ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of December 15, 2017, between HoldCo, as holdings, and Avaya Inc., as borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent, including all amendments, modifications, and supplements thereto.

“Prepetition ABL Facility” means the revolving credit facility under the Prepetition ABL Credit Agreement.

“Prepetition ABL Loan Claims” has the meaning set forth in the Restructuring Term Sheet.

“Preserved Claims” has the meaning set forth in the Restructuring Term Sheet.

“PW Ad Hoc Group” means that certain ad hoc group of holders of First Lien Claims represented by the PW Ad Hoc Group Advisors.

“PW Ad Hoc Group Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, Glenn Agre Bergman & Fuentes LLP, FTI Consulting, Inc., one local counsel, the Board Search Consultant, and any other professionals and/or consultants for the PW Ad Hoc Group, if any.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests, and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

10

“Released Party” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) each Settlement Group Releasing Party; (e) RingCentral; (f) each Agent/Trustee; (g) each DIP Commitment Party and each DIP Lender; (h) each RO Backstop Party; (i) each current and former Affiliate of each Entity in clause (a) through the following clause (j); (j) each Related Party of each Entity in clause (c) through this clause (j); (k) each Debtor Related Party of each Entity in clause (a) and (b); provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in Article VIII.D or Article VIII.E of the Plan; (y) timely objects to the releases contained in Article VIII.D or Article VIII.E of the Plan and such objection is not resolved before Confirmation; or (z) was the beneficiary of the repurchase, redemption, or other satisfaction of HoldCo Convertible Notes prior to the Petition Date.

“Releasing Parties” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Company Party; (d) RingCentral; (e) each DIP Lender; (f) each Agent/Trustee; (g) each Consenting Stakeholder; (h) all Holders of Claims that vote to accept the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in Article VIII.D of the Plan; or (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not resolved before Confirmation. Notwithstanding the foregoing, any Entity that is a Settlement Group Releasing Party shall not be a Releasing Party unless such Entity is a member of the PW Ad Hoc Group as of the Petition Date, in which case such Entity shall not be a Releasing Party solely with respect to any HoldCo Convertible Notes Claims.

“Renegotiated RingCentral Contracts” means, collectively, (a) the Second Amended and Restated Framework Agreement, by and between Avaya Inc. and RingCentral, (b) the First Amended and Restated Development Agreement, by and between Avaya Inc., Avaya Management L.P., and RingCentral, (c) the First Amended and Restated Super Master Agent Agreement, by and between Avaya Inc. and RingCentral, and (d) the Reseller Agreement, by and between Avaya Cloud Inc. and RingCentral.

“Reorganized Debtors” has the meaning set forth in the Restructuring Term Sheet.

“Required Akin Ad Hoc Group Members” means, as of the relevant date, Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate outstanding principal amount of First Lien Claims held by Consenting Stakeholders that are members of the Akin Ad Hoc Group.

“Required Consenting Stakeholders” means, as of the relevant date, the Required PW Ad Hoc Group Members and the Required Akin Ad Hoc Group Members.

“Required DIP Commitment Parties” has the meaning set forth in the DIP Term Sheet.

11

“Required DIP Lenders” has the meaning set forth in the DIP Term Sheet.

“Required PW Ad Hoc Group Members” means, as of the relevant date, Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate outstanding principal amount of First Lien Claims held by Consenting Stakeholders that are members of the PW Ad Hoc Group.

“Requisite Commitment Parties” has the meaning set forth in the Backstop Agreement.

“Restructuring Expenses” means the reasonable and documented fees and expenses of the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors, subject to the terms of any applicable engagement letter or reimbursement letter with any of the Company Parties, as the case may be.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering Documents” means, collectively, the Backstop Agreement, the Rights Offering Procedures, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering.

“Rights Offering Procedures” means the procedures governing the Rights Offering.

“Rights Offering Term Sheet” means the term sheet setting forth the terms and conditions of the Rights Offering attached as Exhibit 1 to the Restructuring Term Sheet.

“RingCentral” has the meaning set forth in the preamble to this Agreement.

“RingCentral Assumption Motion” means the motion filed by the Debtors seeking entry of an order approving the Debtors’ assumption of the Renegotiated RingCentral Contracts pursuant to section 365 of the Bankruptcy Code.

“RingCentral Assumption Order” means any order entered by the Bankruptcy Court approving the RingCentral Assumption Motion.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) under the Securities Act.

“Secured Exchangeable Notes” has the meaning set forth in the Restructuring Term Sheet.

12

“Secured Exchangeable Notes Advisors” means Debevoise & Plimpton LLP and one local bankruptcy counsel (if necessary).

“Secured Exchangeable Notes Claims” has the meaning set forth in the Restructuring Term Sheet.

“Secured Exchangeable Notes Indenture” has the meaning set forth in the Restructuring Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all documents, forms, and other materials provided in connection with the solicitation of acceptances of the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement).

“Specified RingCentral Documents and Provisions” means (a) the RingCentral Assumption Motion, (b) the RingCentral Assumption Order, and (c) any term, condition, or provision of the Plan or the Confirmation Order that directly relates to the Debtors’ assumption of the Renegotiated RingCentral Contracts pursuant to section 365 of the Bankruptcy Code.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.03, 13.04, 13.05, 13.06, or 13.07.

“Term Loan Agent” means Goldman, in its capacity as the administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.

“Term Loan Credit Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Term Loan Lender” means any lender of B-1 Term Loans, B-2 Term Loans, and B-3 Term Loans under the Term Loan Credit Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

13

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) the use of “$”, “Dollar” or “dollar” shall refer to denominations in U.S. Dollars; and

(k) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties (as set forth in Exhibit A) shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) holders of at least 66 2/3% of the amount of First Lien Claims shall have executed and delivered counterpart signature pages of this Agreement, inclusive of holders of more than 50% of the Term Loan Claims, to counsel to each of the Company Parties;

(c) holders of at least 66 2/3% of the amount of B-3 Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Company Parties;

14

(d) RingCentral shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Company Parties;

(e) each of the applicable Company Parties and RingCentral shall have executed and delivered signature pages to the Renegotiated RingCentral Contracts to counsel to the Company Parties, which signature pages shall be released immediately prior to, but subject to, the satisfaction of the other conditions set forth in this Section 2;

(f) the 2023 PBGC Settlement Documentation shall have been executed and shall remain in full force and effect;

(g) each of the Company Parties and the Investors shall have executed the Backstop Agreement, subject to the conditions precedent to its effectiveness;

(h) counsel to the Company Parties shall have given notice to counsel to the PW Ad Hoc Group and counsel to the Akin Ad Hoc Group in the manner set forth in Section 15.10 hereof (by email or otherwise) that the conditions to the Agreement Effective Date set forth in this Section 2 have occurred; and

(i) the Company Parties shall have paid, or caused to be paid, all Restructuring Expenses for which an invoice has been received by the Company Parties prior to the Agreement Effective Date.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include the following:

(a) the Disclosure Statement;

(b) the Solicitation Materials;

(c) the Governance Documents;

(d) the DIP Commitment Letter;

(e) the DIP Orders (and motion(s) seeking approval thereof);

(f) the DIP ABL Facility Documents (if applicable);

(g) the DIP Term Loan Facility Documents;

(h) the Exit Term Loan Facility Documents;

(i) the Exit ABL Facility Documents (if applicable);

(j) the Backstop Agreement, the Rights Offering Procedures, and all other Rights Offering Documents;

15

(k) the Plan (and all exhibits thereto);

(l) the Confirmation Order;

(m) any order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (and motion(s) seeking approval thereof);

(n) all material pleadings and motions filed by the Company Parties in connection with the Chapter 11 Cases (and related orders), including the First Day Pleadings and all orders sought pursuant thereto;

(o) the Renegotiated RingCentral Contracts;

(p) the 2023 PBGC Settlement Documentation;

(q) the Plan Supplement;

(r) the MIP Pre-Emergence Allocation Pool, as applicable, as permitted pursuant to, and in accordance with the Plan;

(s) the Escrow Direction Letter and, to the extent not covered by any above-mentioned items, any and all agreements, documents, and filings in connection with the release of the Escrow Cash pursuant to this Agreement and the Escrow Direction Letter;

(t) any and all filings with or requests for regulatory or other approvals from any governmental entity or unit, other than ordinary course filings and requests, necessary or desirable to implement the Restructuring Transactions; and

(u) such other agreements, instruments, and documentation as may be necessary to consummate and document the transactions contemplated by this Agreement or the Plan.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Unless otherwise set forth herein, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to (a) the Company Parties, and (b) the Required Consenting Stakeholders.

Section 4. Commitments of the Consenting Stakeholders.

4.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, to:

16

(i) agree by execution of this Agreement and the effectiveness of this Agreement to (A) consent and to be deemed to have consented to the incurrence of the DIP ABL Facility on the terms set forth in the DIP Term Sheet and the DIP ABL Facility Documents and the DIP Term Loan Facility on the terms set forth in the DIP Term Sheet; (B) consent to the use of cash collateral pursuant to the DIP Orders; and (C) if necessary, give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the foregoing;

(ii) support the Restructuring Transactions and vote or consent and not object, to the extent applicable, all Company Claims/Interests owned by or held by such Consenting Stakeholder and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(iii) give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions;

(iv) support the Company Parties’ efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(v) use commercially reasonable efforts to cooperate in good faith with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(vi) validly and timely deliver, and not withdraw, the consents, proxies, signature pages, tenders, ballots, or other means of voting or participation in the Restructuring Transactions (including directing its nominee or custodian, if applicable, on behalf of itself and the accounts, funds, or Affiliates for which it is acting as investment advisor, sub-advisor, or manager to validly and timely deliver and not withdraw) with respect to all of Company Claims/Interests owned by or held by such Consenting Stakeholder; and

(vii) negotiate in good faith and use commercially reasonable efforts to execute, deliver, and implement the Definitive Documents and any other necessary agreements that are consistent with this Agreement to which it is a party in a timely manner to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement.

(b) During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions (including, among other things, the Escrow Release and Escrow Payment);

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Restructuring Term Sheet;

17

(iv) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its Company Claims/Interests against the Company Parties other than in accordance with this Agreement and the Definitive Documents;

(v) file any motion, objection, pleading, or other document with the Bankruptcy Court (if applicable) or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Restructuring Term Sheet (nor directly or indirectly direct any other person to make such filing);

(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Definitive Documents, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or otherwise permitted under this Agreement (nor direct any other person to initiate such litigation or proceeding);

(vii) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their Assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code (nor directly or indirectly direct any other person to take such action); or

(viii) exercise any right or remedy for the enforcement, collection, or recovery of any of its Company Claims/Interests other than in accordance with this Agreement and the Definitive Documents (nor directly or indirectly direct any other person to take exercise such right or remedy).

(c) Solely upon the occurrence of the Plan Effective Date, each Consenting Stakeholder agrees to release, waive, and discharge any and all Claims and Causes of Action it may have against the Released Parties, subject to the limits set forth in the definition of “Released Party” and/or Article VIII.D of the Plan.

4.02. Chapter 11 Voting.

(a) In addition to the obligations set forth in Section 4.01, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Disclosure Statement and the Solicitation Materials:

(i) use commercially reasonable efforts to support confirmation of the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable and not direct and/or instruct any of the Agents/Trustees to take any actions inconsistent with this Agreement or the Restructuring Term Sheet;

(ii) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement and any other Solicitation Materials and the ballot;

18

(iii) to the extent it is permitted to elect whether to opt out of (or opt in to) the releases set forth in the Plan, elect not to opt out of (or elect to opt in to) the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; or

(iv) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (ii) and (iii) above; provided that such votes or elections shall be automatically deemed revoked and void ab initio upon the expiration of the Agreement Effective Period.

(b) During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, severally, and not jointly, will not directly or indirectly object to, delay, impede, or take any other action inconsistent with this Agreement and the Restructuring Term Sheet. Notwithstanding the foregoing, nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations.

(c) During the Agreement Effective Period, with respect to the Consenting Stakeholders, consent to, and direct the Agents to consent to, the Company Parties’ use of their cash collateral pursuant to the DIP Orders.

4.03. Forbearances and Waivers.

(a) Each Consenting Stakeholder, during the Agreement Effective Period, hereby waives and agrees to forbear from exercising or directing any Entity to exercise remedies on account of, any breach by any Company Party of, and any default or event of default (howsoever described) under, the Term Loan Credit Agreement, the Legacy Notes Indenture, or the Secured Exchangeable Notes Indenture which shall or may arise as a result of, directly or indirectly:

(i) any of the steps, actions, or transactions required by, specified or contemplated in, and/or implemented by or undertaken pursuant to this Agreement, entry into the DIP Commitment Letter, incurrence of the DIP ABL Facility, in accordance with the DIP ABL Facility Documents, incurrence of the DIP Term Loan Facility, and commencement of any Chapter 11 Cases; and

(ii) failing to comply with any covenant or obligation under the Term Loan Credit Agreement, Legacy Notes Indenture, Secured Exchangeable Notes Indenture, or any related note, security agreement, or other loan document entered into in connection therewith, or the breach of any representation or warranty or notice obligation related thereto.

(b) For the avoidance of doubt, unless the Restructuring Transactions are consummated, it is understood and agreed that any waiver granted pursuant to this Section 4.03 shall be effective during the Agreement Effective Period only and shall not be deemed to be a permanent waiver of any default or event of default arising under the Term Loan Credit Agreement, Legacy Notes Indenture, or Secured Exchangeable Notes Indenture.

19

4.04. Release of the Escrow Cash.

(a) Each Consenting Stakeholder that is a B-3 Term Loan Lender agrees that, on the Agreement Effective Date, it shall execute the Escrow Direction Letter (with its executed signature page to this Agreement being deemed as the executed signature page to the Escrow Direction Letter), which shall direct the Term Loan Agent to (i) execute the Escrow Direction Letter, (ii) terminate the Escrow Agreement with Avaya Inc., (iii) instruct the Escrow Agent to, upon termination of the Escrow Agreement, release all of the Escrow Cash to the Term Loan Agent on behalf of and solely for the benefit of all B-3 Term Loan Lenders who hold their B-3 Term Loan Claims as listed on the lender registrar maintained by the Term Loan Agent as of the Agreement Effective Date (the “Escrow Release”), and (iv) upon receipt of the Escrow Cash pursuant to the Escrow Release, immediately disburse to each holder of B-3 Escrow Claims listed on the lender registrar maintained by the Term Loan Agent as of the Agreement Effective Date the amount of Escrow Cash ratably based on its holdings of the B-3 Term Loans, in satisfaction of the corresponding principal amount of B-3 Term Loans of such holder at par (the “Escrow Payment”).

(b) For the avoidance of doubt, any accretion accrued but unpaid from the funding of the B-3 Term Loans up to the Petition Date (including but not limited to the accrued and unpaid interest) on account of the B-3 Term Loans of a B-3 Term Loan Lender that are deemed to be satisfied upon an Escrow Payment shall remain outstanding after such Escrow Payment and such amount shall be included as part of the B-3 Residual Claim (as defined in the Restructuring Term Sheet) of such B-3 Term Loan Lender, for which it will receive a recovery under the Plan.

(c) Notwithstanding anything to the contrary contained herein, no Consenting Stakeholder that is a Term Loan Lender shall be required to provide any indemnity or undertaking in connection with its obligations under this Section 4.04.

(d) Each Consenting Stakeholder agrees not to oppose directly or indirectly (i) the release of the Escrow Cash from the Escrow Account for the purpose of the Escrow Agent making the Escrow Payment or (ii) any Escrow Payment made by the Term Loan Agent. To the extent that the Escrow Agent reasonably requires Consenting Stakeholders who are not B-3 Term Loan Lenders to execute the Escrow Direction Letter or similar supporting documentation, then such Consenting Stakeholders shall execute the Escrow Direction Letter or similar supporting documentation; provided that such Consenting Stakeholders shall not be required to provide any indemnity in connection therewith.

(e) If, after the release of the Escrow Cash to the B-3 Term Loan Lenders pursuant to the Escrow Payment, any Consenting Stakeholder that is the recipient of the Escrow Payment is required pursuant to an order from a court of competent jurisdiction, including the Bankruptcy Court, to return any portion of the Escrow Cash to the Debtors’ estates, the Escrow Agent, any Company Party, or any third party, each such Consenting Stakeholder agrees to disgorge its share of the Escrow Payment pursuant to the terms of any such order, and that pending such disgorgement each such Consenting Stakeholder shall not be entitled to receive any distribution on account of its Company Claims/Interests as contemplated hereby, under the Restructuring Term Sheet, under the Plan, or under other Definitive Documents until such disgorgement occurs; provided that upon disgorgement of the Escrow Payment, the corresponding amount of the Consenting Stakeholder’s B-3 Term Loan Claims shall be deemed to have been reinstated and the Plan shall provide that such reinstated B-3 Term Loan Claims shall be paid in full in cash on the Plan Effective Date at a par recovery on account of such reinstated B-3 Term Loan Claims.

20

(f) Each Consenting Stakeholder that is the recipient of the Escrow Payment submits to the jurisdiction of the Bankruptcy Court in connection with all matters pertaining to the Escrow Payment.

Section 5. Additional Provisions Regarding the Consenting Stakeholder Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, the Debtors, or any other party in interest (including, if applicable, any official committee and the United States Trustee); provided that such consultation and any communications in connection therewith do not violate this Agreement or any applicable Confidentiality Agreement; (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) obligate a Consenting Stakeholder to deliver a vote to support the Plan (or any other Restructuring Transactions) or prohibit a Consenting Stakeholder from withdrawing such vote, in each case, from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such vote shall be deemed void ab initio and such Consenting Stakeholder shall have the opportunity to change its vote; (e) prevent any Consenting Stakeholder from taking any action which is required by applicable Law; (f) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; (g) unless provided for under this Agreement, require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations; (h) prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or (i) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement.

Section 6. Commitments of Parties Regarding RingCentral.

6.01. RingCentral Consent Rights. The Specified RingCentral Documents and Provisions shall be in form and substance reasonably acceptable to RingCentral, the Company Parties, and the Requisite Consenting Stakeholders.

6.02. Commitments of the Company Regarding RingCentral. The Debtors shall file the RingCentral Assumption Motion within five (5) Business Days of the Petition Date (the “Assumption Motion Milestone”) and shall use commercially reasonable efforts to obtain entry of an order granting the RingCentral Assumption Motion no later than twenty-eight (28) calendar days after the Petition Date (the “Assumption Order Milestone”).

21

6.03. Commitments of the Consenting Stakeholders Regarding RingCentral. The Consenting Stakeholders shall not object to, delay, postpone, challenge, oppose, impede, or take any other action that would reasonably be expected to prevent the Bankruptcy Court’s entry of the RingCentral Assumption Order or the Debtors’ assumption of the Renegotiated RingCentral Contracts pursuant to section 365 of the Bankruptcy Code.

6.04. RingCentral Termination Events. This Agreement may be terminated as to RingCentral by RingCentral if (a) the Debtors fail to file the RingCentral Assumption Motion by the Assumption Motion Milestone, (b) the Bankruptcy Court enters an order denying the RingCentral Assumption Motion or does not grant the RingCentral Assumption Motion by the Assumption Order Milestone, or (c) the Specified RingCentral Documents and Provisions, as filed with the Bankruptcy Court, are not reasonably acceptable to RingCentral.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) support and take all steps reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and instruct each of their applicable subsidiaries to do the same;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions, including the expiration of any applicable waiting periods;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders;

(f) continue ordinary course practices to maintain good standing under the jurisdiction in which each Company Party and each of its subsidiaries is incorporated or organized;

(g) provide draft copies of all Definitive Documents to the PW Ad Hoc Group Advisors and the Akin Ad Hoc Group Advisors as soon as reasonably practicable, but in no event less than two (2) Business Days prior to the date when the Company Parties intend to file such documents, and, without limiting any approval rights set forth herein, consult in good faith with the PW Ad

22

Hoc Group Advisors and the Akin Ad Hoc Group Advisors regarding the form and substance of any such proposed filing; provided, however, that in the event that not less than two (2) Business Days’ notice is impossible or impracticable under the circumstances, the Company Parties shall provide draft copies of any motions or other pleadings to the PW Ad Hoc Group Advisors and the Akin Ad Hoc Group Advisors as soon as otherwise practicable before the date when the Company Parties intend to file any such motion or other pleading;

(h) pay and reimburse in full in cash in immediately available funds (i) prior to the Petition Date, all Restructuring Expenses accrued within five (5) Business Days of receipt of an invoice therefor (and in any event, before the Petition Date if invoiced before such date), (ii) after the Petition Date, subject to any applicable orders of the Bankruptcy Court but without the need to file fee or retention applications, all Restructuring Expenses incurred prior to (to the extent not previously paid) on and after the Petition Date, but in any event within five (5) Business Days of delivery to the Company Parties of any applicable invoice or receipt, (iii) on the Plan Effective Date, all Restructuring Expenses incurred and outstanding in connection with the Restructuring Transactions (including any estimated fees and expenses estimated to be incurred through the Plan Effective Date), and (iv) after the Plan Effective Date, all accrued and unpaid Restructuring Expenses incurred in connection with the implementation and consummation of the Plan shall be paid by the Company Parties (or their successors in interest, including the Reorganized Debtors) on a regular and continuing basis promptly (but in any event within five (5) Business Days) following receipt of an invoice therefor; provided, further, that the Plan and/or relevant Definitive Documents will contain appropriate provisions to give effect to the obligations under this Section 7.01(h);

(i) provide, and direct their employees, officers, advisors, and other representatives to provide, to the PW Ad Hoc Group, the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group, and the Akin Ad Hoc Group Advisors, (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the PW Ad Hoc Group, the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group, and the Akin Ad Hoc Group Advisors, in all cases, subject to the appropriate agreement on use and confidentiality;

(j) (i) stipulate to the allowance and amounts of the First Lien Claims, in accordance with the Restructuring Term Sheet, and to the validity of the liens securing such Claims and (ii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, disallowance or subordination of, any portion of the First Lien Claims, or the liens securing such Claims (as applicable); provided that nothing herein shall limit any Company Party’s rights to pursue on or after the Plan Effective Date claims or causes of actions against any Entity (including any holder of First Lien Claims) that was the beneficiary of the repurchase, redemption, or other satisfaction by any Company Party of HoldCo Convertible Notes prior to the Petition Date;

23

(k) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order: (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing the Chapter 11 Cases;

(l) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(m) in respect of Avaya Inc., seek authority from the Bankruptcy Court to execute the Escrow Direction Letter to otherwise instruct the Escrow Agent to consummate the Escrow Release pursuant to the Interim DIP Order, and, if such authority is not granted pursuant to the Interim DIP Order, seek the same authority from the Bankruptcy Court pursuant to the Final DIP Order;

(n) to the extent collective bargaining agreement negotiations involving any of the Company Parties occur prior to or during the pendency of the Chapter 11 Cases, the Company Parties shall confer in advance with the PW Ad Hoc Group and the Akin Ad Hoc Group regarding all such negotiations;

(o) use best efforts to enter into the Exit ABL Facility on the terms and conditions acceptable to the Required Consenting Stakeholders on the Plan Effective Date; and

(p) upon completion of the investigation by the Audit Committee, the advisors to the Company Parties shall provide an update regarding the results and conclusions thereof to the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is materially inconsistent with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions or any of the other transactions described in this Agreement or the Definitive Documents;

(c) seek to modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Restructuring Term Sheet in all material respects;

(d) file any motion, pleading, or Definitive Documents with the Bankruptcy Court (if applicable) or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(e) commence any process to sell, transfer, dispose, or otherwise monetize all or any portion of the portfolio of registered intellectual property or any other material asset of any of the Company Parties other than in the ordinary course of business;

24

(f) other than in the ordinary course of business, make any written communication relating in any way to collective bargaining agreements, contract negotiations, pensions, or other postemployment benefit matters to current or former employees, retirees or their beneficiaries, PBGC, or any union that has not been submitted two (2) Business Days in advance to the PW Ad Hoc Group and the Akin Ad Hoc Group, it being acknowledged and agreed that any communication about the assumption, rejection, termination, amendment, modification, or other similar action with respect to any of the foregoing shall not be considered a communication in the ordinary course of business;

(g) seek to amend or terminate any Renegotiated RingCentral Contracts without the consent of the Required Consenting Stakeholders;

(h) take any action, including commencing any adversary proceeding or filing any motion or pleading, that seeks the disgorgement of any Escrow Payment or asserts any entitlement to any Escrow Cash in contravention of the distributions contemplated by the Final DIP Order and the Plan before the Plan Effective Date;

(i) commence the HoldCo Convertible Note Adversary Proceeding before the Plan Effective Date without the consent of the Required Consenting Stakeholders; or

(j) enter into, modify, renew, replace, or terminate any material definitive agreement (as such term is used under Form 8-K and applicable SEC rules and regulations) without the consent of the Required Consenting Stakeholders.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement. This Section 8.01 shall not impede the Required Consenting Stakeholders’ right to terminate this Agreement pursuant to Section 13.01 of this Agreement.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official

25

committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals, in the case of (d), if the board of directors of such Company Party determines, after consulting with counsel, in good faith, and consistent with its fiduciary duties, that (i) such Alternative Restructuring Proposal could maximize the value of the Company Parties’ estates and recoveries to all their stakeholders as compared to the Restructuring Transactions, or (ii) proceeding with the Restructuring Transactions would be inconsistent with the applicable fiduciary duties of the board of directors of such Company Party. The Company Parties shall (x) provide to the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors, on a professional eyes only basis, (1) a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring Proposal, if not barred under any applicable confidentiality agreement between any Company Party and the submitting party or such submitting party otherwise consents or (2) a summary of the material terms thereof, if any Company Party is bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the submitting party, in each case within one (1) Business Day of the Company Parties’ or their advisors’ receipt of such offer or proposal, and (y) provide such information to the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors reasonably contemporaneously informed as to the status and substance of such discussions.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an Affiliate thereof bound by the terms of this Agreement and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties by the close of business on the second Business Day following such Transfer.

26

9.02. Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a Consenting Stakeholder, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Stakeholder and is unable to transfer such Company Claims/Interests within the five (5) Business Day-period referred to above, the Qualified Marketmaker shall execute and deliver a Transfer Agreement in respect of such Company Claims/Interests.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

27

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to tender, act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, tender, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Representations and Warranties of Company Parties. Each Company Party represents and warrants that, as of the date such Company Party executes and delivers this Agreement, entry into this Agreement is consistent with the exercises of such Company Party’s fiduciary duties.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

28

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13. Termination Events.

13.01. Consenting Stakeholder Termination Events.2 This Agreement may be terminated (x) as to all Parties by the Required Consenting Stakeholders, (y) as to the PW Ad Hoc Group, by the Required PW Ad Hoc Group Members, or (z) as to the Akin Ad Hoc Group, by the Required Akin Ad Hoc Group Members, in each case, by the delivery to the Company Parties and other applicable parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of any of the following events; provided that neither the Required PW Ad Hoc Group Members nor the Required Akin Ad Hoc Group Members may terminate this Agreement on account of a missed Milestone based solely on the failure of the Parties to agree to material terms and conditions of the Restructuring Transactions that are not agreed to as of the Agreement Effective Date:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured (to the extent curable) for seven (7) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b) any of the Milestones (other than the Escrow Payment Milestone) set forth in Schedule 1 (as may have been extended with the approval of the Required Consenting Stakeholders) is not achieved, except where such Milestone has been waived or extended by the Required Consenting Stakeholders (or, solely with respect to any Consummation Milestone, where such Consummation Milestone has been extended by either the Required Akin Ad Hoc Group Members or the Required PW Ad Hoc Group Members, each without the need to obtain any consent of the other Required Consenting Stakeholders, for up to thirty (30) calendar days from the applicable initial Consummation Milestone date set forth in the Restructuring Term Sheet); provided that the right to terminate this Agreement under this Section 13.01(b) shall not be available to any Consenting Stakeholder, as applicable, if the failure of such Milestone to be achieved is caused by, or results from, the breach by such Consenting Stakeholder, as applicable, of its covenants, agreements or other obligations under this Agreement;

[2]

Any and all references to “Company Party” or “Company Parties” in this Section 13 shall mean each of the Company Parties set forth on Exhibit A hereto, including any such party that has not yet executed and delivered a counterpart signature page or Joinder to this Agreement as of the Execution Date.

29

(c) the Escrow Payment Milestone (as may have been extended with the approval of the Required PW Ad Hoc Group Members) is not achieved, except where the Escrow Payment Milestone has been waived or extended by the Required PW Ad Hoc Group Members; provided that only the Required PW Ad Hoc Group Members may terminate this Agreement based on this Section 13.01(c); provided, further, that the Required PW Ad Hoc Group Members may terminate this Agreement based on this Section 13.01(c) only if the Bankruptcy Court does not authorize the Escrow Payment pursuant to the Final DIP Order (unless previously authorized by the Bankruptcy Court under the Interim DIP Order or otherwise authorized by the Bankruptcy Court prior to or contemporaneously with entry of the Final DIP Order);

(d) this Agreement or any Definitive Document is amended, waived, or modified in any manner not consistent in any material respect with the terms of this Agreement;

(e) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f) the Bankruptcy Court enters an order denying confirmation of the Plan and (i) such order remains in effect for seven (7) Business Days after entry of such order and (ii) the Company Parties have failed to timely appeal such order;

(g) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iv) rejecting this Agreement;

(h) upon the commencement of an involuntary case against any of the Company Parties or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company Parties or their debts, or of a substantial part of their Assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect; provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

30

(i) any Company Party (i) files, amends or modifies, or files a pleading seeking approval of any Definitive Document or authority to amend or modify any Definitive Document in a manner that is inconsistent with or not permitted by this Agreement without the prior written consent of the Required Consenting Stakeholders, the Required DIP Lenders and the Requisite Commitment Parties, (ii) revokes the Restructuring Transactions without the prior consent of the Required Consenting Stakeholders and Required DIP Lenders, including the withdrawal of the Plan, as applicable, or support therefor, or (iii) publicly announces its intention to take any such acts listed in the foregoing clauses (i) or (ii) or is otherwise inconsistent with the consent rights afforded such Parties under this Agreement;

(j) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal (including as contemplated by Section 7.02);

(k) if (i) any of the DIP Orders are reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the consent of the Required DIP Lenders and Required Consenting Stakeholders, or (ii) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(l) the Bankruptcy Court enters any order authorizing the use of cash collateral or post-petition financing that is not in the form of the DIP Orders or otherwise consented to by the Required DIP Lenders and the Required Consenting Stakeholders;

(m) occurrence of any “Event of Default” under (and as defined in) the DIP Orders, the DIP Term Loan Facility Documents, or the DIP ABL Facility Documents that has not been cured (if susceptible to cure) or waived by the Required DIP Lenders;

(n) if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(o) any Company Party files any motion or application seeking authority to sell any material assets without the prior written consent of the Required Consenting Stakeholders;

(p) entry by any of the Company Parties, or announcement of their intention to enter into, definitive documentation relating to any Alternative Restructuring Proposal;

(q) seven (7) Business Days after the occurrence of any court of competent jurisdiction or other competent governmental or regulatory authority issuing a ruling or an order and such ruling or order becoming final and non-appealable, making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement in a way that cannot be reasonably remedied by the Company Parties;

(r) the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the First Lien Claims, other than an order approving the transactions as contemplated by this Agreement or the Plan, as applicable, or the filing of any motion by the Company Parties that, if approved, would result in any of the foregoing; provided that the termination right in this

31

Section 13.01(r) shall not apply with respect to any order invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of any First Lien Claim held by an Entity that was the beneficiary of the repurchase, redemption or other satisfaction by any Company Party of HoldCo Convertible Notes prior to the Petition Date;

(s) the Company Parties fail to timely pay, or cause to be paid, the Restructuring Expenses within one (1) Business Day of when due, and in a manner approved by the DIP Orders, without the consent of the relevant PW Ad Hoc Group Advisor, Akin Ad Hoc Group Advisor, or Secured Exchangeable Notes Advisor, as applicable; provided that (i) only the Required PW Ad Hoc Group Members may terminate this Agreement based on the Company Parties’ failure to make timely payment of the Restructuring Expenses of any of the PW Ad Hoc Group Advisors pursuant to this Section 13.01(s) and (ii) only the Required Akin Ad Hoc Group Members may terminate this Agreement based on the Company Parties’ failure to make timely payment of the Restructuring Expenses of any of the Akin Ad Hoc Group Advisors pursuant to this Section 13.01(s);

(t) any of the Escrow Payment is disgorged from any Consenting Stakeholder unless the Plan provides for the payment of the B-3 Escrow Claims in full in cash, at par, on the Plan Effective Date (including in accordance with the disgorgement provisions agreed to in connection with the Escrow Payment pursuant to Section 4.04(e) of this Agreement); provided that only the Required PW Ad Hoc Group Members may terminate this Agreement based on this Section 13.01(t);

(u) the Bankruptcy Court enters an order denying the RingCentral Assumption Motion; or

(v) the 2023 PBGC Settlement is not approved by the Bankruptcy Court.

13.02. Reserved.

13.03. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more Consenting Stakeholders of any provision set forth in this Agreement that remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt by the Consenting Stakeholders of notice of such breach; provided, however, that so long as the non-breaching Consenting Stakeholders continue to hold or control at least 66 2/3% of the aggregate amount of the First Lien Claims such termination shall be effective only with respect to such breaching Consenting Stakeholder;

(b) following delivery of notice by the Company Parties pursuant to Section 7.02, the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

32

(c) the Bankruptcy Court enters an order denying Confirmation of the Plan and such order remains in effect for seven (7) Business Days after entry of such order;

(d) the filing of any motion or pleading by any Consenting Stakeholder with the Bankruptcy Court that (i) is inconsistent in any material respect with this Agreement or the Restructuring Term Sheet or (ii) seeks approval of any Definitive Document or authority to amend or modify any Definitive Document in a manner that is materially inconsistent with or not permitted by this Agreement (including with respect to the consent rights afforded the Company Parties under this Agreement) without the consent of the Company Parties, and such motion or pleading has not been withdrawn within five (5) Business Days of such filing; provided, however, that so long as the non-breaching Consenting Stakeholder continue to hold or control at least 66 2/3% of the aggregate First Lien Claims, such termination shall be effective only with respect to such breaching Consenting Stakeholder;

(e) seven (7) Business Days after the occurrence of any court of competent jurisdiction or other competent governmental or regulatory authority issuing a ruling or an order and such ruling or order becoming final and non-appealable, making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement in a way that cannot be reasonably remedied by the Company Parties; or

(f) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement by the Required Consenting Stakeholders and the Company Parties.

13.05. Individual Termination. Any Consenting Stakeholder may terminate this Agreement as to itself only, upon written notice to the Company Parties and the other Consenting Stakeholders in the event that (a) this Agreement is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Stakeholder as compared to similarly situated Consenting Stakeholders or (b) the Restructuring Transactions are not consummated by the Outside Date, in each case, by giving seven (7) Business Days’ written notice to the Company Parties, the PW Ad Hoc Group Advisors, and the Akin Ad Hoc Group Advisors.

13.06. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date. For the avoidance of doubt, any and all releases and discharges provided under this Agreement and the Company Parties’ obligations (or the obligations of their successors in interest) to pay Restructuring Expenses of the PW Ad Hoc Group Advisors, the Akin Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors set forth in Section 7.01(h) shall survive termination of this Agreement on account of this Section 13.06.

33

13.07. Effect of Termination.

(a) Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the effectiveness of the Confirmation Order being entered by a Bankruptcy Court, as applicable, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.07 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.03(b). Nothing in this Section 13.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.03(b).

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

34

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Stakeholders; provided that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Claims held by a Consenting Stakeholder as compared to similarly situated Consenting Stakeholders, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement; provided, further, that (a) any modification, amendment, or supplement to the definition of “Outside Date” shall not be binding on any Consenting Stakeholder that has not provided its prior written consent to such amendment, (b) any modification, amendment, or supplement to the definition of “Required Consenting Stakeholders,” “Required PW Ad Hoc Group Members,” or “Required Akin Ad Hoc Group Members” shall require the prior written consent of each member of the PW Ad Hoc Group and each member of the Akin Ad Hoc Group, (c) any amendment or modification to expand the definition of “Released Party,” or any other amendment or modification to this Agreement or the Plan that results in the expansion of the scope and effect of the release of Claims or Causes of Action against non-Debtor third parties that are not otherwise to be released under this Agreement or the Plan shall require the prior written consent of each Consenting Stakeholder, (d) any modification, amendment, or supplement to Section 13.05 hereof shall require the prior written consent of each Consenting Stakeholder, (e) any modification, amendment, or supplement to this Agreement or the Restructuring Term Sheet that adversely impacts the treatment of: (A) the First Lien Claims shall require the prior written consent of the Required Consenting Stakeholders, (B) the DIP Obligations shall require the prior written consent of the Required DIP Lenders or (C) the Backstop Commitments or the Participants shall require the prior written consent of the Requisite Commitment Parties, (f) any modification, amendment, or supplement to Section 14 hereof shall require the prior written consent of each Consenting Stakeholder, (g) any extension or waiver of the Escrow Payment Milestone shall require the prior written consent of the Required PW Ad Hoc Group Members (without the need to obtain the consent of the other Required Consenting Stakeholders), (h) any modification to the allowance of the Secured Exchangeable Notes Claims, or to the payment of the Restructuring Expenses (using the definition in effect on the Execution Date) of the Secured Exchangeable Notes Advisors, shall require the prior written consent of Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of Secured Exchangeable Notes held by the Consenting Stakeholders, (i) any modification to the allowance of the Legacy Notes Claims shall require the prior written consent of Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of Legacy Notes held by the Consenting Stakeholders, (j) any modification to the allowance of the B-1 Term Loan Claims shall require the prior written consent of Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of the B-1 Term Loans held by the Consenting Stakeholders, (k) any modification to the allowance of the B-2 Term Loan Claims shall require the prior written consent of Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of the B-2 Term Loans held by the Consenting Stakeholders, (l) any modification to the allowance of the B-3 Term Loan Claims shall require the prior written consent of Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of the B-3 Term Loans held by the Consenting Stakeholders, and (m) any amendment or modification to the composition of the Board Selection Committee (as set forth in the Governance Term Sheet) or to the right of any Consenting Stakeholder to appoint board seats (as set forth in the Governance Term Sheet) shall require the prior written consent of each member of the Board Selection Committee.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

35

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities, loans or other instruments or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Upon the commencement of the Chapter 11 Cases, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

36

15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and, except as set forth in Section 9, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Avaya Holdings Corp.

350 Mt. Kemble Avenue

Morristown, NJ 07960

Attention: Vito Carnevale, General Counsel and Shefali Shah, Chief Administrative Officer

E-mail address: vcarnevale@avaya.com; sashah@avaya.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

37

Attention: Patrick J. Nash

E-mail address: patrick.nash@kirkland.com;

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua A. Sussberg; Aparna Yenamandra; Rachael M. Bentley

E-mail address: joshua.sussberg@kirkland.com; aparna.yenamandra@kirkland.com; rachael.bentley@kirkland.com

(c) if to a member of the PW Ad Hoc Group or to the PW Ad Hoc Group Advisors, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, NY 10019

Attention: Andrew N. Rosenberg; Brian Hermann; Brian Bolin; Joseph M. Graham; Douglas Keeton; Xu Pang

E-mail: arosenberg@paulweiss.com;

bhermann@paulweiss.com; bbolin@paulweiss.com; jgraham@paulweiss.com; dkeeton@paulweiss.com; xpang@paulweiss.com

(d) if to a member of the Akin Ad Hoc Group or to the Akin Ad Hoc Group Advisors, to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, NY 10036

Attention: Ira Dizengoff; Philip Dublin; Naomi Moss

E-mail address: idizengoff@akingump.com;

pdublin@akingump.com; nmoss@akingump.com

(e) if to the Secured Exchangeable Notes Advisors, to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Sidney P. Levinson; Emily MacKay

E-mail: slevinson@debevoise.com; efmackay@debevoise.com

(f) if to RingCentral or its advisors, to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

38

Attention: George A. Davis, Jason B. Gott

E-mail: George.davis@lw.com; jason.gott@lw.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and neither joint nor joint and several.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

39

15.18. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.19. Relationship Among Consenting Stakeholders and the Company Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several and neither joint nor joint and several. None of the Consenting Stakeholders shall have any fiduciary duty, any duty or trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholder, the Company Parties, or any of the Company Parties’ creditors or other stakeholders, including without limitation any holders of Company Claims/Interests, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Stakeholders. It is understood and agreed that any Consenting Stakeholder may trade in any equity securities, debt or debt securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities laws, any Confidentiality Agreement, and this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

15.20. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 4.04(e), 4.04(f), 7.01(h) (only to the extent provided in Section 13.06), 13.07, and Section 15 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

15.21. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14 or otherwise, including a written approval by the Company Parties, the Required Consenting Stakeholders, the Required DIP Lenders and the Requisite Commitment Parties, as applicable, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.22. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

40

15.23. Confidentiality and Publicity. Other than to the extent required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial, and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the principal amount or percentage of the Company Claims/Interests held by any Consenting Stakeholder or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer) or the signature page of such Consenting Stakeholder; provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Consenting Stakeholders collectively. Notwithstanding the foregoing, the Consenting Stakeholders hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the Definitive Documents to the extent required by law or regulation; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder, or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, to the extent permissible under applicable Law, they will redact any reference to or concerning a specific Consenting Stakeholder’s holdings of Company Claims/Interests (including before filing any pleading with the Bankruptcy Court) and such Consenting Stakeholder’s signature page and (ii) if disclosure of additional information of any Consenting Stakeholders is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Stakeholder (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder, or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to the PW Ad Hoc Group Advisors and the Akin Ad Hoc Group Advisors all (x) press releases, public filings, public announcements, or other communications with any news media, or material mass communications, other than in the ordinary course of business and unrelated to this Agreement or the Restructuring Transactions, with any customers, vendors, current or former employees, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof, and (y) communications outside the ordinary course of business relating in any way to collective bargaining agreements, contract negotiations, pension, or other postemployment benefit matters to current or former employees, retirees or their beneficiaries, PBGC, or any union, at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release and will use commercially reasonable, good faith efforts to incorporate any comments provided by the PW Ad Hoc Group Advisors and the Akin Ad Hoc Group Advisors. Nothing contained herein shall be deemed to waive, amend, or modify the terms of any Confidentiality Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature pages follow.]

41

Company Parties’ Signature Page to

the Restructuring Support Agreement

COMPANY PARTIES

By:	/s/ Eric Koza
Name: Eric Koza, Chief Restructuring Officer
Authorized Signatory

[Signature Page to Restructuring Support Agreement]

RingCentral, Inc.’s Signature Page to

the Restructuring Support Agreement

RINGCENTRAL, INC.

By:	/s/ Mo Katibeh

Name: Mo Katibeh

Authorized Signatory

[Signature Page to Restructuring Support Agreement]

[Consenting Stakeholder Signature Pages Released to Company]

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:

Prepetition ABL Loan Claims

B-1 Term Loan Claims

B-2 Term Loan Claims

B-3 Term Loan Claims

Legacy Notes Claims

Secured Exchangeable Notes Claims

HoldCo Convertible Notes Claims

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Company Parties

Avaya CALA Inc.

Avaya Cloud Inc.

Avaya EMEA LTD.

Avaya Federal Solutions, Inc.

Avaya Holdings Corp.

Avaya Holdings LLC

Avaya Inc.

Avaya Integrated Cabinet Solutions LLC

Avaya Management L.P.

Avaya Management Services Inc.

Avaya World Services Inc.

CAAS Technologies, LLC

CTIntegrations, LLC

HyperQuality, Inc.

HyperQuality II, LLC

Intellisist, Inc.

KnoahSoft, Inc.

Sierra Asia Pacific Inc.

Sierra Communication International LLC

Ubiquity Software Corporation

VPNet Technologies, Inc.

EXHIBIT B

Restructuring Term Sheet

Execution Version

AVAYA INC., ET AL.

RESTRUCTURING TERM SHEET1

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of the Restructuring Transactions and certain related transactions concerning the Company Parties agreed to by the Akin Ad Hoc Group and PW Ad Hoc Group (together, the “Ad Hoc Groups”) and the Company Parties. This Restructuring Term Sheet does not contain a complete list of all terms and conditions of the potential transactions described herein. Subject to the terms of the Restructuring Support Agreement to which this Restructuring Term Sheet is attached, the Restructuring Transactions will be consummated through the prepackaged plan of reorganization in the Chapter 11 Cases.

Without limiting the generality of the foregoing, this Restructuring Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and the Ad Hoc Groups or the Required Consenting Stakeholders, as applicable. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. Until publicly disclosed upon the prior written agreement of the Company Parties and the Ad Hoc Groups, this Restructuring Term Sheet shall remain strictly confidential and may not be shared with any other party or person (other than members of the Ad Hoc Groups that have signed confidentiality agreements with HoldCo) without the consent of the Ad Hoc Groups and the Company Parties.

The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transactions or any related restructuring or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any Restructuring Transactions or related transactions.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW.

Restructuring Transactions Overview

Restructuring Overview	The Restructuring Transactions will be consummated pursuant to the Definitive Documents through confirmation of a prepackaged or pre-negotiated chapter 11 plan filed contemporaneously herewith (the “Plan”) prior to and in cases to be commenced by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases”).

[1]	Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

The Restructuring Transactions will be subject to the Definitive Documents, the terms of the Restructuring Support Agreement (including the exhibits thereto), and the consent rights set forth therein.

In general, the Restructuring contemplates:

(a)   the incurrence of the DIP ABL Facility (as defined below), which may be converted into the Exit ABL Facility (as defined below) upon the Plan Effective Date and in accordance with the DIP ABL Facility Documentation;

(b)   Consenting Stakeholders that commit to do so (the “DIP Term Loan Lenders”)[2] shall provide priming super priority senior secured debtor in possession financing (the “DIP Term Loan Facility”) in the form of term loans in an aggregate principal amount of $500 million, which DIP Term Loan Facility shall be converted into the Exit Term Loans (as defined below) upon the occurrence of the Plan Effective Date;

(c)   the incurrence of the Exit ABL Facility, in accordance with the Exit ABL Facility Documentation;

(d)   the incurrence of the Exit Term Loans in the aggregate principal amount of $800 million, comprising (i) DIP-to-Exit Term Loans (as defined below), (ii) Takeback Term Loans (as defined below), (iii) Rights Offering Term Loans (as defined in the Rights Offering Term Sheet), and (iv) Backstop Term Loans (as defined in the Rights Offering Term Sheet), it being understood that the DIP-to-Exit Term Loans, Takeback Term Loans, Rights Offering Term Loans, and Backstop Term Loans are fungible loans under the Exit Term Loan Facility;

[2]	The allocation mechanism of DIP commitments is set forth in the DIP Term Sheet.

2

(e)   a debt rights offering (the “Rights Offering”) that will provide holders of First Lien Claims (other than the B-3 Escrow Claims) with rights to fund for cash their pro rata share of the Rights Offering Term Loans on the terms and conditions set forth in the Rights Offering Term Sheet attached hereto as Exhibit 1 (as such terms may be modified subject to the consent rights set forth in the Restructuring Support Agreement) to be backstopped by Consenting Stakeholders that commit to do so in accordance with the Backstop Agreement attached hereto as Exhibit 2;

(f)   in full and final satisfaction of each First Lien Claim (other than a B-3 Escrow Claim), each holder of a First Lien Claim shall receive its (i) Takeback Term Loan Recovery (as defined in the Plan), (ii) pro rata share of the New Equity Interests Recovery Pool[3], and (iii) the right to participate in the Rights Offering;

(g)   in full and final satisfaction of the B-3 Escrow Claims, if not previously repaid prior to the Plan Effective Date,[4] each B-3 Term Loan Lender shall receive its pro rata share of the Escrow Cash;

(h)   all general unsecured claims of the Debtors (“General Unsecured Claims”)[5] (other than General Unsecured Claims at HoldCo) will be reinstated, paid in full, or otherwise provided such treatment as to render them unimpaired;

(i) General Unsecured Claims at HoldCo will receive no recovery;

(j) in full and final satisfaction of each HoldCo Convertible Notes Claim (as defined below), each holder of a HoldCo Convertible Notes Claim shall receive no recovery;

(k)   agreement by Pension Benefit Guaranty Corporation (“PBGC”) to the terms of the 2023 PBGC Settlement (as defined below); and

[3]

“New Equity Interests Recovery Pool” means 100% of the equity interests in New Avaya (the “New Equity Interests”), subject to dilution on account of the Management Incentive Plan, the New RO Common Stock (as defined in the Rights Offering Term Sheet), the RO Backstop Shares (as defined in the Rights Offering Term Sheet), the Premium Shares (as defined in the Rights Offering Term Sheet) and the DIP Commitment Shares (as defined in the DIP Term Sheet). Any holder of a First Lien Claim can direct its distribution to be made to a designee of such holder.

[4]

All Holders of B-3 Escrow Claims will have their B-3 Escrow Claims satisfied as soon as reasonably practicable after execution of the Restructuring Support Agreement in accordance with the terms thereof and the Escrow Agreement; provided, that if the B-3 Escrow Claims are not satisfied pursuant to the Interim DIP Order, the Debtors shall seek, with the support of all Consenting Stakeholders, to have the B-3 Escrow Claims satisfied pursuant to the Final DIP Order.

[5]	General Unsecured Claims do not include any unsecured claims in respect of the HoldCo Convertible Notes.

3

(l) all Existing Avaya Equity Interests will be cancelled and no consideration shall be paid to holders of Existing Avaya Equity Interests in respect thereof.

The Restructuring Transactions will be supported by the holders of First Lien Claims party to the Restructuring Support Agreement (the “Consenting Stakeholders”) on the terms set forth therein.

The “Plan Effective Date” will be the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Restructuring Support Agreement and the Plan has been substantially consummated.

From and after the Plan Effective Date, the Debtors shall be referred to herein as the “Reorganized Debtors.”

Claims and Interests to be Addressed

Outstanding indebtedness of the Debtors and equity interests in HoldCo that will be restructured or otherwise addressed pursuant to the Restructuring Transactions include:

•   indebtedness currently outstanding in the principal amount of $56,444,894.61 (the “Prepetition ABL Loans” and the claims in respect thereof (including for any unpaid interest, fees, and expenses), the “Prepetition ABL Loan Claims”) under that certain ABL Credit Agreement, dated as of December 15, 2017, between HoldCo, as Holdings, and Avaya Inc., as parent borrower, the other borrowers party thereto, the lenders party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent, including all amendments, modifications, and supplements thereto (the “Prepetition ABL Facility”)

•   indebtedness under that certain loan agreement, dated as of December 15, 2017, between HoldCo, as Holdings, and Avaya Inc., as borrower, the lenders party thereto, and Goldman, as Administrative Agent and Collateral Agent, including all amendments, modifications, and supplements thereto (the “Prepetition Term Loan Credit Agreement”) comprising: (i) the Tranche B-1 Term Loans (as defined in the Prepetition Term Loan Credit Agreement) outstanding under the Prepetition Term Loan Credit Agreement in the principal amount of $800,000,000 (the “B-1 Term Loan” and the claims in respect thereof

4

(including for any unpaid interest, fees, and expenses which shall be treated as a valid, allowed First Lien Claim), the “B-1 Term Loan Claims”); (ii) the Tranche B-2 Term Loans (as defined in the Prepetition Term Loan Credit Agreement) outstanding under the Prepetition Term Loan Credit Agreement in the principal amount of $743,000,000 (the “B-2 Term Loan” and the claims in respect thereof (including for any unpaid interest, fees, and expenses which shall be treated as a valid, allowed First Lien Claim), the “B-2 Term Loan Claims” and, together with the B-1 Term Loan Claims, the “Legacy Term Loan Claims”); and (iii) the Tranche B-3 Term Loans (as defined in the Prepetition Term Loan Credit Agreement) incurred in accordance with Amendment No. 4 to the Prepetition Term Loan Credit Agreement in the principal amount of $350,000,000 (the “B-3 Term Loan” and the claims in respect thereof (including for any unpaid interest, fees, and expenses and make-whole premium (limited by the following proviso) which shall be treated as a valid, allowed First Lien Claim), the “B-3 Term Loan Claims” and, together with the Legacy Term Loan Claims, the “Term Loan Claims”); provided that the B-3 Term Loan Claims shall be split between (x) First Lien Claims in the allowed amount of the B-3 Term Loan actually funded, less the amount of the B-3 Escrow Claims, plus accretion on account of the B-3 Term Loan (including on account of the B-3 Escrow Claims) from the date of funding of the B-3 Term Loan to the Petition Date, plus 30% of the Tranche B-3 Special Premium (as defined in the Prepetition Term Loan Credit Agreement) that would otherwise be due in respect of the resulting First Lien Claim amount as of the Petition Date (the “B-3 Residual Claim[6] and (y) the B-3 Escrow Claims;

[6]	[NTD: For illustrative purposes, the B-3 Residual Claim amount is projected to equal approximately $112.4 million assuming a 2/13/23 Petition Date.]

5

•   first lien notes under the indenture, dated as of September 25, 2020, between Avaya Inc., as issuer, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent, including all amendments, modifications, and supplements thereto (the “Legacy Notes Indenture”) in the principal amount of $1,000,000,000 (the “Legacy Notes” and, the claims in respect thereof (including for any unpaid interest, fees, expenses, and the Applicable Premium (as defined in the Legacy Notes Indenture) which shall be treated as a valid, allowed First Lien Claim), the “Legacy Notes Claims”);[7]

•   secured exchangeable notes under the indenture, dated as of July 12, 2022, between Avaya Inc., as issuer, and Wilmington Trust, National Association, as Trustee, Exchange Agent and Notes Collateral Agent, including all amendments, modifications, and supplements thereto (the “Secured Exchangeable Notes Indenture”) in the principal amount of $250,000,000 (the “Secured Exchangeable Notes” and, the claims in respect thereof (including for any unpaid interest, fees, expenses and the Notes Special Premium (as defined in the Secured Exchangeable Notes Indenture) which shall be treated as a valid, allowed First Lien Claim), the “Secured Exchangeable Notes Claims”[8] and, together with the Term Loan Claims and the Legacy Notes Claims, the “First Lien Claims”);

•   notes under the indenture, dated as of June 11, 2018, between HoldCo, as issuer and the Bank of New York Mellon Trust Company, N.A., as trustee, including all amendments, modifications, and supplements thereto in the outstanding principal amount of $220,606,000 (as currently outstanding, the “HoldCo Convertible Notes” and the claims in respect thereof, the “HoldCo Convertible Notes Claims”);

•   all General Unsecured Claims; and

[7]	[NTD: For illustrative purposes, the Legacy Notes Claim amount is projected to equal approximately $1,059.8 million assuming a 2/13/23 Petition Date.]
[8]	[NTD: For illustrative purposes, the Secured Exchangeable Notes Claim amount is projected to equal approximately $280.7 million assuming a 2/13/23 Petition Date.]

6

• all Existing Avaya Equity Interests (as defined below).

DIP ABL Facility; DIP ABL LC Sub-Facility; Exit ABL Facility; Termination of Prepetition ABL Facility

The Debtors will use commercially reasonable efforts to obtain, on the best available terms, a superpriority secured first lien asset based debtor in possession asset based lending facility in an aggregate principal amount of up to $128.125 million (the “DIP ABL Loans,” and such facility, the “DIP ABL Facility”), which, if obtained, shall be approved by the Bankruptcy Court, with an option for the Debtors to convert such facility into an exit first lien asset based lending facility upon the Plan Effective Date (the “Exit ABL Loans,” and such facility, the “Exit ABL Facility”) on terms acceptable to the Company Parties and the Required Consenting Stakeholders. The DIP ABL Facility, if obtained, shall include a letter of credit sub-facility in an aggregate principal amount of up to $100 million (the “DIP ABL LC Sub Facility”).

If the DIP ABL Facility is not obtained by entry of the Interim DIP Order, then upon entry of the Interim DIP Order, (i) all outstanding letters of credit under the Prepetition ABL Facility will be cash collateralized with the proceeds of the DIP Term Loan Facility, (ii) all outstanding Prepetition ABL Loan Claims shall be indefeasibly repaid in cash by the Debtors using the proceeds of the DIP Term Loans, and (iii) the Prepetition ABL Facility shall be terminated.

The Debtors shall use best efforts to obtain the Exit ABL Facility prior to the Plan Effective Date pursuant to the Exit ABL Facility Documentation.

The obligations under the DIP ABL Facility are referred to herein as the “DIP ABL Facility Claims.”

DIP Term Loan Facility

The DIP Term Loan Lenders shall provide multiple draw term loans in an aggregate principal amount of $500 million (the “DIP Term Loans”) of which (i) up to $400 million (the “Initial DIP Term Loans”) shall be available in one draw upon entry of the interim order approving the DIP Term Loan Facility (the “Interim DIP Order”) and (ii) the remaining undrawn portion shall be available in one draw upon entry of the final order approving the DIP Term Loan Facility (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), each in accordance with the terms and conditions set forth in the DIP Commitment Letter and the term sheet attached thereto (the “DIP Term Sheet”), also attached hereto as Exhibit 3.

The obligations under the DIP Term Loan Facility are referred to herein as the “DIP Term Loan Facility Claims.”

7

Exit Term Loan Facility

On the Plan Effective Date, the Reorganized Debtors shall incur a secured term loan facility in the aggregate principal amount of $800 million (the “Exit Term Loan Facility,” and the loans thereunder, the “Exit Term Loans”).

The Exit Term Loan Facility shall consist of:

•   $500 principal amount of DIP Term Loans converted on a dollar-for-dollar basis into Exit Term Loans on the terms and conditions set forth in the DIP Term Sheet (as such terms may be modified subject to the consent rights set forth in the Restructuring Support Agreement) (the “DIP-to-Exit Term Loans”);

•   term loans issued to the holders of First Lien Claims (other than B-3 Escrow Claims) (the “Takeback Term Loans”), subject to reduction on account of the Rights Offering Term Loans and Backstop Term Loans;

•   Rights Offering Term Loans; and

•   Backstop Term Loans.

The DIP-to-Exit Term Loans, Takeback Term Loans, Rights Offering Term Loans, and Backstop Term Loans shall be fungible loans under the Exit Term Loan Facility.

The material terms of the Exit Term Loan Facility are set forth in the Exit Term Loan Term Sheet attached hereto as Exhibit 4.

Rights Offering

The Plan will provide for the Rights Offering on the terms and conditions set forth in the Rights Offering Term Sheet.

On the Plan Effective Date, each holder of a First Lien Claim that is a Participant (as defined in the Rights Offering Term Sheet) and/or an Investor (as defined in the Rights Offering Term Sheet) or an entity designated by any of the foregoing shall receive, in accordance with the terms of the Rights Offering Term Sheet, its applicable share of (i) (x) the Rights Offering Term Loans, (y) the Backstop Term Loans, and/or (z) the Takeback Term Loans (subject to reduction pursuant to the terms of the Rights Offering Term Sheet) and (ii) (x) the New RO Common Stock and/or (y) the RO Backstop Shares and/or (z) the Premium Shares.

Treatment of Claims or Equity Interests

Each holder of an allowed Claim or Equity Interest, as applicable, shall receive the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Equity Interest.

DIP ABL Facility Claims	As set forth in the Plan.

8

DIP Term Loan Facility Claims	As set forth in the Plan.

Administrative, Priority and Priority Tax Claims	As set forth in the Plan.

Other Secured Claims[9]	As set forth in the Plan.

First Lien Claims	As set forth in the Plan.

B-3 Escrow Claims	As set forth in the Plan.

General Unsecured Claims at all Debtors other than HoldCo	As set forth in the Plan.

General Unsecured Claims at HoldCo	As set forth in the Plan.

HoldCo Convertible Notes Claims	As set forth in the Plan.

2017 PBGC Settlement Claims	On the Plan Effective Date, the 2017 PBGC Settlement[10] shall be rejected pursuant to the terms of the 2023 PBGC Settlement, and PBGC shall receive no recovery on account thereof (including, for the avoidance of doubt, with respect to any Excess Contribution (as defined in the 2017 PBGC Settlement)).

Section 510 Claims[11]	As set forth in the Plan.

Existing Avaya Equity Interests	As set forth in the Plan.

Intercompany Claims/Interests	As set forth in the Plan.

[9]	“Other Secured Claim” has the meaning set forth in the Plan.
[10]	“2017 PBGC Settlement” means that certain First Amended Stipulation and Settlement between certain Company Parties and PBGC dated October 23, 2017.
[11]	“Section 510 Claims” has the meaning set forth in the Plan.

9

Other Terms

Restructuring Expenses	The Debtors shall pay all reasonable and documented fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, Glenn Agre Bergman & Fuentes LLP, FTI Consulting, Inc., any local counsel, and any other professionals and/or consultants for the PW Ad Hoc Group; (ii) Akin Gump Strauss Hauer & Feld LLP, Alvarez and Marsal LLC, Centerview Partners LP and any local counsel, and any other professionals and/or consultants for the Akin Ad Hoc Group; (iii) a board search firm to be co-selected by both the PW Ad Hoc Group and the Akin Ad Hoc Group; and (iv) Debevoise & Plimpton LLP and one local bankruptcy counsel (if necessary). For the avoidance of doubt the obligation to make current payment of such fees and expenses, in addition to being included in the Restructuring Support Agreement, shall be included in the DIP Orders and the Plan shall provide that any fees and expenses of the foregoing advisors that are unpaid as of the Plan Effective Date shall be paid on the Plan Effective Date.

Amended RingCentral Contracts

The applicable Company Parties shall have entered into the amended contracts (the “Amended RingCentral Contracts”) with RingCentral, Inc. and/or any of its affiliates (“RingCentral”) prior to, or contemporaneously with, the execution of the Restructuring Support Agreement, which Amended RingCentral Contracts are on terms and conditions acceptable to the Required Consenting Stakeholders.

As of the Plan Effective Date, the Amended RingCentral Contracts shall be assumed by the Debtors pursuant to the Plan or a separate order of the Bankruptcy Court.

Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

Pension/OPEB

The Company Parties have entered into that certain settlement agreement with PBGC (the “2023 PBGC Settlement”).

The Company Parties shall not, other than in the ordinary course of business, make any written communication relating in any way to collective bargaining agreements, contract negotiations, pensions, or other postemployment benefit matters to current or former employees, retirees or their beneficiaries, PBGC, or any union that has not been submitted two (2) Business Days in advance to the PW Ad Hoc Group and the Akin Ad Hoc Group, it being acknowledged and agreed that any communication about the assumption, rejection, termination, amendment, modification, or other similar action with respect to any of the foregoing shall not be considered a communication in the ordinary course of business. To the extent collective bargaining agreement negotiations between the Company Parties and any union occurs prior to or during the pendency of the Chapter 11 Cases, the Company Parties shall confer in advance with the PW Ad Hoc Group and the Akin Ad Hoc Group regarding all such negotiations.

10

Tax Structure	The terms of the Restructuring Transactions will be structured to maximize tax efficiencies for each of the Debtors and the Consenting Stakeholders, as agreed to by the Debtors and the Required Consenting Stakeholders and in accordance with the Plan and the Plan Supplement.

Management Incentive Plan	As set forth in the Plan.[12]

Preserved Claims	As set forth in the Plan.

Releases by the Debtors	As set forth in the Plan.

Releases by Third Parties	As set forth in the Plan.

Exculpation	As set forth in the Plan.

Conditions Precedent to Plan Effective Date	As set forth in the Plan.

Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents, which shall be in form and substance subject to the consent rights set forth herein and in the Restructuring Support Agreement.

Organizational Documents and Governance	The Governance Documents and any other documentation evidencing the corporate governance for any Company Party and any direct or indirect subsidiary thereof, including charters, bylaws, limited liability company agreements, shareholder agreements (including minority shareholder protections), and/or other organizational documents of such entities will be consistent with the Governance Term Sheet attached hereto as Exhibit 5. For the avoidance of doubt, the Governance Documents shall contain customary termination provisions upon a public listing of the New Equity Interests on a major national securities exchange.

Delisting and Deregistration; Private Company	HoldCo shall take all necessary or advisable steps to delist its common stock from the New York Stock Exchange (the “NYSE”) and to deregister under the Exchange Act as promptly as practicable and no later than the Plan Effective Date, as further set forth in the Governance Term Sheet. The Reorganized Debtors shall remain as a private company.

[12]

For the avoidance of doubt, the Restructuring Transactions will not constitute a “change in control” under any compensation benefit plan or program or executive arrangement and the Definitive Documents will reflect the same.

11

Board of Directors of New Avaya	The board of directors of New Avaya shall be established consistent with the terms set forth in the Governance Term Sheet.

Milestones

The Restructuring Transactions through the Plan shall be effectuated in accordance with the following deadlines (the “Milestones and each Milestone listed in sub-section (h), (i), and (k) below, a “Consummation Milestone”):

(a)   The Petition Date shall occur no later than February 14, 2023.

(b)   The Escrow Payment shall occur no later than the date when the Interim DIP Order is entered by the Bankruptcy Court; provided that, this milestone can only be extended or waived by the Required PW Ad Hoc Group Members without the need to obtain the consent of the other Required Consenting Stakeholders) (this milestone, the “Escrow Payment Milestone”); provided, further, that the failure to satisfy this milestone shall not give rise to a termination right under the Restructuring Support Agreement, unless the Bankruptcy Court does not authorize the Escrow Payment pursuant to the Final DIP Order (unless previously authorized by the Bankruptcy Court under the Interim DIP Order or otherwise authorized by the Bankruptcy Court prior to or contemporaneously with entry of the Final DIP Order).

(c)   The Rights Offering shall have been commenced by no later than ten (10) days after the Petition Date.

(d)   The Plan and related disclosure statement (the “Disclosure Statement”) shall have been filed no later than one (1) day after the Petition Date.

(e)   The Interim DIP Order shall have been entered by no later than three (3) days after the Petition Date.

(f)   The order provisionally approving the adequacy of the Disclosure Statement, in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders, shall have been entered no later than three (3) days after the Petition Date.

(g)   The Final DIP Order shall have been entered by no later than 45 days after the Petition Date, and the Escrow Payment, if not already made, shall have been made in accordance with the Final DIP Order; provided that this milestone can only be extended or waived by the Required PW Ad Hoc Group Members, without the need to obtain the consent of the other Required Consenting Stakeholders).

12

(h)   The order approving the adequacy of the Disclosure Statement on a final basis, in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders, shall have been entered no later than sixty (60) days after the Petition Date.

(i) The order confirming the Plan (the “Confirmation Order”), in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders, shall have been entered by no later than sixty (60) days after the Petition Date.

(j) The 2023 PBGC Settlement shall have been approved by the Bankruptcy Court no later than confirmation of the Plan.

(k)   The substantial consummation of the Plan shall have occurred no later than ninety (90) days after the Petition Date.

(l) The Outside Date shall be one-eighty (180) days after the Petition Date.

13

Exhibit 1

Rights Offering Term Sheet

Execution Version

AVAYA INC., ET AL.

RIGHTS OFFERING TERM SHEET

This term sheet (the “Rights Offering Term Sheet”)1 sets forth the principal terms of a proposed issuance of term loans of New Avaya in connection with the Debtors’ emergence from chapter 11 in accordance with the terms of the Plan. This Rights Offering Term Sheet does not contain a complete list of all terms and conditions of the potential transactions described herein.

Without limiting the generality of the foregoing, this Rights Offering Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and the Required Consenting Stakeholders, as applicable. This Rights Offering Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Rights Offering Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. Until publicly disclosed upon the prior written agreement of the Company Parties and the Ad Hoc Groups, this Rights Offering Term Sheet shall remain strictly confidential and may not be shared with any other party or person (other than members of the Ad Hoc Groups that have signed confidentiality agreements with HoldCo) without the consent of the Ad Hoc Groups and the Company Parties.

THIS RIGHTS OFFERING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW.

Rights Offering

Rights Offering

Each holder of a First Lien Claim (exclusive of the B-3 Escrow Claims) (collectively, the “Eligible Offerees”) will be offered rights (the “Rights”) to participate in a $150.0 million (the “Rights Offering Amount”) rights offering (the “Rights Offering”) for Exit Term Loans (such Exit Term Loans offered in the Rights Offering, the “Rights Offering Term Loans”), in an amount equal to such holder’s Pro Rata Share[2] of the Rights Offering Amount. The Rights Offering Term Loans will be funded at par (i.e., no original issue discount).

Each Eligible Offeree may exercise either all or none of its Rights. Each Eligible Offeree that exercises its Rights (collectively, the “Participants”) shall be committed to participate for its full amount of exercised Rights in the Rights Offering, and to fund Rights Offering Term Loans as set forth in this Rights Offering Term Sheet.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet and the Restructuring Support Agreement, as applicable.
[2]

As used in this Rights Offering Term Sheet, “Pro Rata Share” shall mean a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by such Eligible Offeree(s) and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims).

The Rights may be exercised only for cash.

The procedures for the Rights Offering shall be determined by the Debtors and the Required Consenting Stakeholders in accordance with the Restructuring Support Agreement.

New RO Common Stock	Each Participant will also receive, in connection with funding its Rights Offering Term Loans, on the Plan Effective Date, its Pro Rata Share of a number of New Equity Interests (the “New RO Common Stock”) equal to the number of New Equity Interests that would have been issued if the Rights Offering were an offering of New Equity Interests in an amount equal to the Rights Offering Amount at a 37.5% discount to an implied equity value of $538.8125 million after giving effect to the Rights Offering.[3]

Use of Proceeds	Proceeds of the Rights Offering shall be used by the Reorganized Debtors for working capital and general corporate purposes.

Transferability of Rights

The Rights shall not be transferable, assignable, or detachable other than in connection with the transfer of the corresponding First Lien Claims. Each holder of First Lien Claims shall not transfer or assign such First Lien Claims unless such holder transfers or assigns with such First Lien Claims the right to receive the proceeds of the exercise of the corresponding Rights in the Rights Offering, subject to compliance with the Rights Offering Procedures and applicable securities laws (and, if such holder is an Investor, the terms of the Backstop Agreement (as defined below)). After a Right has been exercised by submitting an election form, the underlying First Lien Claim will cease to be transferrable.

Notwithstanding the above, holders of First Lien Claims shall be permitted to designate affiliates (which do not need to be holders of First Lien Claims) to participate in the Rights Offering and/or to receive the New RO Common Stock without the need to transfer any First Lien Claims to such affiliate.

Oversubscription Privilege	No Eligible Offeree shall have any oversubscription privilege with respect to its Rights.

[3]

For example, a holder of 1% of the First Lien Claims (exclusive of the B-3 Escrow Claims) that exercises its Rights to fund $1.5 million principal amount of Rights Offering Term Loans will receive New RO Common Stock with an implied equity value equal to $2.4 million based on the following formula: $2.4 million = 1% [Pro Rata Share] * (150,000,000 [Rights Offering Amount] * (1 / (1—0.375) [37.5% discount to implied equity value])).

2

Backstop[4]

Investors	“Investors” means the entities that will backstop the Rights Offering and are party to the Backstop Agreement. Each Investor must be either (A) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (B) a non-U.S. person as defined under Regulation S under the Securities Act, or (C) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act.

Backstop Commitment

Each member of an Ad Hoc Group that becomes party to the Restructuring Support Agreement by February 14, 2023 will have the option to be an Investor. The Investors will, pursuant to a backstop agreement to be entered into between the Debtors and the Investors (the “Backstop Agreement”), backstop the Rights Offering by committing in the respective principal amounts set forth on Schedule I to the Backstop Agreement (the “Backstop Commitment”) to fund in connection with the Rights Offering either Rights Offering Term Loans or additional Exit Term Loans not subscribed for in the Rights Offering (the “Backstop Term Loans”). Each Investor funding Backstop Term Loans will also receive additional New Equity Interests (the “RO Backstop Shares”) in an amount equivalent to the amount of New RO Common Stock that would have been received by a Participant that funded Rights Offering Term Loans in the Rights Offering in an amount equivalent to such amount of Backstop Term Loans actually funded by such Investor (as set forth in the row labeled “New RO Common Stock” above).

The members of the PW Ad Hoc Group shall be entitled to provide Backstop Commitments for 42% of the Rights Offering Amount and may allocate such Backstop Commitments by any method agreed among the members of the PW Ad Hoc Group. The members of the Akin Ad Hoc Group shall be entitled to provide Backstop Commitments for the remaining portion of the Rights Offering Amount, with each such member other than the Arrangers having the right to provide Backstop Commitments based on a numerator equal to the applicable member’s First Lien Claims (exclusive of B-3 Escrow Claims) as of January 23, 2023 and a denominator equal to the total amount of First Lien Claims (exclusive of B-3 Escrow Claims); provided that the Arrangers shall provide Backstop Commitments for the amounts in excess of the foregoing not otherwise backstopped by the PW Ad Hoc Group. For the avoidance of doubt, the aggregate amount of Backstop Commitment of the Investors under the Backstop Agreement shall be equal to the Rights Offering Amount. The Backstop Agreement shall contain the terms and conditions set forth in this Rights Offering Term Sheet and other terms and conditions, including representations, warranties, conditions, covenants, expense reimbursement and indemnification that are customary for transactions of this type, in each case, acceptable to the Investors.

Backstop Premium	The “Backstop Premium” means, as consideration for the Investors providing the Backstop Commitments, a non-refundable aggregate premium deemed to be fully earned by the Investors upon execution of the Backstop Agreement, which shall (i) in the event of a Closing (as defined in the Backstop Agreement), be payable on the Plan Effective Date in additional New Equity Interests equal to 12.5% of the Rights Offering Amount at a 37.5% discount to an implied equity value of $538.8125 million after giving effect to the Rights Offering (the “Premium Shares”) or (ii) in the event the Backstop Agreement is terminated (other than due to the occurrence of certain termination events specifically

[4]

This “Backstop” section is included in this Rights Offering Term Sheet for clarity and illustrative purpose only, and all provisions contained herein shall be superseded by the terms and conditions of the Backstop Agreement.

3

excluded in the Backstop Agreement), be payable in cash (as opposed to Premium Shares) as an administrative claim pari passu in priority with claims arising under section 507(b) of the Bankruptcy Code on the date the Backstop Agreement is terminated, each on the terms set forth in the Backstop Agreement; it being understood that any Investor that materially breaches the Backstop Agreement as set forth in the Backstop Agreement shall not be entitled to its share (and such Investor’s affiliates also shall not be entitled to their shares) of the Backstop Premium under any circumstances. The Backstop Premium shall be allocated pro rata among the Investors based on the relative amounts of their respective portions of the Backstop Commitments.[5]

Transferability of Backstop Commitments

The Investors’ respective Backstop Commitments under the Backstop Agreement shall, to the extent set forth the Backstop Agreement, not be transferrable, assignable, or detachable other than in connection with the transfer of the corresponding First Lien Claims and Rights. In addition, subject to the Backstop Agreement, any such Backstop Commitments, together with the corresponding First Lien Claims and Rights, may only be transferred (i) from any Investor to any of its affiliates, or (ii) from one Investor to another Investor or to another Investor’s affiliates.

In addition, Investors may designate affiliates (which do not need to be holders of First Lien Claims) to receive RO Backstop Shares and Premium Shares without the need to transfer any First Lien Claims or Backstop Commitments to such affiliates.

Several Obligations	The Investors’ respective Backstop Commitments and obligations under the Backstop Agreement shall be several obligations and neither joint nor joint and several obligations and, unless otherwise expressly agreed in writing by an Investor, no Investor shall have any liability for any obligation of another Investor.

Conditions Precedent	The obligations of the Investors to exercise Rights and fund Backstop Term Loans will be conditioned upon satisfaction of customary terms and conditions as set forth in the Backstop Agreement.

Termination of Backstop Commitment	The commitments of the Investors to exercise Rights and fund Backstop Term Loans in accordance with the Backstop Agreement shall terminate and all of the obligations of the Debtors (other than the obligations of the Debtors to (i) pay the Backstop Premium in cash (as described above) and expenses and (ii) satisfy their indemnification obligations, in each case, as set forth in the Backstop Agreement) shall be of no further force or effect, upon the termination events set forth in the Backstop Agreement.

[5]

For example, if an Investor provides Backstop Commitments for $30 million (20% of the Rights Offering Amount), the Investor will receive Premium Shares with an implied equity value equal to $6.0 million based on the following formula: $6.0 million = 20% * 12.5% [backstop premium percentage] * (150,000,000 [Rights Offering Amount] * (1 / (1 - 0.375)) [37.5% discount to implied equity value]).

4

Registration Rights / Exemption from Registration

The Investors shall be granted certain registration rights as set forth in the Governance Term Sheet.

Except as provided in the next paragraph, the New Equity Interests issued pursuant to the Plan (including New RO Common Stock but excluding RO Backstop Shares and Premium Shares) shall be exempt from the registration requirements of the securities laws as a result of section 1145 of the Bankruptcy Code to the maximum extent available by law or, if section 1145 is not available, then otherwise exempt from registration under the Securities Act and any other applicable securities laws.

The RO Backstop Shares and Premium Shares issued pursuant to the Plan shall be exempt from registration requirements of the securities laws pursuant to Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption.

5

Exhibit 2

Backstop Agreement

[See Exhibit 10.2 to this Current Report on Form 8-K]

Exhibit 3

DIP Term Sheet

$500,000,000 Senior Secured Debtor In Possession Term Loan Facility

Summary of Terms and Conditions1

Borrower:	Avaya Inc., a Delaware corporation (the “Company” or the “Borrower”), as a debtor and debtor in possession in a case (the “Company’s Case”) under title 11 of the United States Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrower under the DIP Term Loan Facility (as defined herein) (the “Borrower Obligations”) will be guaranteed by Avaya Holdings Corp., a Delaware corporation (“Holdings”), and the Company’s subsidiaries identified on Exhibit 1 attached hereto (collectively, the “Subsidiary Guarantors,” and together with Holdings, the “Guarantors”; the obligations of the Guarantors under the DIP Term Loan Facility and the Borrower Obligations, collectively, the “DIP Term Loan Obligations”), each of which will be a debtor and a debtor in possession in cases under chapter 11 of the Bankruptcy Code (collectively, the “Guarantors’ Cases,” and together with the Company’s Case, collectively, the “Chapter 11 Cases”), filed contemporaneously and jointly administered with the Company’s Case. For the avoidance of doubt, Sierra Communication International LLC (“Sierra Communications”) shall be a Debtor and a Guarantor under the DIP Term Loan Facility.

The Borrower and the Guarantors are referred to herein as “Loan Parties” or “Debtors” and each, a “Loan Party” or a “Debtor.”

The date of commencement of the first filed Chapter 11 Case is referred to herein as the “Petition Date.”

DIP Term Loan Lenders:	Members of the Akin Ad Hoc Group (as defined in the Restructuring Support Agreement) and members of the PW Ad Hoc Group (as defined in the Restructuring Support Agreement) (such members, collectively, the “DIP Commitment Parties” and the lenders party to the DIP Term Loan Facility from time to time, the “DIP Term Loan Lenders”) will commit to fund 100% of the commitments under the DIP Term Loan Facility pursuant to the DIP Commitment Letter (as defined in the Restructuring Support Agreement).[2]

[1]	Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement (as defined herein) to which this Term Sheet is attached.
[2]

Each member of the PW Ad Hoc Group and each member of the Akin Ad Hoc Group that is party to the Restructuring Support Agreement by one (1) day before the Petition Date will have the opportunity to be a DIP Commitment Party with the amount of each such member’s commitment determined based on (i) each such member that agrees to be a DIP Commitment Party’s total First Lien Claims (as defined in the Restructuring Term Sheet) divided by (ii) the aggregate amount of the First Lien Claims held by all such members that agree to be DIP Commitment Parties, with such First Lien Claims including, for the avoidance of doubt, the B-3 Residual Claim (as defined in the Restructuring Term Sheet); provided, that 50% of the B-3 Escrow Claims shall be included in such calculation of the First Lien Claims for purposes of determining the initial commitments under the DIP Commitment Letter solely if the B-3 Escrow Claims have not been repaid prior to the Petition Date; provided, further, that if the B-3 Escrow Claims are repaid prior to the entry of, or will be repaid pursuant to the terms of, the Final DIP Order (as defined herein), then the commitments (and related fees) previously allocated on account of the B-3 Escrow Claims shall be reallocated pro rata among the DIP Commitments Parties on account of all of such DIP Commitment Parties’ non-B-3 Escrow Claim First Lien Claims.

Certain Prepetition Debt Facilities and Instruments:

The following financing arrangements are referred to herein as the “Prepetition Facilities” (it being understood that the following financing arrangements will represent all of the Loan Parties’ material secured funded debt obligations as of the Petition Date):

Prepetition ABL Facility: Senior secured asset-based revolving credit facility (the “Prepetition ABL Facility”) made available to the Company pursuant to that certain ABL Credit Agreement, dated as of December 15, 2017, among the Company, Holdings, certain other borrowers party thereto (together with the Company, the “Prepetition ABL Borrowers”), Citibank, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Prepetition ABL Agent”), the other parties thereto, and each lender from time to time party thereto (the “Prepetition ABL Lenders,” and together with the Prepetition ABL Agent, the “Prepetition ABL Secured Parties”) (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Prepetition ABL Credit Agreement”).

Prepetition Term Loan Facility: Senior secured term loan credit facility (the “Prepetition Term Loan Facility”) made available to the Company pursuant to that certain Term Loan Credit Agreement, dated as of December 15, 2017, among the Company, Holdings, certain guarantors party thereto, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent (in such capacities, the “Prepetition Term Agent”), the other parties thereto, and each lender from time to time party thereto (the “Prepetition Term Lenders,” and together with the Prepetition Term Agent, the “Prepetition Term Secured Parties”) (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”). The Tranche B-3 Term Loan under the Prepetition Term Loan Credit Agreement is hereinafter referred to as the “Prepetition Tranche B-3 Term Loan” and lenders of the Prepetition Tranche B-3 Term Loan are hereinafter referred to as the “Prepetition B-3 Lenders.”

Prepetition First Lien 6.125% Notes: The 6.125% senior secured first lien notes issued pursuant to that certain Indenture, dated as of September 25, 2020 (the “Prepetition First Lien Notes”), by and among the Company, the guarantors party thereto, and Wilmington Trust, National Association, as Trustee and as Notes Collateral Agent (the “Prepetition First Lien Notes Agent”).

Prepetition Exchangeable Notes: The 8.00% senior secured first lien notes issued pursuant to that certain Indenture, dated as of July 12, 2022 (the “Prepetition Exchangeable Notes,” and together with the Prepetition First Lien Notes and the Prepetition Term Loan Facility, the “Prepetition First Lien Debt”), by and among the Company, the guarantors party thereto, and Wilmington Trust, National Association as Trustee, Exchange Agent, and Notes Collateral Agent (the “Prepetition Exchangeable Notes Agent,” and together with the Prepetition Term Agent and the Prepetition First Lien Notes Agent, each a “Prepetition First Lien Agent,” and collectively, the “Prepetition First Lien Agents”).

DIP Term Loan Agent:	Wilmington Savings Fund Society, FSB, shall act as administrative agent and collateral agent with respect to the DIP Term Loan Facility (in such capacity, the “DIP Term Loan Agent”).

DIP Term Loan Facility:

A priming superpriority senior secured debtor in possession facility in the form of term loans in an aggregate principal amount of up to $500 million (the “DIP Term Loans,” and such facility, the “DIP Term Loan Facility”) to be made available to the Company in two (2) draws as follows: (i) up to $400,000,000 in one draw will be available on or after the Closing Date upon satisfaction of the conditions set forth in the DIP Term Loan Documents (as defined herein) and the entry of the Interim DIP Order (as defined herein) (the “Initial Draw”); and (ii) the remaining undrawn portion, in one draw, shall be available following entry of the Final DIP Order (the “Subsequent Draw”).

All proceeds of the DIP Term Loans under the DIP Term Loan Facility, after giving effect to the Prepetition ABL Payoff and the funding of the Foreign Reserve Account shall be deposited or credited into a segregated account of the Borrower which shall, at the request of the Required DIP Term Loan Lenders, be subject to a control agreement in favor of the DIP Term Loan Agent (the “DIP Term Loan Proceeds Account”) and invested at all times in cash and Cash Equivalents (to be defined in the DIP Term Loan Documents). All withdrawals from the DIP Term Loan Proceeds Account shall be used solely for the permitted purposes described under the section entitled “Purpose” below (including withdrawal of proceeds out of the DIP Term Loan Proceeds Account in anticipation of upcoming payment obligations due within 10 business days after such withdrawal to another operating account of a Debtor, as determined by the Borrower in good faith) or to make payments in respect of the DIP Term Loan Facility. Under no circumstances may any cash, funds, securities, financial assets or other property held in or credited to the DIP Term Loan Proceeds Account or the proceeds thereof held therein or credited thereto be used for any purpose not permitted under the DIP Orders (as defined herein). The Borrower shall not deposit any amounts in the DIP Term Loan Proceeds Account other than the proceeds of the DIP Term Loans as described herein and the proceeds of any investments held in or credited to such account. The Borrower shall provide accounting of the DIP Term Loan Proceeds Account and proceeds thereof upon reasonable request by the DIP Term Loan Lenders pursuant to terms to be agreed.

Prepetition ABL Facility and DIP ABL Facility:	Upon entry of the Interim DIP Order, (i) all Obligations under the Prepetition ABL Facility outstanding as of the date thereof shall be indefeasibly paid in full in cash from proceeds of the DIP Term Loan Facility, including interest and fees through the date of repayment (at the non-default contract rate), (ii) all L/C Obligations in respect of Letters of Credit shall be backstopped or otherwise cash collateralized using DIP Term Loan proceeds and (iii) all Obligations in respect of outstanding Secured Cash Management Agreements and Secured Hedging Agreement shall be backstopped or otherwise cash collateralized using DIP Term Loan proceeds, in each case, pursuant to the Interim DIP Order. All Revolving Credit Commitments under the Prepetition ABL Facility shall be terminated and the security interest over any or all assets of the Credit Parties in connection with the Prepetition ABL Facility shall be released or resolved in a manner reasonably satisfactory to the Required DIP Commitment Parties (it being understood that all capitalized terms used in this section but not defined in this section shall have the meanings set forth in the Prepetition ABL Credit Agreement), subject to entry of the Interim DIP Order (the transactions described above, the “Prepetition ABL Payoff”).

The DIP Term Loan Documents shall permit the Debtors to incur a senior secured postpetition revolving facility on a superiority basis in form and substance reasonably acceptable to the Required DIP Commitment Parties (as defined herein), it being understood and agreed that the terms set forth in the DIP ABL term sheet last delivered to the DIP Commitment Parties prior to execution of the Restructuring Support Agreement shall be deemed to be acceptable to the DIP Commitment Parties (the “DIP ABL Facility,” and the agent thereunder, the “DIP ABL Agent”). Upon entry of definitive documentation in respect of the DIP ABL Facility (the “DIP ABL Loan Documents”), all obligations backstopped or otherwise cash collateralized using DIP Term Loan proceeds described above (other than any Letters of Credit not issued by a lender under the DIP ABL Facility) shall be deemed to be issued under, and/or secured by the applicable DIP ABL Loan Documents and all previously encumbered DIP Term Loan proceeds in respect thereof shall be deposited into the DIP Term Loan Proceeds Account. The DIP ABL Facility and the DIP Term Loan Facility shall be subject to a customary intercreditor agreement governing matters including credit bid, exercise of remedies and application of proceeds of the DIP Collateral.

DIP-to-Exit Term Loan Facility:	So long as the Restructuring Support Agreement is in full force and effect, upon the substantial consummation of the Plan, the outstanding principal balance of the DIP Term Loans shall automatically convert into term loans, as applicable, under an exit term loan facility (the “Exit Term Loan Facility”) which shall be subject to, (i) definitive documentation on the terms set forth on the Exit Term Loan Term Sheet attached as Annex 3 to the Restructuring Term Sheet and such other terms to be agreed by the Borrower and the Required DIP Term Loan Lenders consistent with the consent rights set forth in the Restructuring Support Agreement, (ii) the Plan being in form and substance consistent in all material respects to the terms set forth in the Restructuring Support Agreement, (iii) the consummation of such Plan and (iv) other customary conditions for similar exit financings satisfactory to the Required DIP Term Loan Lenders. All interest, premiums, fees and other amounts due and payable (other than principal, and other than the Put Option Premium, which shall be paid as set forth in Annex A) shall be paid in cash upon such conversion.

DIP Orders:

“Interim DIP Order” means an order of the Bankruptcy Court approving the DIP Term Loan Facility on an interim basis, which shall be consistent with the Form Interim DIP Order (as defined below) and this Term Sheet and otherwise acceptable to the Borrower and the Required DIP Commitment Parties.

“Final DIP Order” means an order of the Bankruptcy Court approving the DIP Term Loan Facility (and, to the extent incurred, the DIP ABL Facility) on a final basis, which shall be consistent with the Interim DIP Order and otherwise acceptable to the Borrower and Required DIP Term Loan Lenders; together with the Interim DIP Order, the “DIP Orders”.

DIP Term Loan Facility Termination Date:

The “DIP Term Loan Facility Termination Date” with respect to the DIP Term Loan Facility shall be the earliest to occur of: (a) the date that is six (6) months after the Closing Date (or if such day shall not be a business day, the next succeeding business day) (the “Scheduled Termination Date”); (b) 45 days after the Petition Date if the Final DIP Order has not been entered prior to the expiration of such 45-day period, unless otherwise extended by the Required DIP Term Loan Lenders; (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the commitments with respect to the DIP Term Loan Facility in accordance with the DIP Term Loan Documents; (e) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and (f) the termination of the Restructuring Support Agreement in accordance with its terms.

Subject to the provisions of the DIP Orders, as applicable, on the DIP Term Loan Facility Termination Date (or such earlier date on which the DIP Term Loan Facility shall have been terminated), either (i) if the DIP Term Loan Facility Termination Date has occurred solely by reason of clause (c) of the definition thereof as a result of the consummation of the Plan, subject to the terms and conditions of the DIP-to-Exit Term Loans set forth in the section above entitled “DIP-to-Exit Term Loan Facility” and the Exit Term Loan Term Sheet attached as Annex 3 to the Restructuring Term Sheet, the outstanding principal amount of the DIP Term Loans shall be converted into the principal amount of the DIP-to-Exit Term Loans and, upon such conversion and the payment of accrued interest, fees, expenses, premiums and other DIP Term Loan Obligations (other than the outstanding principal amount of the DIP Term Loans), shall be deemed repaid in full, or (ii) in all other instances, the Debtors shall repay all obligations arising under the DIP Term Loan Facility in full in cash.

Purpose:	The proceeds of the DIP Term Loan Facility shall be used: (i) to consummate the Prepetition ABL Payoff; (ii) for working capital and general corporate purposes of the Debtors; (iii) to pay obligations arising from or related to the Carve-Out (as defined herein); (iv) to pay Allowed Professional Fees (as defined in the Form Interim DIP Order); (v) to make adequate protection payments as set forth in the section below entitled “Adequate Protection”; (vi) to pay fees and expenses incurred in connection with the transactions contemplated hereby and in the Restructuring Support Agreement; (vii) to fund an intercompany loan in an amount not to exceed $50 million (the “Initial Intercompany Transaction”) by Sierra Communications to Avaya International Sales Ltd (the “Initial Intercompany Borrower”) to be used for working capital and general corporate purposes of foreign subsidiaries of the Borrower, including, but not limited to, to fund certain cash pooling accounts of certain foreign subsidiaries of the Borrower opened at Citibank, N.A. and its affiliates; and (viii) to fund a deposit of up to $40 million to a segregated account held by Avaya Inc. (the “Foreign Reserve Account”) for purposes of backstopping the liquidity of certain foreign non-Debtor affiliates to the extent necessary to preserve the value of the Debtors’ international business; provided that the use of funds in the Foreign Reserve Account during the Chapter 11 Cases shall be subject to the Foreign Reserve Protocol (as defined herein).

DIP Term Loan Documents:	“Documentation Principles” means that the DIP Term Loan Facility will be documented in a credit agreement and other guarantee, security, intercreditor, and other relevant documentation (the “DIP Term Loan Documents”) and through the terms of the DIP Orders reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance satisfactory to the Required DIP Commitment Parties and the Company; provided that such DIP Term Loan Documents shall be drafted based on the Prepetition Term Loan Credit Agreement and the related collateral documents (including customary provisions regarding yank-a-bank, defaulting lenders, and other customary provisions), in each case modified to reflect the express terms and conditions set forth in this Term Sheet, customary agency matters for third party agents, and customary for debtor in possession financings of this type.

Interest Rates and Fees:	As set forth on Annex A attached hereto and in any applicable fee letters, including an agency fee letter between the DIP Term Loan Agent and the Borrower.

Optional Prepayments:	The Borrower may, upon at least three (3) business days’ notice, prepay in full or in part, without premium or penalty (subject to the Put Option Premium and the Exit Fee, each as set forth on Annex A attached hereto, and breakage costs), the DIP Term Loans; provided that each such partial prepayment shall be in an aggregate amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the then outstanding principal amount of the DIP Term Loans). Once repaid, DIP Term Loans may not be re-borrowed.

Mandatory Prepayments:	Mandatory prepayments of the DIP Term Loans shall be required with 100% of the net cash proceeds from (A) the sale or other disposition of assets, subject to exceptions to be agreed; (B) any casualty events, insurance, and condemnation proceeds, subject to exceptions to be agreed; (C) any sale or issuance of debt (other than permitted debt to be agreed); and (D) any extraordinary receipts to be agreed, subject to the Put Option Premium and the Exit Fee, each as set forth on Annex A attached hereto, and breakage costs.

Security and Priority:

All the obligations under the DIP Term Loan Facility and the obligations of each Guarantor in respect of its guarantee of all the obligations under the DIP Term Loan Facility, shall, subject and subordinate in all respects only to the Carve-Out, at all times (in the case of each Loan Party and with respect to the DIP ABL Facility, after the incurrence thereof);

(a) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense claim status in all of the Chapter 11 Cases (the “DIP Term Loan Superpriority Claims”), pari passu with the obligations of the Loan Parties under the DIP ABL Facility (the “DIP ABL Superpriority Claims,” and together with the DIP Term Loan Superpriority Claims, the “DIP Superpriority Claims”);

(b) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected security interest and lien on the DIP Collateral (as defined herein) of such Loan Party with the relative priorities set forth on Exhibit 2 attached hereto to the extent such DIP Collateral is not subject to valid, perfected, and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by section 546(b) of the Bankruptcy Code;

(c) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior priority security interest and lien on the DIP Collateral of such Loan Party with the relative priorities set forth on Exhibit 2 attached hereto to the extent that such DIP Collateral is subject to valid, perfected, and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (other than perfected, unavoidable liens that secure obligations of such Loan Party under the Prepetition First Lien Debt (the liens securing such facilities, the “Prepetition First-Priority Liens”));

and

(d) pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by a perfected priming security interest and lien on the DIP Collateral of such Loan Party (the liens and security interests described in this clause, collectively, the “Priming Liens”) with the relative priorities set forth on Exhibit 2 attached hereto to the extent that such DIP Collateral is subject to liens securing the Prepetition Term Loan Facility, the Prepetition First Lien Notes, or the Prepetition Exchangeable Notes (collectively, the “Primed Liens”).

All of the liens described above (the “DIP Term Liens”) shall be effective and perfected upon entry of the Interim DIP Order.

Notwithstanding anything herein to the contrary, the liens on DIP Collateral described herein shall be in the priorities as forth on Exhibit 2 attached hereto.

Pursuant to the DIP Orders, the DIP Term Liens on the DIP Term Priority Collateral shall be senior to the liens securing the DIP ABL Facility on the DIP Term Priority Collateral, and the DIP Term Liens on the DIP ABL Priority Collateral shall be junior to the liens securing the DIP ABL Facility on the DIP ABL Priority Collateral.

In the event of an enforcement of remedies in respect of the DIP Term Loan Facility or the DIP ABL Facility, and the application of the DIP Collateral, such DIP Collateral and/or its proceeds shall be applied to the obligations under the DIP ABL Facility and the DIP Term Loan Facility as specified on Exhibit 2 attached hereto.

“DIP ABL Priority Collateral” means all DIP Collateral consisting of the following:

(i) all Accounts (as defined in the Uniform Commercial Code), other than Accounts which constitute identifiable proceeds of DIP Term Priority Collateral;

(ii)  all Chattel Paper (as defined in the Uniform Commercial Code), other than Chattel Paper which constitutes identifiable proceeds of DIP Term Priority Collateral;

(iii)  (x) all Deposit Accounts (as defined in the Uniform Commercial Code) (other than Deposit Accounts that are intended to solely contain identifiable proceeds of DIP Term Priority Collateral) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) Securities Accounts (other than Securities Accounts (as defined in the Uniform Commercial Code) that are intended to solely contain identifiable proceeds of DIP Term Priority Collateral), Security Entitlements (as defined in the Uniform Commercial Code) and securities credited to such a Securities Account, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that during the continuance of an Event of Default to the extent that identifiable proceeds of DIP Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as DIP ABL Priority Collateral;

(iv) all Inventory (as defined in the Uniform Commercial Code); to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (i) through (iv) constituting DIP ABL Priority Collateral, all Documents (as defined in the Uniform Commercial Code), General Intangibles (as defined in the Uniform Commercial Code) (other than any IP Rights), Instruments (as defined in the Uniform Commercial Code) (including promissory notes), and Commercial Tort Claims (as defined in the Uniform Commercial Code); provided, that to the extent any of the foregoing also relates to DIP Collateral of a type not referred to in clauses (i) through (iv), only that portion relating to the items referred to in the preceding clauses (i) through (iv) shall be included in the DIP ABL Priority Collateral;

(v)   to the extent relating to any of the items referred to in the preceding clauses (i) through (v) constituting DIP ABL Priority Collateral, all Supporting Obligations (as defined in the Uniform Commercial Code) and Letter-of-Credit Rights (as defined in the Uniform Commercial Code); provided, that to the extent any of the foregoing also relates to Collateral that does not otherwise constitute DIP ABL Priority Collateral, only that portion related to those items referred to in the preceding clauses (i) through (v) shall be included in the DIP ABL Priority Collateral;

(vi) all books and Records (as defined in the Uniform Commercial Code) relating to the items referred to in the preceding clauses (i) through (vi) constituting DIP ABL Priority Collateral (including all books, databases, customer lists, engineer drawings and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (vi)); and

(vii) all collateral security and guarantees with respect to any of the foregoing and all cash, Money (as defined in the Uniform Commercial Code), insurance proceeds, Instruments, Securities, Financial Assets (as defined in the Uniform Commercial Code) and Deposit Accounts received as proceeds of any of the foregoing (such proceeds, “DIP ABL Priority Collateral Proceeds”); provided, however, that no proceeds of DIP ABL Priority Collateral Proceeds will constitute DIP ABL Priority Collateral unless such proceeds of DIP ABL Priority Collateral Proceeds would otherwise constitute DIP ABL Priority Collateral.

Notwithstanding the foregoing, “DIP ABL Priority Collateral” shall not include the Foreign Reserve Account, the DIP Term Loan Proceeds Account, or any amounts deposited therein, or Avoidance Action Proceeds (as defined herein).

“DIP Term Priority Collateral” means all DIP Collateral other than DIP ABL Priority Collateral, but including, for the avoidance of doubt, the Foreign Reserve Account, the DIP Term Loan Proceeds Account, and any amounts deposited therein, and Avoidance Action Proceeds.

“DIP Collateral” means all owned or hereafter acquired, whether first arising prior to or following the Petition Date, assets and property of the Loan Parties (including, without limitation, inventory, accounts receivable, equipment, property, plant, equipment, owned real property, investment property, insurance proceeds, deposit accounts (other than payroll, trust, tax accounts and accounts holding cash collateral backstopping letters of credit, cash management obligations and hedging obligations in connection with the Prepetition ABL Payoff), rights under leases and other contracts, patents, copyrights, trademarks, tradenames, and other intellectual property, and capital stock of subsidiaries) and the proceeds thereof, including, subject to entry of the Final DIP Order, the Avoidance Action Proceeds (as defined herein), but not including the Excluded Assets (as defined herein). For the avoidance of doubt, DIP Collateral shall include a pledge of 100% of equity interests of the direct foreign subsidiaries held by any Loan Party; provided that, for the avoidance of doubt, no foreign subsidiaries shall provide a guarantee or pledge collateral with respect to the DIP Term Loan Facility.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of DIP Collateral.

“Excluded Assets” means (a) all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code (collectively, the “Avoidance Actions”) and, prior to entry of the Final DIP Order, the proceeds of Avoidance Actions (collectively, the “Avoidance Action Proceeds”), provided, that notwithstanding such exclusion of Avoidance Actions, subject to entry of the Final DIP Order, DIP Term Liens shall attach to Avoidance Action Proceeds; (b) leased (not owned) real property; and (c) intent-to-use trademarks, assets subject to enforceable contractual restrictions or statutory prohibitions (subject to customary UCC overrides) and certain other exceptions to be agreed.

Carve-Out:	As set forth in the form of Interim DIP Order attached hereto as Exhibit 3 (the “Form Interim DIP Order”).

Adequate Protection:	As set forth in the Form Interim DIP Order.

Termination of Consent to Use Cash Collateral:	Subject to the Remedies Notice Period (as defined in the Form Interim DIP Order), the consensual use of cash collateral will be terminated upon the occurrence and during the continuance of any “Event of Default” under and as defined in any applicable DIP Document unless waived in writing by the Required DIP Term Loan Lenders so long as the Remedies Notice Period (as defined herein) has expired.

Conditions Precedent to the Initial Extension of Credit:	The initial extension of credit (the “Closing”; the date on which the Closing occurs, the “Closing Date”) under the DIP Term Loan Facility shall only be subject to the following conditions (and the conditions set forth under “Conditions Precedent to Each DIP Term Loan” below):

A. The DIP Term Loan Documents (x) shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Company and the Required DIP Commitment Parties and (y) shall have been executed and delivered by each party thereto.

B. The representations and warranties of the Loan Parties under the DIP Term Loan Documents shall be true and correct in all material respects after giving effect to such funding.

C. The absence of an event of default under the DIP Term Loan Documents.

D. The Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor in possession. All “first day orders” entered at the time of commencement of the Chapter 11 Cases shall be reasonably satisfactory in form and substance to the Loan Parties and the Required DIP Commitment Parties.

E.  Not later than three (3) business days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order in form and substance consistent with the Form Interim DIP Order and this Term Sheet and otherwise acceptable to the Required DIP Commitment Parties authorizing and approving the making of the DIP Term Loans, the granting of the superpriority claims and liens and other liens set forth above, which Interim DIP Order shall not have been vacated, reversed, modified, amended, or stayed. The Interim DIP Order shall contain provisions granting the adequate protection liens and related adequate protection claims set forth in the Form Interim DIP Order, in each case junior to the liens and claims granted to secure the DIP Term Loan Facility and subject to the Carve-Out in all respects and, after the incurrence of the DIP ABL Facility, subject to the DIP ABL Agent’s liens on the DIP ABL Priority Collateral.

F.  No trustee or examiner with expanded powers shall have been appointed with respect to any Loan Party or any of the Loan Parties’ respective properties pursuant to section 1104 of the Bankruptcy Code.

G. All fees, invoiced costs, and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation contemplated by the DIP Term Loan Documents or otherwise required to be paid to the DIP Term Loan Agent and the DIP Term Loan Lenders, the Akin Ad Hoc Group Advisors, the PW Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisor on or before the Closing Date shall have been paid.

H. The DIP Commitment Parties shall have received, prior to the Closing Date, in form and substance satisfactory to the Required DIP Commitment Parties (i) monthly projections through the end of fiscal year 2023 dated as of a date not more than five days prior to the Closing Date and in a form customary for “DIP budgets” in form and substance satisfactory to the Required DIP Commitment Parties in their sole discretion, and (ii) a cash flow forecast of receipts and disbursements containing usual and customary line items and reporting requirements for debtor in possession financings of this type, weekly outstanding principal balance of the DIP Term Loans, projected liquidity of the Debtors, and projected intercompany loans or cash advances or transfers from Debtors to non-Debtor subsidiaries for the period from the Closing Date through the end of such 13-week period, which cash flow forecast shall be, approved by the Required DIP Commitment Parties in their sole discretion (such initial approved budget and subsequent budgets approved by the Required DIP Term Loan Lenders as described below, the “Approved Budget”).

I.   The DIP Term Loan Agent and the DIP Commitment Parties shall have received, on or prior to the Closing Date, customary closing deliverables, including organizational documents, incumbency certificates, resolutions with respect to each Debtor, and customary opinions of outside counsel to the Loan Parties, addressing such customary matters as the Required DIP Commitment Parties shall reasonably request, in form and substance reasonably satisfactory to the Required DIP Commitment Parties.

J.   There shall exist no unstayed action, suit, investigation, litigation, or proceeding pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” shall mean any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (other than as a result of events leading up to and customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), (ii) the ability of the Loan Parties (taken as a whole) to perform or consummate their respective payment obligations under any DIP Term Loan Document (other than as a result of events leading up to and following the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), or (iii) the rights, benefits, and remedies of the DIP Term Loan Lenders or the DIP Term Loan Agent under any DIP Term Loan Document, including the ability of the DIP Term Loan Agent and DIP Term Loan Lenders to enforce the DIP Term Loan Documents; provided that nothing disclosed in any filings by the Company on Form 8-K, 12b-25 made through February 10, 2023, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Effect.

K. Since September 30, 2022, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Event.

L.  All necessary governmental and third party consents and approvals necessary in connection with the DIP Term Loan Facility and the transactions contemplated thereby shall have been obtained on or prior to Closing Date (without the imposition of any adverse conditions that are not reasonably acceptable to the Required DIP Commitment Parties) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents, or imposes materially adverse conditions upon the DIP Term Loan Facility or the transactions contemplated thereby.

M.   The DIP Term Loan Agent and each DIP Term Loan Lender who has requested the same shall have received, no later than one (1) business day before the Closing Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act, to the extent such request has been made more than three (3) business days before the Closing Date.

N. The DIP Term Loan Agent acting on behalf of the DIP Term Loan Lenders shall have the valid and perfected liens on the security interests in the DIP Collateral of the Loan Parties contemplated by the “Security and Priority” section above (granted both pursuant to the Interim DIP Order and a customary security agreement); the Loan Parties shall have delivered uniform commercial code financing statements, in suitable form for filing, and provisions reasonably satisfactory to the Required DIP Commitment Parties for the payment of all fees and taxes for such filings shall have been duly made.

O. Concurrently with the Initial Draw, the Prepetition ABL Payoff shall occur pursuant to payoff documentation in form satisfactory to the Required DIP Commitment Parties.

P.  Holders holding not less than 66 2/3% of outstanding principal amount of the Prepetition First Lien Debt shall have entered into the Restructuring Support Agreement (the “Restructuring Support Agreement”; the term sheet attached as Exhibit B thereto, the “Restructuring Term Sheet”), in form and substance satisfactory to the Required DIP Commitment Parties. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the Required DIP Commitment Parties’ prior written consent.

Q. The Escrow Payment (as defined in the Restructuring Support Agreement) shall have occurred or shall be occurring substantially contemporaneously with the Initial Draw, and none of the amounts so paid shall have been recovered from, or required to be disgorged by, any recipient thereof (this condition, the “Escrow Payment Condition”).

Conditions Precedent to Each DIP Term Loan:	On the funding date of each DIP Term Loan: (i) no default under the DIP Documents shall exist, or would result from such proposed funding or from the application of the proceeds therefrom, (ii) the representations and warranties of the Loan Parties in the DIP Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding or issuance, (iii) the making of such DIP Term Loan shall not violate any requirement of material law, after giving effect to the Interim DIP Order, the Final DIP Order, and any other order of the Bankruptcy Court, and shall not be enjoined, temporarily, preliminarily or permanently, (iv) the making of such DIP Term Loan shall not result in the aggregate outstanding under the DIP Term Loan Facility exceeding the amount authorized by the Interim DIP Order or the Final DIP Order, as applicable (or any sub-cap expressed in the DIP Documents), (v) with respect to any subsequent funding of the DIP Term Loans, the Final DIP Order, which shall be consistent with the Interim DIP Order and otherwise in form and substance satisfactory to the Required DIP Term Loan Lenders, shall have been entered within forty-five (45) days after the Petition Date and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect, (vi) no Material Adverse Effect shall have occurred since the Petition Date, (vii) none of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case, (viii) no trustee or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Bankruptcy Cases, (ix) the DIP Term Loan Agent shall have received, a borrowing notice one (1) business day prior to funding with respect to the Initial Draw and ten (10) business days prior to funding with respect to the Subsequent Draw, in each case, in form and substance reasonably acceptable to the DIP Term Loan Agent (x) satisfaction by the Debtors of all DIP Milestones that have occurred as of each borrowing, (xi) the funding of the DIP Term Loans complies with the Approved Budget, (xii) prior to the Subsequent Draw of the DIP Term Loans, all material “first day” orders shall have been entered on a final basis and shall be reasonably satisfactory in form and substance to the Borrower and the Required DIP Term Loan Lenders, and (xiii) the Escrow Payment Condition shall have occurred or shall be occurring substantially contemporaneously with such funding date.

Foreign Reserve Protocol	Any intercompany loans using funds from the Foreign Reserve Account (each, a “Foreign Reserve Account Withdrawal”) shall be subject to the following procedures (the “Foreign Reserve Protocol”) in addition to the Intercompany Transfer Mechanic: (i) the Debtors shall submit in writing to the DIP Term Loan Agent, with a copy to the advisors to the Akin Ad Hoc Group (as defined in the

Restructuring Support Agreement) and the PW Ad Hoc Group (as defined in the Restructuring Support Agreement) a withdrawal request (the “Foreign Reserve Account Withdrawal Notice”), which Foreign Reserve Account Withdrawal Notice shall include (a) the proposed foreign non-Debtor recipient of the transfer; (b) the proposed transfer amount; and (c) the proposed use of funds; and (ii) the DIP Term Loan Agent shall, within three (3) business days from receipt of the Foreign Reserve Account Withdrawal Notice, advise the Debtors if the Required DIP Term Loan Lenders consent to any such Foreign Reserve Account Withdrawal, which consent shall not be unreasonably withheld. All Foreign Reserve Account Withdrawals must be made in accordance with the Intercompany Transfer Mechanic (as defined herein).

Representations and Warranties:	Each of the Loan Parties under the DIP Term Loan Facility will make only the following representations and warranties (applicable to the Loan Parties and their respective subsidiaries) consistent with the Documentation Principles and customary for debtor in possession financings of this type and as modified as necessary to reflect the commencement of the Chapter 11 Cases and events leading up to and following the commencement, limited to: valid existence, compliance with law (including Office of Foreign Asset Control (“OFAC”), Foreign Corrupt Practices Act, etc.), requisite power, due authorization, approvals, no conflict with material agreements (to the extent enforceable postpetition) or applicable law, enforceability of the DIP Term Loan Documents, no default under DIP Term Loan Documents after taking into account the funding under the DIP Term Loan Facility, ownership of subsidiaries and property, material accuracy of financial statements and all other information and disclosure provided, absence of material adverse change, absence of material litigation, taxes, margin regulations, no burdensome restrictions, inapplicability of Investment Company Act, the Employee Retirement Income Security Act (“ERISA”), use of proceeds, insurance, labor matters, environmental matters, sanctioned persons, anti-corruption laws, Patriot Act, security interests, intellectual property, deposit accounts, ownership of properties and liens, the DIP Orders, the DIP Term Liens, and the superpriority administrative expense claims.

Affirmative Covenants:	The DIP Term Loan Documents will only contain the following affirmative covenants consistent with the Documentation Principles and customary for debtor in possession financings of this type (which will be applicable to the Loan Parties and their respective subsidiaries) limited to the following:

A. Payment of taxes.

B. Preservation of existence.

C. Maintenance of properties.

D. Maintenance of insurance (including flood insurance).

E. Compliance with laws (including ERISA and environmental laws), sanctions, anti-bribery, OFAC, PATRIOT Act, money-laundering, and other anti-terrorism laws, etc.

F. Conduct of business. G. Maintenance of and access to books and records and inspection rights.

H. Provision of additional collateral, guarantees, and mortgages.

I. Delivery of certain reports and information. J. Use of proceeds.

K. DIP Milestones.

L.  Certain customary bankruptcy matters, including provision of material draft motions and pleadings (subject to customary limitations and exceptions) and Bankruptcy Court orders, motions, and other filings being reasonably acceptable to the Required DIP Term Loan Lenders.

M.   Limitations on changes to fiscal year.

N. Delivery of notices of defaults and certain other events that would reasonably be expected to result in a Material Adverse Effect.

O. Monthly commercial update calls with DIP Term Loan Lenders or their representatives.

P.  Maintenance of unused proceeds of the DIP Term Loans in the DIP Term Loan Proceeds Account.

Q. Compliance with cash management order acceptable to the Required DIP Commitment Parties on an interim basis and the Required DIP Term Loan Lenders on a final basis.

R. Further assurances and post-closing covenant (including post-closing obligations to (i) obtain insurance endorsements naming the DIP Term Loan Agent, on behalf of the DIP Term Loan Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Loan Parties and their respective subsidiaries forming part of the DIP Term Loan Lenders’ collateral and (ii) establish account control agreements over deposit, securities, and/or commodities accounts with respect to the Foreign Reserve Account and the DIP Term Loan Proceeds Account).

S.  Use of commercially reasonable efforts to obtain credit ratings in respect of the DIP Term Loan Facility from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., within 30 days following the Closing Date; provided, that, obtaining such rating shall not be a precondition to draw.

DIP Milestones:

The DIP Term Loan Documents shall set forth the following milestones (the “DIP Milestones”):

(a)   The Petition Date shall occur no later than February 14, 2023.

(b)   The Rights Offering shall have been commenced by no later than ten (10) days after the Petition Date.

(c)   The Plan (as defined in the Restructuring Support Agreement) and related disclosure statement (the “Disclosure Statement”) shall have been filed no later than one (1) day after the Petition Date.

(d)   The Interim DIP Order shall have been entered by no later than three (3) days after the Petition Date.

(e)   The Escrow Payment (as defined in the Restructuring Support Agreement) shall occur no later than the date when the Interim DIP Order is entered by the Bankruptcy Court; provided that, this milestone can only be extended or waived by the Required PW Ad Hoc Group Members (as defined in the Restructuring Support Agreement) without the need to obtain the consent of the other Lenders (the “Escrow Release Milestone”); provided, further, that the failure to satisfy this milestone shall not give rise to a Default or Event of Default, unless the Bankruptcy Court does not authorize the Escrow Payment pursuant to the Final DIP Order (unless previously authorized by the Bankruptcy Court under the Interim DIP Order or otherwise authorized by the Bankruptcy Court prior to or contemporaneously with entry of the Final DIP Order).

(f)   The order provisionally approving the adequacy of the Disclosure Statement, in form and substance acceptable to the Debtors and the Required DIP Term Loan Lenders, shall have been entered no later than three (3) days after the Petition Date.

(g)   The Final DIP Order shall have been entered by no later than 45 days after the Petition Date.

(h)   The order approving the adequacy of the Disclosure Statement on a final basis, in form and substance acceptable to the Debtors and the Required DIP Term Loan Lenders, shall have been entered no later than sixty (60) days after the Petition Date.

(i) The 2023 PBGC Settlement shall have been approved by the Bankruptcy Court no later than confirmation of the Plan.

(j) The order confirming the Plan (the “Confirmation Order”), in form and substance acceptable to the Debtors and the Required DIP Term Loan Lenders, shall have been entered by no later than sixty (60) days after the Petition Date.

(k)   The substantial consummation of the Plan shall have occurred no later than ninety (90) days after the Petition Date.

Negative Covenants:	The DIP Term Loan Documents will only contain negative covenants consistent with the Documentation Principles and customary for debtor in possession financings of this type (which will be applicable to the Loan Parties and their respective subsidiaries) limited to the following:

A. Limitations on liens.

B. Limitations on loans and investments, including a prohibition of Debtors from making investments in non-Debtors other than the advance of the Initial Intercompany Transaction to the Initial Intercompany Borrower and any intercompany Foreign Reserve Account Withdrawals pursuant to the terms of the DIP Orders, which shall be subject to the Intercompany Transfer Mechanic and, if applicable, the Foreign Reserve Protocol.

C. Limitations on debt and guarantees (which shall permit the incurrence of the DIP ABL Facility and cash management and hedging obligations permitted to be secured on a pari passu basis with the DIP ABL Facility).

D. Limitations on fundamental changes.

E. Limitations on asset sales and dispositions (including sale-leasebacks and disposition of equity).

F. Limitations on restricted payments, including dividends, redemptions, and repurchases with respect to capital stock.

G. Limitations on material changes in business.

H. Limitations on transactions with affiliates.

I. Limitations on restrictions on distributions from subsidiaries, intra-Company loans (and repayments), asset transfers or investments, and granting of negative pledges.

J. Limitations on use of proceeds.

K. Limitations on accounting changes.

L.  Limitations on cancellation of debt and prepayments, repayments, redemptions, and repurchases of debt.

M.   Limitation on change in business, structure, accounting, name, and jurisdiction of organization, or other fundamental changes.

N. Limitations on ability of subsidiaries to be non-wholly-owned.

O. Limitations on amendment of constituent documents except for modifications that could not reasonably be expected to adversely affect the interests of the DIP Term Loan Lenders.

P.  Limitation on incurrence or existence of any claims, entitled to a superpriority under section 364(c)(1) of the Bankruptcy Code except as permitted under the DIP Orders, as set forth in the DIP Orders.

Q. Limitations on the activities of Holdings.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the negative covenants applicable to the DIP Term Loan Facility shall not contain exceptions based on an “available amount” or like concept or “unrestricted subsidiary” or like concept.

No credit support or cash/cash equivalents may be transferred or otherwise provided by any Debtor, directly or indirectly, to or for the benefit of any non-Debtor subsidiary or subsequently by any non-Debtor subsidiary to any other non-Debtor subsidiary (either in the form of restricted payments, investments, intercompany advances, guarantee of obligations or otherwise (except for repayment of account payables for goods delivered or services rendered, including pursuant to shared services or other intercompany service agreements, in the ordinary course of business, consistent with past practice and subject to the Approved Budget)), other than the Initial Intercompany Transaction and, subject to the Foreign Reserve Protocol, any Foreign Reserve Account Withdrawal (“Non-Debtor Subsidiary Transfer”), which, in each case, shall be, (i) first, lent to Sierra Communications; (ii) second lent by Sierra Communications to the Initial Intercompany Borrower, evidenced by an intercompany unsecured note or intercompany ledger entry, in each case as is reasonably satisfactory to the Required DIP Term Loan Lenders and the Debtors and (iii) further lent by the Initial Intercompany Borrower, in one or more steps, to the applicable non-Debtor subsidiary; each step of such transfer set forth in clause (iii) shall be evidenced by an intercompany unsecured note or intercompany ledger entry in each case as is reasonably satisfactory to the Required DIP Term Loan Lenders and the Debtors (the transfers, intercompany notes or intercompany ledger entry referenced in clauses (ii) and (iii), collectively, the “Non-Debtor Subsidiary Notes/Receivable”). All Non-Debtor Subsidiary Notes/Receivables held by Sierra Communications shall be pledged to secure the DIP Term Loan Obligations. Notwithstanding the fact that the Non-Debtor Subsidiary Notes/Receivables shall be unsecured obligations of the applicable non-Debtor subsidiaries, for all purposes in connection with the Chapter 11 Cases, the Non-Debtor Subsidiary Notes/Receivables shall be deemed to be secured obligations of the applicable non-Debtor subsidiaries for purposes of allocation of value in the Chapter 11 Cases. The provisions in this paragraph are hereinafter referred to as the “Intercompany Transfer Mechanic.”

Financial Covenant:	The DIP Term Loan Facility will contain the following financial covenant (which will be applicable to the Loan Parties and their respective subsidiaries):

Variance against the Approved Budget, tested bi-weekly for each Test Period on Total Receipts and Operating Disbursements, each with a 15% permitted variance.

“Test Period” shall mean (i) initially, the first two weeks after the Petition Date, (ii) second, the first four-week period after the Petition Date, and (iii) thereafter, each rolling four week period.

Budget and Financial Reporting Requirements:	The Company shall provide: (i) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission (unless publicly accessible); (ii) on or prior to the third business day after the applicable Test Period, Approved Budget variance reports on a bi-weekly basis; (iii) every four weeks after the Petition Date, updated forecasts on a rolling 13-week basis, in form and substance satisfactory to the Required DIP Term Loan Lenders in their sole discretion, which shall become the then Approved Budget upon approval by the Required DIP Term Loan Lenders in their sole discretion (and to the extent any updated budget is not approved by the Required DIP Term Loan Lenders, the Approved Budget that is then effect shall continue to constitute the Approved Budget for purposes of the DIP Term Loan Facility); (iv) monthly reporting of gross accounts receivable and inventory (as of the last day of the preceding month) within 20 days after the end of each fiscal month; and (v) quarterly reporting of normalized EBITDA (to be defined consistent with calculations previously delivered to the DIP Term Loan Lenders).

Other Reporting Requirements:	Customary for facilities of this type, including customary notices in respect of certain filings made in the Chapter 11 Cases.

Events of Default:	The DIP Term Loan Documents will contain only the events of default (each, an “Event of Default”) consistent with the Documentation Principles and customary for debtor in possession financings of this type (which will be applicable to the Loan Parties and their respective subsidiaries), limited to the following:

A. Failure to pay principal, interest or any other amount when due (other than in the case of payment of principal, subject to customary grace periods);

B. Representations and warranties incorrect in any material respect when made or deemed made;

C. Failure to comply with covenants, with customary grace periods for certain affirmative covenants;

D. Cross default with the DIP ABL Facility to the extent incurred (other than the financial covenant, which shall be subject to cross-acceleration standard), if applicable, or other indebtedness in excess of $10.0 million (other than any indebtedness the payment of which is stayed as a result of the filing of the Chapter 11 Cases);

E.  Failure to comply with DIP Milestones;

F. Unstayed judgments or postpetition judgments arising from postpetition obligations in excess of $10.0 million;

G. Bankruptcy or insolvency of (i) any of the Company’s US subsidiaries that is not a Debtor as of the Petition Date, unless prior to filing such subsidiary becomes a Loan Party and within five (5) business days of filing, such subsidiary’s Case becomes jointly administered with the Debtors or (ii) any material non-U.S. subsidiaries, unless such proceeding would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Chapter 11 Cases;

H. Commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative, and substantive orders by the applicable court (other than a proceeding that would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Chapter 11 Cases), in each case without prior consent of the Required DIP Term Loan Lenders or on terms not satisfactory to the Required DIP Term Loan Lenders;

I. The occurrence of certain ERISA events (or foreign equivalent), subject to Material Adverse Effect qualifier;

J. Actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any DIP Term Loan Document (including the failure of any lien to remain perfected);

K. Change of control;

L.  (i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) The entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(iii) The entry of an order staying, reversing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, in each case in a manner adverse in any material respect to the DIP Term Loan Agent and the DIP Term Loan Lenders;

(iv) The entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties or imposing any additional conditions thereon;

(vi) The entry of an order in any of the Chapter 11 Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to (i) proceed against any material assets of the Loan Parties in excess of $1.0 million in the aggregate or (ii) pursue other actions that would have a Material Adverse Effect on the Debtors and their estates (taken as a whole);

(vii) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vi) above;

(viii) The entry of a final non-appealable order in the Chapter 11 Cases charging any of the DIP Collateral under section 506(c) of the Bankruptcy Code against the DIP Term Loan Lenders;

(ix) The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the DIP Term Loan Agent, the DIP Term Loan Lenders or their respective rights and remedies under or related to the DIP Term Loan Facility in any of the Chapter 11 Cases or inconsistent with the DIP Term Loan Documents;

(x) Without the prior written consent of the Required DIP Term Loan Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral or to obtain financing under section 364 of the Bankruptcy Code;

(xi) Without the prior written consent of the Required DIP Term Loan Lenders, the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person other than as set forth in the DIP Orders;

(xii) Filing of a plan of reorganization or disclosure statement attendant thereto that is not the Plan;

(xiii) Entry of an order in any of the Chapter 11 Cases granting, other than in respect of the DIP Term Loan Facility, the DIP ABL Facility, if applicable, and the Carve-Out or as otherwise permitted under the applicable DIP Term Loan Documents, any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the DIP Term Loan Agent and the DIP Term Loan Lenders under the DIP Term Loan Facility or secured by liens senior to or pari passu with the liens under the Prepetition First Lien Debt or the adequate protection liens granted to the Prepetition First-Priority Primed Parties (as defined in the Form Interim DIP Order);

(xiv) Any of the Loan Parties or any of their subsidiaries shall seek, support (including by filing a pleading in support thereof), or fail to contest in good faith any of the matters set forth in clauses (i) through (xii) above; or

(xv) Termination of the Restructuring Support Agreement in accordance with its terms;

M.   The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim DIP Order or the Final DIP Order, (ii) as permitted by any “first day” orders reasonably satisfactory to the Required DIP Term Loan Lenders, (iii) as set forth under the Approved Budget;

N. The entry of the Final DIP Order shall not have occurred within 45 days after the Petition Date;

O. The Loan Parties or any of their subsidiaries shall fail to comply with the terms of the Interim DIP Order or the Final DIP Order;

P.  The Company shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the repayment in full in cash of all obligations under the DIP Term Loan Facility upon consummation thereof);

Q. The Bankruptcy Court shall enter an order denying, terminating or modifying (i) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (ii) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from the Required DIP Term Loan Lenders and the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement); and

R. The occurrence of a “Termination Date” under the Restructuring Support Agreement.

Right to Credit Bid:

Subject to entry of the Interim DIP Order, the DIP Term Loan Agent (as directed by the Required DIP Term Loan Lenders) or the DIP Term Loan Lenders (at the direction of the Required DIP Term Loan Lenders) shall have the right to credit bid (either directly or through one or more acquisition vehicles) as part of any asset sale process or plan sponsorship process and shall have the right to credit bid (either directly or through one or more acquisition vehicles) the full amount of their claims during any sale of Debtors’ assets constituting DIP Term Priority Collateral (in whole or in part) and, following the discharge of the DIP ABL Facility (if incurred) and the termination of all commitments thereunder, DIP ABL Priority Collateral (in whole or in part), including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code. The DIP Term Loan Agent shall not be required to take title to any DIP Collateral.

Subject to entry of the Interim DIP Order and the First Lien Pari Intercreditor Agreement, dated as of September 25, 2020, by and among Holdings, the Company, the other guarantors party thereto, the Prepetition Term Agent, the Prepetition First Lien Notes Agent, and joined by the Prepetition Exchangeable Notes Agent (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “First Lien Intercreditor Agreement”), the Prepetition First Lien Agents (as directed by the requisite lenders or holders pursuant to the credit agreement or the indenture governing such Prepetition First Lien Debt) or the Prepetition Secured Creditors shall have the right to credit bid (either directly or through one or more acquisition vehicles) as part of any asset sale process or plan sponsorship process and shall have the right to credit bid (either directly or through one or more acquisition vehicles) the full amount of their claims during any sale of Debtors’ assets (in whole or in part), including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)–(iii) of the Bankruptcy Code.

Expenses and Indemnification:	The Borrower and each Guarantor shall jointly and severally pay or reimburse the DIP Term Loan Agent and the DIP Term Loan Lenders for all reasonable documented out-of-pocket costs and expenses incurred by the DIP Term Loan Agent and DIP Term Loan Lenders (limited, in case of legal expenses, to the reasonable and documented attorneys’ fees, disbursements, and expenses of the counsel named herein for the applicable parties or groups and any local counsel for the applicable parties or groups for each jurisdiction to the extent advisable and fees and expenses of the financial advisor named herein) in connection with (i) the preparation, negotiation, and execution of the DIP Term Loan Documents; (ii) the funding of the Loans; (iii) the creation, perfection or protection of the liens under the DIP Term Loan Documents (including all search, filing, and recording fees); and (iv) the on-going administration of the DIP Term Loan Documents (including the preparation, negotiation, and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto).

The Borrower and each Guarantor further agree to jointly and severally pay or reimburse the DIP Term Loan Agent and the DIP Term Loan Lenders for all reasonable documented out-of-pocket costs and expenses (limited, in case of legal expenses, to the reasonable and documented attorneys’ fees and expenses of the counsel named herein for the applicable parties or groups and any local counsel for the applicable parties or groups for each jurisdiction to the extent advisable or otherwise (a) one primary counsel for the DIP Term Loan Agent, (b) one primary counsel to the DIP Term Loan Lenders taken as a whole (and additional conflict counsel for similarly situated DIP Term Loan Lenders as a group) and (c) one local counsel for each relevant jurisdiction), incurred by the DIP Term Loan Agent or such DIP Term Loan Lender in connection with (i) the enforcement of the DIP Term Loan Documents; (ii) any refinancing or restructuring of the DIP Term Loan Facility in the nature of a “work-out”; and (iii) any legal proceeding relating to or arising out of the DIP Term Loan Facility or the other transactions contemplated by the DIP Term Loan Documents, subject to customary carve-outs.

The DIP Term Loan Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by the Borrower and each Guarantor (jointly and severally) in favor of the DIP Term Loan Agent, each DIP Term Loan Lender and each of their respective affiliates, successors, and assigns and the respective officers, directors, partners, managers, employees, agents (including sub-agents and co-agents), advisors, attorneys-in-fact, trustees, controlling persons, and members of each of the foregoing and attorneys and representatives of each of the foregoing, subject to customary carve-outs.

Assignments and Participations:	Assignments must be in a minimum amount of $1,000,000 (or, if less, the remaining commitments and/or Loans of any assigning DIP Term Loan Lender); except that no assignment shall be made to any person who is not, or whose affiliate is not, or does not simultaneously become, a “Consenting Stakeholder” under the Restructuring Support Agreement, and there shall be no assignments prior to the earlier of entry of the Final DIP Order and the occurrence of the Escrow Payment (other than by the Fronting Lender (as defined in the DIP Commitment Letter)). No participation shall include voting rights, other than for matters requiring consent of 100% of the DIP Term Loan Lenders.

Required DIP Term Loan Lenders:	“Required DIP Term Loan Lenders” shall mean two or more unaffiliated (if there is more than one unaffiliated DIP Term Loan Lender) DIP Term Loan Lenders holding, collectively, greater than 50% in principal amount of the outstanding commitments and/or loans under the DIP Term Loan Facility.

Required DIP Commitment Parties:	“Required DIP Commitment Parties” shall mean the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement).

Amendments:	Amendments shall require the consent of the Required DIP Commitment Parties before entry of the Interim DIP Order, and the Required DIP Term Loan Lenders after the entry of the Interim DIP Order, except for amendments customarily requiring approval by all affected DIP Term Loan Lenders under such facility. Any amendment affecting the rights or duties of, or any fees or other amounts payable to, the DIP Term Loan Agent shall require the consent the DIP Term Loan Agent. The Escrow Release Milestone and the Escrow Payment Condition may only be amended by the Required PW Ad Hoc Group Members (as defined in the Restructuring Support Agreement), without the need to obtain consent of the other Lenders.

Miscellaneous:	The DIP Term Loan Documents will include the following (in each case consistent with the Documentation Principles and customary for debtor in possession financings of this type) (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs (including Dodd-Frank and Basel III related gross-ups notwithstanding the date of enactment of the applicable law or regulation thereunder, subject to prompt notice requirements), and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) normal agency, set-off, and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent applicable, the Bankruptcy Code and Bankruptcy Court), without giving effect to any conflicts of laws provision that would dictate the application of another jurisdiction’s laws.

Counsel to DIP Term Loan Agent:	Ropes & Gray LLP

Counsel to DIP Term Loan Lenders:	Akin Gump Strauss Hauer & Feld LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Debevoise & Plimpton LLP

Financial Advisors to DIP Term Loan Lenders:	Centerview Partners, Alvarez & Marsal, and FTI Consulting, Inc.

ANNEX A

$500 Million Senior Secured Debtor In Possession Term Loan Facility

Interest Rates and Fees

Interest Rates:	DIP Term Loans will bear interest at a rate per annum equal to Term SOFR (floor of 1%) plus 8.00%, paid in cash at the end of each applicable interest period.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

Default Rate:	2.00% per annum at all times automatically following the occurrence and during the continuation of an Event of Default.

Amortization:	None.

Put Option Premium:	6.0% of the principal amount of the aggregate commitments under the DIP Term Loan Facility, earned on the date of the DIP Commitment Letter and payable upon any repayment of principal amount of the DIP Term Loan Facility, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration or otherwise, to any person that is a DIP Term Loan Lender on the date thereof (pro rata in accordance with the outstanding principal amount of the commitments and loans under the DIP Term Loan Facility held by such DIP Term Loan Lender on the date thereof), (x) to the extent the Plan shall have been consummated on or prior to the DIP Term Loan Facility Termination Date, in shares of New Equity Interests (as defined in the Restructuring Support Agreement) at a 37.5% discount to an implied equity value of $538,821,500 (the “DIP Commitment Shares”), or (y) otherwise, in cash.[3]

OID/Upfront Fee:	4.00%; to be paid in cash upon each Borrowing, which amount may be netted from such Borrowing.

Exit Fee:	1.00% of the principal amount of the aggregate commitments under the DIP Term Loan Facility, payable in cash upon any repayment of principal amount of the DIP Term Loan Facility, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration or otherwise to any DIP Term Loan Lender on the date thereof (pro rata in accordance with the outstanding principal amount of the commitments and loans under the DIP Term Loan Facility held by such DIP Term Loan Lender on the date thereof).

[3]	Commitment Fees payable in respect of the backstop applicable to B-3 Escrow Claims, if applicable, shall be in accordance with footnote 2 of the DIP Term Sheet.

A-1

EXHIBIT 1

Subsidiary Guarantors

1.	Avaya Cala Inc.

2.	Avaya Cloud Inc.

3.	Avaya EMEA Ltd.

4.	Avaya Federal Solutions, Inc.

5.	Avaya Holdings LLC

6.	Avaya Integrated Cabinet Solutions Inc.

7.	Avaya Management Services Inc.

8.	Avaya Management, L.P.

9.	Avaya World Services Inc.

10.	Hyperquality, Inc.

11.	Hyperquality II, LLC

12.	Sierra Asia Pacific Inc.

13.	Ubiquity Software Corporation

14.	VPNet Technologies, Inc.

15.	Intellisist, Inc.

16.	CAAS Technologies, LLC

17.	Sierra Communications International LLC

18.	CTIntegrations, LLC

19.	KnoahSoft, Inc.

A-1

EXHIBIT 2

Lien Priorities

Rank	DIP ABL Priority Collateral that is subject to Prepetition First- Priority Liens[4]	DIP ABL Priority Collateral that is not subject to Prepetition First- Priority Liens	Term Priority Collateral that is subject to Prepetition First- Priority Liens	Term Priority Collateral that is not subject to Prepetition First- Priority Liens
1	Carve-Out	Carve-Out	Carve-Out	Carve-Out

2	Permitted Liens[5]	Permitted Liens	Permitted Liens	Permitted Liens

3	DIP ABL Liens[6]	DIP ABL Liens	DIP Term Liens	DIP Term Liens

4	DIP Term Liens	DIP Term Liens	Prepetition First Lien Adequate Protection Liens	Prepetition First Lien Adequate Protection Liens

5	Prepetition First Lien Adequate Protection Liens	Prepetition First Lien Adequate Protection Liens	Prepetition First-Priority Liens	DIP ABL Liens

6	Prepetition First-Priority Liens		DIP ABL Liens

[4]	As defined in the Form Interim Order.
[5]	As defined in the Form Interim Order.
[6]	As defined in the Form Interim Order.

A-1

EXHIBIT 3

Form Interim DIP Order

[See attached.]

A-1

Exhibit 4

Exit Term Loan Term Sheet

ANNEX 1

EXIT TERM LOAN TERM SHEET

Avaya Inc.

$800,000,000 Exit Term Loan Facility

Summary of Principal Terms and Conditions

This Exit Term Loan Term Sheet (the “Term Sheet”) provides an outline of a proposed financing and does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is for discussion purposes only, is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. Any agreement to provide the Exit Term Loan Facility (as defined below) or any other financing arrangement will be subject to the execution and delivery of definitive documentation satisfactory to the Exit Term Loan Administrative Agent (as defined below) and the Required Consenting Stakeholders, each acting in its sole discretion. This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients.

Capitalized terms used in this Term Sheet and not otherwise defined shall have the meaning given to such terms in either (i) the Term Loan Credit Agreement, dated as of December 15, 2017, among the Borrower (as defined below), Avaya Holdings Corp., certain guarantors party thereto, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, the other parties thereto and each lender from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), or (ii) the Restructuring Support Agreement.

Borrower:	Avaya Inc., a Delaware corporation (in such capacity, the “Borrower”).

Exit Term Loan Administrative Agent:	A financial institution reasonably acceptable to the Required Consenting Stakeholders and the Borrower (in its capacity as administrative agent under the Exit Term Loan Facility, the “Exit Term Loan Administrative Agent”).

Exit Term Lenders:	All of the DIP Lenders and holders of First Lien Claims (other than B-3 Escrow Claims) (collectively, the “Exit Term Lenders”).

Exit Term Loan Facility:	The Exit Term Lenders will provide, or be deemed to provide, to the Borrower a senior secured, first lien term loan credit facility (the “Exit Term Loan Facility”, and the loans thereunder, the “Exit Term Loans”) in an aggregate principal amount of $800,000,000, which shall consist of (i) $500,000,000 of principal amount thereof, to be issued to the DIP Lenders, converted, on a dollar-for-dollar basis, from all outstanding principal amount of the DIP Term Loans under the DIP Term Loan Facility and (ii) $300,000,000 of principal amount thereof, which is to be issued (x) to holders of the First Lien Claims (other than B-3 Escrow Claims), in partial satisfaction of each First Lien Claim (other than a B-3 Escrow Claim) as part of the treatment of First Lien Claims under the Plan and (y) to holders of the First Lien Claims (other than B-3 Escrow Claims) who provide “new money” Exit Term Loans pursuant to the Backstop Commitment (as defined in the Rights Offering Term Sheet) and the Rights Offering, in each case, in accordance with the Restructuring Support Agreement, the Rights Offering Term Sheet, and the Backstop Agreement.

Closing Date:

The Plan Effective Date upon which all conditions precedent in the Restructuring Support Agreement and the Exit Term Loan Documents to the effectiveness of the Exit Term Loan Documents for the Exit Term Loan Facility are satisfied or waived in accordance with the terms thereof.

“Exit Term Loan Documents” shall mean the definitive loan documents related to the Exit Term Loan Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents.

Maturity Date:	The Exit Term Loan Facility will mature on the date that is five and one-quarter (5 1⁄4) years after the Closing Date (the “Maturity Date”).

Amortization:	The Exit Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Exit Term Loan Facility, commencing with the fiscal quarter ended December 31, 2023.

Interest Rate:	If the Borrower elects to pay interest partially in kind, the interest rate under the Exit Term Loan Facility will be, (a) from the Closing Date through the end of the first four full fiscal quarters following the Closing Date, (x) Term SOFR (SOFR floor of 1.00%) plus 1.50% (with the portion of the interest under this clause (x) payable in cash) plus (y) 7.00% (with the portion of the interest under this clause (y) payable in kind) and (b) thereafter, Term SOFR (SOFR floor of 1.00%) plus 7.50%, all payable in cash. If the Borrower does not elect to pay interest partially in kind during the period from the Closing Date through the end of the first four full fiscal quarters following the Closing Date, the Interest rate under the Exit Term Loan Facility will be Term SOFR (SOFR floor of 1.00%) plus 7.50%, all payable in cash. For the avoidance of doubt, the partial PIK election described in this paragraph is available only from the Closing Date through the end of the first four full fiscal quarters following the Closing Date.

Default Rate:	Any principal or interest payable under or in respect of the Exit Term Loan Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Documentation Principles:	The Exit Term Loan Facility is to be documented by a new first lien senior secured term loan credit agreement based on the Prepetition Term Loan Credit Agreement[1] (without giving regard to the Tranche B-3 Special Provisions) with modifications to reflect the terms and provisions set forth in this Term Sheet, subject to changes to be mutually agreed upon between the Required DIP Term Lenders (as defined in the DIP Term Sheet), the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement) and the Borrower, including, without limitation, modifications to make the negative covenants more restrictive, taken as a whole (collectively, the “First Lien Documentation Principles”).

Guarantees:	Consistent with the Prepetition Term Loan Credit Agreement and expanded to include a guarantee by Sierra Communications International LLC (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”); provided that the parties shall exclude Sierra Communication International, LLC as a Guarantor if the Required Consenting Stakeholders determine in good faith that the its inclusion could result in adverse tax consequences to the Borrower (including, but not limited to, under Section 956 of the Code).

Security:	Consistent with the Prepetition Term Loan Credit Agreement and expanded to include collateral of Sierra Communications International LLC,[2] subject to adjustments satisfactory to Required Consenting Stakeholders and the Borrower; provided

[1]

Use of the Prepetition Term Loan Credit Agreement throughout this Exit Term Loan Term Sheet remains subject to PW’s and the PW Ad Hoc Group’s further review of the Prepetition Term Loan Credit Agreement.

[2]	First-tier foreign stock pledge percentage subject to tax analysis as agreed by Required Consenting Stakeholders.

that the parties shall (i) exclude Sierra Communication International, LLC from collateral and (ii) adjust the pledge of the outstanding equity interests of Sierra Communication International, LLC to 65% of its voting equity interests and 100% of its non-voting equity interests, in each case, if the Required Consenting Stakeholders determine in good faith that the failure to do so could result in adverse tax consequences to the Borrower (including, but not limited to, under Section 956 of the Code).

Intercreditor Agreement	The relative priorities of the security interests in common collateral securing the Exit Term Loan Facility and the Exit ABL Facility, if any, shall be subject to a customary ABL intercreditor agreement substantially consistent with the ABL Intercreditor Agreement, dated as of December 15, 2017, with respect to the Prepetition Facilities; provided that such ABL intercreditor agreement shall contain a mutual limited standstill period on enforcement actions.

Voluntary Prepayments:

Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions), other than the Call Protection Provision (as defined below).

Any voluntary prepayments of the Exit Term Loans will be subject to call protection at 102% for the first twelve (12) months following the Closing Date (the “Call Protection Provision”).

Mandatory Prepayments:	Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower; provided that mandatory prepayments from Excess Cash Flow will be required commencing with the first full fiscal year after the Closing Date.

Representations and Warranties:	Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower.

Conditions Precedent to Effectiveness on the Closing Date:

The closing of Exit Term Loan Facility shall be subject to customary conditions precedent for transactions of this nature, including, among others, the following:

(a)   The completion of the Restructuring Transactions contemplated by the Restructuring Support Agreement.

(b)   (i) the execution and delivery by the Borrower and the other Loan Parties of the Exit Term Loan Documents consistent with this Term Sheet, (ii) the delivery of customary secretary’s certificates (with certification of organizational authorization and organizational documents) of the Loan Parties, customary organizational good standing certificates of the Loan Parties and customary legal opinions and (iii) a certificate of the Borrower certifying that no Default shall have occurred and be continuing as of the Closing Date.

Covenants:	Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower; provided that Consolidated EBITDA shall be defined as the “credit EBITDA” as set forth in the materials prepared for the Akin Ad Hoc Group Advisors and the PW Ad Hoc Group Advisors for their respective groups[3] and shall include additional addbacks for costs and expenses with respect to long-term business optimization, transformation and cost-saving initiatives, and, subject to limitations satisfactory to the Required Consenting Stakeholders and the Borrower, pro forma unrealized cost savings.

Ratings Requirements:	Borrower shall use commercially reasonable efforts to have the Exit Term Loan rated by both Moody’s and S&P within 30 days of the Closing Date or as soon as reasonably practicable thereafter.

Financial Covenants:	None.

Events of Default:	Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower; provided that “Change of Control” shall be defined to reflect that New Avaya will be a private company following the Closing Date and “Permitted Holders” shall be defined to include any person that holds, together with its affiliates, at least 10% of the equity interests of New Avaya on the Closing Date.

[3]

For purposes of illustration, the Company presented a projected fiscal year 2023 normalized EBITDA of $238 million on December 15, 2022 and a preliminary estimated range of first quarter of fiscal 2023 normalized EBITDA of $25 million to $30 million on January 28, 2023.

Voting:	Amendments shall require the consent of at least two unaffiliated (if there are at least two unaffiliated Exit Term Lenders) Exit Term Lenders holding greater than 50% of the outstanding commitments and/or outstanding Exit Term Loans under the Exit Term Loan Facility (the “Required Exit Term Lenders”), except for amendments customarily requiring approval by all affected Exit Term Lenders as consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower.

Assignments and Participations:	Consistent with the Prepetition Term Loan Credit Agreement (without giving regard to the Tranche B-3 Special Provisions) subject to adjustments satisfactory to the Required Consenting Stakeholders and the Borrower.

Expenses and Indemnification:	Consistent with the Prepetition Term Loan Credit Agreement and expanded to include the payment or reimbursement to the Exit Term Lenders for all reasonable documented out-of-pocket costs and expenses incurred by the Exit Term Lenders, regardless of whether the Closing Date occurs, in connection with (i) the preparation, negotiation and execution of the Exit Term Loan Documents; (ii) the funding of the Exit Term Loans; (iii) the creation, perfection or protection of the liens under the Exit Term Loan Documents (including all search, filing and recording fees); and (iv) the on-going administration or enforcement of the Exit Term Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); provided that solely with respect to clause (iv), such out-of-pocket costs and expenses shall be limited to those of each Exit Term Lender or group of Exit Term Lenders holding at least 30% of the Exit Term Loans.

Governing Law and Forum:	New York.

Exhibit 5

Governance Term Sheet

Execution Version

AVAYA INC., ET AL.

GOVERNANCE TERM SHEET

This term sheet (the “Governance Term Sheet”) sets forth certain preliminary material terms in respect of the corporate governance of New Avaya that would be reflected in the Governance Documents, including the certificate of incorporation, bylaws, Registration Rights Agreement (as defined below) and Stockholders Agreement (as defined below) of New Avaya, subject in all respects to the terms of the Restructuring Support Agreement. This Governance Term Sheet has been prepared for discussion purposes only and is non-binding, but shall serve as the basis for further negotiations regarding definitive agreements.

Without limiting the generality of the foregoing, this Governance Term Sheet is subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and the Ad Hoc Groups or the Required Consenting Stakeholders, as applicable. This Governance Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Governance Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. Until publicly disclosed upon the prior written agreement of the Company Parties and the Ad Hoc Groups, this Governance Term Sheet shall remain strictly confidential and may not be shared with any other party or person (other than members of the Ad Hoc Groups that have signed confidentiality agreements with HoldCo) without the consent of the Ad Hoc Groups and the Company Parties.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet and the Restructuring Support Agreement, as applicable.

THIS GOVERNANCE TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW.

General	New Avaya shall be a Delaware corporation managed by a board of directors (the “Board”), which will be responsible for overseeing the operation of the Reorganized Debtors’ business. New Avaya shall be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the Board.

Common Shares	The Governance Documents shall provide that the New Equity Interests of New Avaya will be evidenced by one class of common stock, par value $0.01 per share (each such share, a “Common Share” and each holder thereof, a “Holder”).

Stock Exchange Delisting; SEC Deregistration	HoldCo shall take all necessary or advisable steps to delist its common stock from the New York Stock Exchange (the “NYSE”) and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules.[1]

Selection Committee	A board selection committee (the “Selection Committee”) shall be formed initially consisting of one representative from each of Apollo[2], Brigade[3], Nuveen[4] and Sculptor[5].

Initial Board Composition

As of the Plan Effective Date, the Board shall initially consist of nine directors as follows:

•  The Chief Executive Officer shall serve as a director.

•  Apollo shall have the right to appoint three directors, one of whom must be independent. Such directors appointed by Apollo pursuant to Apollo’s appointment rights shall be referred to as the “Apollo Directors”.

•  Brigade shall have the right to appoint one director. Such director appointed by Brigade pursuant to Brigade’s appointment right shall be referred to as the “Brigade Director”.

•  Nuveen shall have the right to appoint one director. Such director appointed by Nuveen pursuant to Nuveen’s appointment right shall be referred to as the “Nuveen Director”.

•  The Selection Committee shall have the right to appoint three independent directors, who shall, for purposes of the initial Board, be unanimously appointed by the Selection Committee. Such independent directors appointed by the Selection Committee shall be referred to as the “Selection Committee Directors”. Following the initial term, the

[1]	These steps shall include:
•

HoldCo shall file post-effective amendments to terminate all currently effective Securities Act registration statements (the “Post-Effective Amendments”), and the Post-Effective Amendments shall become effective prior to the filing of HoldCo’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

•

By no later than 15 calendar days after the Petition Date, HoldCo or the NYSE shall file a Form 25 (the “Form 25”) with the Securities and Exchange Commission (the “SEC”) to delist the common stock of HoldCo from the NYSE and deregister such common stock from Section 12(b) of the Exchange Act.

•

By no later than 10 days after the filing of the Form 25 (or if such date is not a business day, the next business day), HoldCo shall file a Form 15 notifying the SEC of the suspension of HoldCo’s duty to file reports under Section 15(d) of the Exchange Act.

[2]

As used in this Term Sheet, “Apollo” shall mean Apollo Global Management, Inc. and/or certain of its affiliates, including but not limited to Apollo Capital Management X, LLC, Apollo Advisors X, L.P. and Blackcomb Debt Holdings, L.P.

[3]	As used in this Term Sheet, “Brigade” shall mean Brigade Capital Management, L.P. and/or certain of its affiliates.
[4]	As used in this Term Sheet, “Nuveen” shall mean Nuveen Asset Management, LLC and/or certain of its affiliates, including but not limited to Teachers Advisors, LLC.
[5]	As used in this Term Sheet, “Sculptor” shall mean Sculptor Capital LP, solely on behalf of its and its affiliates’ managed accounts.

2

Selection Committee Directors shall be appointed by agreement of at least three of the four members of the Selection Committee. In the event that a member of the Selection Committee ceases to be a member of the Selection Committee in accordance with this Governance Term Sheet, then the appointment of Selection Committee Directors shall be by agreement at least two of the three members of the Selection Committee. On the 4th anniversary of the Plan Effective Date, the Selection Committee shall be disbanded and the Selection Committee Directors shall be elected by vote of holders of a majority of the Common Shares.

Other than the Chief Executive Officer, none of the members of HoldCo’s existing board of directors may be selected for New Avaya’s initial Board.

Ongoing Board Composition

The term for each director shall be two years for the initial term and one year for each term thereafter. The Board shall not be staggered.

The scenarios below assume certain holdings levels of each of Apollo, Brigade and Nuveen but do not include all permutations of holdings levels of each of Apollo, Brigade and Nuveen. Each of Apollo, Brigade and Nuveen shall be entitled to its respective director appointment rights at the relative holding thresholds described below regardless of the ownership levels of other parties.

•  The individual then serving as Chief Executive Officer shall serve as a director at all times.

•  If at any time following twelve (12) months after the Plan Effective Date Apollo holds at least 50% and Brigade and Nuveen each hold at least 5% of the Common Shares issued and outstanding (excluding equity issuances under New Avaya’s Management Incentive Plan or similar management equity issuances and other specified excluded issuances (collectively, “Excluded Issuances”)):

•  There shall be five Apollo Directors, one of whom must be independent.

•  There shall be one Brigade Director.

•  There shall be one Nuveen Director.

•  There shall be one Selection Committee Director.

•  If at any time following twelve (12) months after the Plan Effective Date Apollo holds at least 35% but less than 50% and Brigade and Nuveen each hold at least 5% of the Common Shares issued and outstanding (excluding Excluded Issuances):

•  There shall be four Apollo Directors, one of whom must be independent.

•  There shall be one Brigade Director.

3

•  There shall be one Nuveen Director.

•  There shall be two Selection Committee Directors.

•  If at any time Apollo holds at least 17.5% but less than 35% and Brigade and Nuveen each hold at least 5% of the Common Shares issued and outstanding (excluding Excluded Issuances):

•  There shall be three Apollo Directors, one of whom must be independent.

•  There shall be one Brigade Director.

•  There shall be one Nuveen Director.

•  There shall be three Selection Committee Directors.

•  If at any time Apollo holds at least 10% but less than 17.5% and Brigade and Nuveen each hold at least 5% of the Common Shares issued and outstanding (excluding Excluded Issuances):

•  There shall be two Apollo Directors.

•  There shall be one Brigade Director.

•  There shall be one Nuveen Director.

•  There shall be four Selection Committee Directors.

•  If at any time Apollo holds at least 5% but less than 10% and Brigade and Nuveen each hold at least 5% of the Common Shares issued and outstanding (excluding Excluded Issuances):

•  There shall be one Apollo Director.

•  There shall be one Brigade Director.

•  There shall be one Nuveen Director.

•  There shall be five Selection Committee Directors.

•  If at any time any of Apollo, Brigade or Nuveen hold less than 5% of the Common Shares issued and outstanding (excluding Excluded Issuances), there shall cease to be an Apollo Director, a Brigade Director or a Nuveen Director, respectively. Such director seat(s) shall be filled by the majority of the Board or by the Holders of a majority of the Common Shares issued and outstanding (excluding Excluded Issuances) and subject to the vacancy provisions set forth below. In addition, if at any time any of Apollo, Brigade, Nuveen, or Sculptor hold less than 4.5% of the Common Shares issued and outstanding (excluding Excluded Issuances), such Holder shall no longer be a member of the Selection Committee.

Each of Apollo, Brigade, Nuveen and the Selection Committee shall endeavor to select directors with an appropriate skillset. The composition of the Board will consider diversity guidelines and corporate governance best practices. For the avoidance of doubt, in no event shall the foregoing limit any of Apollo, Brigade, Nuveen and the Selection Committee’s right to select any individual as a director.

4

The Board appointment rights of Apollo, Brigade and Nuveen described above shall continue after the date of an IPO, subject to the relevant stock exchange rules and consultation with the underwriters of the initial public offering, if any.

For the avoidance of doubt, none of Apollo, Brigade, Nuveen or Sculptor will have a veto right over the appointment or removal of any directors (other than their own appointed director (or directors, in Apollo’s case)), or over the approval of New Avaya’s budget, business plan or strategic investments.

Chair of the Board	The initial Chair of the Board shall be determined unanimously by the Selection Committee (and shall not be the Chief Executive Officer). Following the initial board term, the Chair of the Board shall be determined by a majority vote of the Board; provided, that the Chair of the Board shall not also serve as the Chief Executive Officer nor be an employee of a stockholder of New Avaya.

Committees of the Board	As long as Apollo has the right to appoint at least one Apollo Director, Apollo shall have the right to appoint an Apollo Director as a member of any committees established by the Board. Other members of such committees shall be elected by a majority of the directors. No committee shall consist of a majority of Apollo Directors that are employed by Apollo.

Independence Standard	Directors determined to be independent directors shall be independent, with industry experience (or be an audit committee financial expert) and shall not be ‘professional directors’ or employees of stockholders of New Avaya.

Fiduciary Duties	Default Delaware corporate law fiduciary duties shall apply to the Board and officers of New Avaya and shall not be waived.

5

Preemptive Rights; Equity Issuances

Prior to an IPO,[6] Holders of 2%[7] or more of Common Shares issued and outstanding shall have the right to participate on a proportionate basis (based on the Common Shares held by all such 2% Holders, and to the extent any Holder entitled to preemptive rights does not exercise its rights in full, the 2% Holders that fully exercised their preemptive rights shall be entitled to subscribe for the interests in respect of which the rights were not exercised) in any equity issuance (or issuance of any other security or instrument convertible into equity) by New Avaya or any of its subsidiaries (subject to customary exceptions). Preemptive rights shall be assignable by 2% Holders to affiliated parties.

Notwithstanding the foregoing, New Avaya or any of its subsidiaries may issue equity (or any other security or instrument convertible into equity) without first offering 2% Holders the opportunity to participate in such issuance so long as each 2% Holder is provided the opportunity to purchase its allocated portion within sixty (60) days after consummation of the sale of equity (or any other security or instrument convertible into equity) on the same terms and conditions (including price), which offer shall be held open for ten (10) business days following delivery of a preemptive rights notice.

For eighteen (18) months following the Plan Effective Date, if the liquidity (including any lines of credit) of New Avaya is greater than $450 million, New Avaya may issue equity (or any other security or instrument convertible into equity) only upon the approval of a majority of the independent directors on the Board.

Strategic Alternatives

Following twenty-four (24) months after the Plan Effective Date, the Board of New Avaya shall take commercially reasonable efforts to commence a process to confidentially evaluate and consider the undertaking of an IPO.

Beginning on the 4th anniversary of the Plan Effective Date, Holders collectively holding at least a majority of the total issued and outstanding Common Shares (excluding Excluded Issuances) shall have the right to cause the Board of New Avaya to undertake a process to confidentially consider strategic alternatives; provided, that (x) no Holder shall be required to sell Common Shares in a secondary offering, (y) in the case of any direct listing or primary offering IPO, the majority of the Board also approves the direct listing or primary offering IPO, as applicable, and (z) after the 4th anniversary of the Plan Effective Date but prior to the 5th anniversary of the Plan Effective Date, the majority of the Board may elect to delay an IPO in its business judgment.

Tag Rights	Prior to an IPO, each Holder of 5% or more of the issued and outstanding Common Shares shall have customary tag rights on a transfer by one or more Holders of collectively 20% or more of the total issued and outstanding Common Shares, in one or more transactions.

[6]

An IPO shall constitute any of (i) an initial public offering of Common Shares pursuant to an effective registration statement under the Securities Act, (ii) a single transaction or series of related transactions by a merger, acquisition or other business combination involving New Avaya and a publicly traded special purpose acquisition company or other similar entity in which a class of capital stock of the special purpose acquisition company or other similar entity (or its successor) is publicly traded on a national securities exchange or (iii) any other transaction or series of related transactions following consummation of which the Common Shares are listed and traded on an established United States or non-United States securities exchange; provided that an IPO shall not include any issuance of Common Shares solely to existing security holders or employees or consultants of New Avaya or it subsidiaries on Form S-4, Form F-4 or Form S-8 (or any successor form adopted by the SEC or any comparable form adopted by any foreign securities regulators).

[7]

For the avoidance of doubt, the holdings of New Equity Interests held by all affiliated funds or accounts, or funds or accounts under common management, shall be aggregated for purposes of determining whether any percentage holding threshold in this term sheet has been met.

6

Apollo Consent Rights in Connection with Certain Changes

As long as Apollo holds at least 25% of the Common Shares issued and outstanding (excluding Excluded Issuances), and prior to a Qualified IPO[8] the approval of Apollo in its capacity as a stockholder will be required for the following actions:

•  the incurrence of debt in excess of $100 million;

•  the payment of any dividend on the Common Shares or other distribution on New Avaya securities;

•  a transaction that would result in a change-of-control, including any sale of New Avaya (whether by sale of all or substantially all assets, merger or otherwise); and

•  any acquisitions or divestitures for a fair value in excess of $100 million.

As long as Apollo holds at least 25% of the Common Shares issued and outstanding (excluding Excluded Issuances), and prior to a Qualified IPO, the Board shall consult with Apollo in connection with the termination or hiring of a Chief Executive Officer, and Apollo shall be entitled to recommend candidates to the Board for consideration in connection with any hiring process for a Chief Executive Officer.

Prior to the consummation of an IPO, New Avaya may not take any of the following actions without the consent of Holders holding at least 75% of the Common Shares of New Avaya issued and outstanding (excluding Excluded Issuances):

•  non-pro rata redemptions or reclassifications of equity (other than redemptions or repurchases of departing employees or other service providers); or

•  the declaration of dividends or other distributions other than on a pro rata basis.

Corporate Opportunities

The Governance Documents shall provide for the renunciation of New Avaya’s interest in business opportunities that are presented to directors or Holders, in each case, other than such directors or Holders that are employees, consultants or officers of New Avaya (and the renunciation shall apply to any Chair of the Board that is not otherwise an employee, consultant or officer of New Avaya).

This renunciation shall not limit the confidentiality obligations of Holders under the Stockholders Agreement.

Affiliate Transactions	Any Affiliate Transaction shall be approved by a majority of the independent directors on the Board (excluding fund employee directors, if any, appointed by an entity with Board appointment rights with respect to any Affiliate Transaction involving such affiliate); provided, that any transaction involving a sale of New Avaya, (or all or substantially all of its subsidiaries, including by merger) to an affiliate shall be approved by Holders collectively holding at least a majority of the total issued and outstanding Common Shares held by unaffiliated Holders.

[8]	“Qualified IPO” means a firm commitment underwritten initial public offering of Common Shares on a recognized national securities exchange with aggregate gross proceeds of at least $375 million.

7

Any Affiliate Transaction involving an acquisition of or divestiture to an affiliate of New Avaya with a value in excess of $350 million shall be approved by a majority of the disinterested directors on the Board.

“Affiliate Transaction” means any transaction (including issuances of equity or debt) involving New Avaya or any of its subsidiaries, on the one hand, and any 5% or larger Holder or any affiliated entity of such Holder (including any entity where such Holder has voting control of 20% or more) on the other hand; provided that an “Affiliate Transaction” shall not include (i) a transaction or series of related transactions involving less than $2,000,000 in aggregate payments if in the ordinary course of business consistent with past practice with a portfolio company of such Holder or its affiliates on an arms-length basis (i.e., terms no less favorable in the aggregate to New Avaya or its subsidiaries than could be obtained from an unaffiliated third party) and (ii) debt financings with respect to which all Holders of Common Shares are offered the opportunity to participate on a pro rata basis on the same terms (including with respect to price) and financings in accordance with preemptive rights set forth in this Governance Term Sheet.

Amendments

The Governance Documents shall not be amended without the approval of a majority of the Board and Holders of a majority of the issued and outstanding Common Shares. Amendments to Drag Rights, Tag Rights, Preemptive Rights, Registration Rights, Affiliate Transactions, Fiduciary Duties and amendment provisions, or any amendments which would impose new limitations or conditions on transferability of Common Shares (other than contractual lock-up agreements) shall require the approval of 75% of the Holders of Common Shares; it being understood that amendments to Affiliate Transactions and Fiduciary Duties in a manner favorable to affiliates or to officers and directors of New Avaya shall also be approved by a majority of the Holders of Common Shares excluding affiliates at the time.

Any amendments that materially disproportionately and adversely affect rights specified in this term sheet of one or more Holders relative to the impact on one or more other Holders (or that disproportionately benefit one or more Holders relative to the rights of other Holders), shall require approval of a majority of the disproportionately adversely affected Holders.

Board Vacancies	Upon the resignation, removal for cause, death or incapacity of each of an Apollo Director, Brigade Director, Nuveen Director or Selection Committee Director, the vacancy resulting from such resignation, removal for cause, death or incapacity may be filled, in each case until the next annual meeting of Holders, by each of Apollo, Brigade, Nuveen and the Selection Committee, respectively, as long as each has rights to appoint such Apollo Director, Brigade Director, Nuveen Director or Selection Committee Director, and if there are no such rights, then by a majority of the remaining directors.

8

Stockholder Action by Written Consent	Holders may act by written consent with respect to any matter that may be acted upon by such Holders at an annual or special meeting.

Special Meetings	Holders of at least a majority of the issued and outstanding Common Shares shall have the ability to call special meetings of Holders.

Stockholders Agreement

The Plan shall provide that the Holders and New Avaya will be deemed to have entered into a stockholders agreement (the “Stockholders Agreement”).

The Stockholders Agreement, in addition to reflecting the terms in this Governance Term Sheet, shall contain customary provisions regarding confidentiality of New Avaya information.

Information Rights

The Stockholders Agreement shall provide that at any time that New Avaya is not required to file periodic and current reports with the SEC, New Avaya will make available to Holders and bona fide prospective purchasers of Common Shares, on a password protected website, subject to customary confidentiality arrangements:

•   all financial information provided to, or that is required to be provided to, lenders under the Exit ABL Facility Credit Agreement (as defined in the Plan) and the Exit Term Loan Facility Credit Agreement (as defined in the Plan), with such rights surviving the repayment or refinancing of such debt facilities; and

•   the information required pursuant to Rule 144(c)(2) under the Securities Act, Rule 144A(d)(4) under the Securities Act and Section 4(d)(3) of the Securities Act or such other information necessary to allow Holders to rely on Rule 144 under the Securities Act (“Rule 144”), Rule 144A under the Securities Act and Section 4(a)(7) of the Securities Act (or any applicable successor provisions).

Transfers/Resales	The information required for brokers to make markets pursuant to Rule 15c2-11 under the Exchange Act (or any applicable successor provision) shall not be publicly available prior to any potential IPO and accordingly it is not expected that the Common Shares shall be quoted on a traditional over-the-counter market. It is expected that the Common Shares will be freely transferable (subject to tag rights described above, securities laws and reasonable restriction on the number of registered Holders).

9

The Common Shares issued under the Plan will be DTC-eligible, and (i) each Holder which is currently a holder of First Lien Claims (other than B-3 Escrow Claims) shall receive such Common Shares on account of such ownership of First Lien Claims (other than B-3 Escrow Claims) through DTC, (ii) each participant in the Rights Offering shall receive its New RO Common Stock (as defined in the Rights Offering Term Sheet) through DTC, and (iii) each Holder which is a party to the Backstop Agreement for the Rights Offering and/or a DIP Commitment party shall receive its RO Backstop Shares, Premium Shares and DIP Commitment Shares (in each case, if any) on the books of New Avaya’s transfer agent unless the RO Backstop Shares, Premium Shares and DIP Commitment Shares may be issued in book-entry form in accordance with the practices and procedures of DTC.

The Governance Documents shall provide language to restrict any sale, exchange, assignment, pledge, encumbrance or other transfer of Common Shares that would result in New Avaya’s obligation to register a class of securities under Section 12(g) of the Exchange Act or to be required to file reports with the SEC under Section 15(d) of the Exchange Act.

Registration Rights[9]

The Plan shall provide that the Holders and New Avaya will be deemed to have entered into a registration rights agreement (the “Registration Rights Agreement”) which shall include the following provisions:

•  General. Any Holder of Common Shares may transfer (in connection with any such transfer) its rights under the Registration Rights Agreement to any person to whom it transfers Common Shares, subject to the transferee’s execution and delivery of a customary joinder (in a form to be attached as an exhibit thereto) to the Registration Rights Agreement.

•  Demand Registration—S-1. After the date of an IPO (but subject to any lock-up agreements executed in connection with an IPO) and at such time as New Avaya is ineligible to file a registration statement on Form S-3, one or more Holders of Common Shares that are “restricted securities” or “control securities” under Rule 144 (“Registrable Securities”) that hold, in the aggregate, Registrable Securities that constitute at least 10% of the issued and

[9]

Except as provided in the next paragraph, the New Equity Interests issued pursuant to the Plan (including the New RO Common Stock) shall be exempt from the registration requirements of the securities laws as a result of section 1145 of the Bankruptcy Code to the maximum extent available by law or, if section 1145 is not available, then otherwise exempt from registration under the Securities Act and any other applicable securities laws. Securities issued under section 1145 are generally freely tradable, without registration, unless held by affiliates or “underwriters.”

The RO Backstop Shares, Premium Shares and DIP Commitment Shares issued pursuant to the Plan shall be exempt from registration requirements of the securities laws pursuant to Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption. Securities issued pursuant to these exemptions are generally freely tradable, without registration, by non-affiliates 12 months after issuance for a non-SEC reporting company, and may be traded pursuant to other exemptions from registration during such time.

10

outstanding Common Shares, may demand that New Avaya file a registration statement under the Securities Act on Form S-1 (or similar or successor form), covering Registrable Securities held by such Holders. Such Holders may (at their option) request that such Registrable Securities be sold in an underwritten offering or a block trade. The demand right described in this paragraph includes the right to require the filing of a shelf registration statement for sales of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any applicable successor provisions) and/or to conduct an unlimited number of shelf takedowns off of such shelf registration statement, including for an underwritten offering or a block trade of Registrable Securities, subject to customary proposed size of offering and demands per year limitations.

•  Demand Registration—S-3. At such time as New Avaya is eligible to file a registration statement on Form S-3, one or more Holders of Registrable Securities that hold, in the aggregate, Registrable Securities that constitute at least 5% of the issued and outstanding Common Shares, may demand that New Avaya file a shelf registration statement under the Securities Act on Form S-3 (or similar or successor form), covering Registrable Securities held by such Holders for sales on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The demand right described in this paragraph includes the right to conduct an unlimited number of shelf takedowns off of such shelf registration statement, including for an underwritten offering or block trade of Registrable Securities, subject to customary proposed size of offering and demands per year limitations.

•  Piggyback Registration. After an IPO, each Holder of Registrable Securities which owns at least 1% of the issued and outstanding Common Shares shall have the right to include its Common Shares each time New Avaya proposes for any reason to register any of its Common Shares under the Securities Act (including but not limited to registrations pursuant to demands by Holders). The rights to piggyback registration shall be available with respect to all Registrable Securities and to all Holders of Registrable Securities that are party to the Registration Rights Agreement. The rights to piggyback registration may be exercised on an unlimited number of occasions. The rights to piggyback registration shall be subject to exceptions and limitations (including as to exceptions for employee plan Form S-8 filings and acquisition transactions).

•  Percentage Calculations.With respect to any Registration Rights Agreement provisions that are tied to a minimum ownership threshold, a Holder’s percentage ownership shall include all Common Shares or Registrable Securities, as applicable, held by such Holder’s Affiliates, and by managed funds and accounts of such Holder and its Affiliates.

11

EXHIBIT C

Debtors

Avaya CALA Inc.

Avaya Cloud Inc.

Avaya EMEA LTD.

Avaya Federal Solutions, Inc.

Avaya Holdings Corp.

Avaya Holdings LLC

Avaya Inc.

Avaya Integrated Cabinet Solutions LLC

Avaya Management L.P.

Avaya Management Services Inc.

Avaya World Services Inc.

CAAS Technologies, LLC

CTIntegrations, LLC

HyperQuality, Inc.

HyperQuality II, LLC

Intellisist, Inc.

KnoahSoft, Inc.

Sierra Asia Pacific Inc.

Sierra Communication International LLC

Ubiquity Software Corporation

VPNet Technologies, Inc.

EXHIBIT D

Form of Joinder Agreement

Joinder Agreement to Restructuring Support Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of February [•], 2023, by and among Avaya Holdings Corp. (“HoldCo”), and each of its direct and indirect subsidiaries that executes the Agreement (collectively, the “Company Parties”), RingCentral, Inc., and certain holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold First Lien Claims (by the terms and conditions thereof).3

The undersigned hereby makes the applicable representations and warranties set forth in Section 10 and Section 12 of the Agreement to each other Party, effective as of the date hereof and agrees to be bound by the terms and conditions of the Agreement.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: ________________, 2023

[3]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

[JOINING PARTY]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:

DIP ABL Loans

DIP Term Loans

Prepetition ABL Loan Claims

B-1 Term Loan Claims

B-2 Term Loan Claims

B-3 Term Loan Claims

Legacy Notes Claims

Secured Exchangeable Notes Claims

HoldCo Convertible Notes Claims

[Signature Page to Joinder Agreement]

EXHIBIT E

Transfer Agreement

Transfer Agreement to Restructuring Support Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February [•], 2023 (the “Agreement”),1 by and among Avaya Holdings Corp. and its direct and indirect subsidiaries bound thereto, RingCentral, Inc. and the Consenting Stakeholders, including the transferor of the Company Claims/Interests referenced herein (“Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:

DIP ABL Loans

DIP Term Loans

Prepetition ABL Loan Claims

B-1 Term Loan Claims

B-2 Term Loan Claims

B-3 Term Loan Claims

Legacy Notes Claims

Secured Exchangeable Notes Claims

HoldCo Convertible Notes Claims

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

EXHIBIT F

Plan

Execution Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:		)	Chapter 11
)
AVAYA INC., et al.,[1]		)	Case No. 23-[____] (___)
)
	Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF AVAYA INC.

AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER LLP	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Rebecca Blake Chaikin (TX Bar No. 24133055)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Genevieve M. Graham (TX Bar No. 24085340)	Aparna Yenamandra (pro hac vice pending)
Emily Meraia (TX Bar No. 24129307)	Rachael M. Bentley (pro hac vice pending)
1401 McKinney Street, Suite 1900	Andrew Townsell (pro hac vice pending)
Houston, TX 77010	601 Lexington Avenue
Telephone: (713) 752-4200	New York, New York 10022
Facsimile: (713) 752-4221	Telephone: (212) 446-4800
Email: mcavenaugh@jw.com	Facsimile: (212) 446-4900
rchaikin@jw.com	Email: joshua.sussberg@kirkland.com
ggraham@jw.com	aparna.yenamandra@kirkland.com
emeraia@jw.com	rachael.bentley@kirkland.com
andrew.townsell@kirkland.com

Proposed Co-Counsel to the Debtors	-and-
and Debtors in Possession
Patrick J. Nash, Jr., P.C. (pro hac vice pending)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: patrick.nash@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession
Dated: February 14, 2023

[1]

A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at http://www.kccllc.net/avaya. The location of Debtor Avaya Inc.’s principal place of business and the Debtors’ service address in these Chapter 11 Cases is 350 Mount Kemble Avenue, Morristown, New Jersey 07960.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	17
C.	Computation of Time.	17
D.	Governing Law.	17
E.	Reference to Monetary Figures.	17
F.	Reference to the Debtors or the Reorganized Debtors.	18
G.	Controlling Document.	18
H.	Consent Rights.	18

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		18
A.	Administrative Claims.	18
B.	DIP Claims.	19
C.	Professional Fee Claims.	19
D.	Priority Tax Claims.	20
E.	Payment of Restructuring Expenses.	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		20
A.	Classification of Claims and Interests.	20
B.	Treatment of Claims and Interests.	21
C.	Special Provision Governing Unimpaired Claims.	25
D.	Elimination of Vacant Classes	25
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	25
F.	Intercompany Interests	25
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	26
H.	Controversy Concerning Impairment.	26
I.	Subordinated Claims.	26

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		26
A.	General Settlement of Claims and Interests.	26
B.	HoldCo Convertible Notes Settlement.	26
C.	Restructuring Transactions.	27
D.	The Reorganized Debtors.	27
E.	Sources of Consideration for Plan Distributions.	27
F.	Corporate Existence.	29
G.	Vesting of Assets in the Reorganized Debtors.	29
H.	Cancellation of Existing Agreements and Interests.	30
I.	Corporate Action.	30
J.	Governance Documents.	31
K.	Directors and Officers of the Reorganized Debtors.	31
L.	Effectuating Documents; Further Transactions.	31
M.	Certain Securities Law Matters	31
N.	Section 1146 Exemption.	32
O.	Employment Obligations.	33
P.	Management Incentive Plan.	33
Q.	Preservation of Causes of Action.	33
R.	DTC Eligibility	34
S.	Closing the Chapter 11 Cases.	34

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		34
A.	Assumption of Executory Contracts and Unexpired Leases.	34

B.	Indemnification Obligations.	34
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	35
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	35
E.	Insurance Policies.	36
F.	Reservation of Rights.	36
G.	Nonoccurrence of Effective Date.	36
H.	Contracts and Leases Entered Into After the Petition Date.	36

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		37
A.	Timing and Calculation of Amounts to Be Distributed.	37
B.	Disbursing Agent.	37
C.	Rights and Powers of Disbursing Agent.	37
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	37
E.	Manner of Payment.	38
F.	Compliance with Tax Requirements.	38
G.	Allocations.	38
H.	No Postpetition Interest on Claims.	38
I.	Foreign Currency Exchange Rate.	39
J.	Setoffs and Recoupment.	39
K.	Claims Paid or Payable by Third Parties.	39

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		40
A.	Disputed Claims Process.	40
B.	Allowance of Claims.	40
C.	Claims Administration Responsibilities.	40
D.	Adjustment to Claims or Interests without Objection.	41
E.	Disallowance of Claims or Interests.	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		41
A.	Discharge of Claims and Termination of Interests.	41
B.	Release of Liens.	42
C.	Releases by the Debtors.	42
D.	Releases by Third Parties Other than the Settlement Group Releasing Parties.	43
E.	Releases by the Settlement Group Releasing Parties.	44
F.	Exculpation.	45
G.	Injunction.	45
H.	Protections Against Discriminatory Treatment.	46
I.	Document Retention.	46
J.	Reimbursement or Contribution.	46

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		47
A.	Conditions Precedent to the Effective Date.	47
B.	Waiver of Conditions.	47
C.	Effect of Failure of Conditions.	48

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		48
A.	Modification and Amendments.	48
B.	Effect of Confirmation on Modifications.	48
C.	Revocation or Withdrawal of Plan.	48

ARTICLE XI. RETENTION OF JURISDICTION		49

ARTICLE XII. MISCELLANEOUS PROVISIONS		50
A.	Immediate Binding Effect.	50
B.	Additional Documents.	50

C.	Payment of Statutory Fees.	51
D.	Statutory Committee and Cessation of Fee and Expense Payment.	51
E.	Reservation of Rights.	51
F.	Successors and Assigns.	51
G.	Notices.	51
H.	Term of Injunctions or Stays.	52
I.	Entire Agreement.	52
J.	Exhibits.	53
K.	Nonseverability of Plan Provisions.	53
L.	Votes Solicited in Good Faith.	53
M.	Closing of Chapter 11 Cases.	53
N.	Waiver or Estoppel.	53

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “2023 PBGC Settlement Agreement” means that certain Settlement Agreement between the Debtors and Pension Benefit Guaranty Corporation dated February 14, 2023 and attached to the Disclosure Statement as Exhibit I.

2. “Ad Hoc Groups” means the PW Ad Hoc Group and the Akin Ad Hoc Group.

3. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; (d) Adequate Protection Claims (as defined in the DIP Orders); (e) Restructuring Expenses; and (f) the RO Backstop Premium (if paid in cash).

4. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

5. “Agents/Trustees” means, collectively, the DIP Agents, the Prepetition ABL Agent, the Prepetition Term Loan Agent, the Escrow Agent, the Legacy Notes Trustee, the Secured Exchangeable Notes Trustee, and the Exit Facilities Agents, including any successors thereto.

6. “Akin Ad Hoc Group” means that certain ad hoc group of Holders of First Lien Claims represented by the Akin Ad Hoc Group Advisors.

7. “Akin Ad Hoc Group Advisors” means (i) Akin Gump Strauss Hauer & Feld, as counsel to the Akin Ad Hoc Group, (ii) Alvarez and Marsal LLC, as financial advisor to the Akin Ad Hoc Group, (iii) Centerview Partners LP, as investment banker to the Akin Ad Hoc Group, and (iv) Korn Ferry, as board search consultant.

8. “Allowed” means, as to a Claim or an Interest, a Claim or an Interest expressly allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors, with the consent of the Required Consenting Stakeholders, which shall not be unreasonably withheld, delayed, or conditioned, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law; provided, however that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

9. “Audit Committee” means the audit committee of the board of directors of HoldCo.

10. “B-1 Term Loans” means the Tranche B-1 Term Loans outstanding under the Prepetition Term Loan Credit Agreement in the principal amount of $800,000,000 as of the Petition Date.

11. “B-2 Term Loans” means the Tranche B-2 Term Loans outstanding under the Prepetition Term Loan Credit Agreement in the principal amount of $743,000,000 as of the Petition Date.

12. “B-3 Term Loans” means the Tranche B-3 Term Loans outstanding under the Prepetition Term Loan Credit Agreement in the principal amount of $350,000,000 as of the Petition Date.

13. “B-3 Escrow Claim” means a Claim on account of B-3 Term Loans arising out of or in connection with the Escrow Cash.

14. “B-3 Term Loan Claim” means any Claim on account of the B-3 Term Loans actually funded, less the amount of the B-3 Escrow Claims, plus accretion on account of the B-3 Term Loans (including on account of the B-3 Escrow Claims) from the date of funding of the B-3 Term Loans to the Petition Date, plus 30% of the B-3 Special Premium (as defined in the Prepetition Term Loan Credit Agreement) that would otherwise be due in respect of the resulting B-3 Term Loan Claim amount as of the Petition Date. The calculation of the B-3 Special Premium for the B-3 Term Loan Claims will be based on average treasury rates published in the Federal Reserve Statistical Release H.15 for the five business days through and including February 9, 2023, and the CME Term SOFR 3 Month Index for February 10, 2023.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

16. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

17. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

18. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

19. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

20. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

21. “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Causes of Action include: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

22. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

23. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

24. “Claims and Noticing Agent” means Kurtzman Carson Consultants LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

25. “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

26. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

27. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

28. “Company Parties” means HoldCo and each of its direct and indirect subsidiaries that are or become parties to the RSA, solely in their capacity as such.

29. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

32. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

33. “Consenting Stakeholders” means, collectively, the Holders of First Lien Claims that are signatories to the RSA or any subsequent Holder of First Lien Claims that becomes party thereto in accordance with the terms of the RSA, each solely in their capacity as such.

34. “Consummation” means the occurrence of the Effective Date.

35. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

36. “Debtor Related Party” means each of, and in each case in its capacity as such, current directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current director or manager in his or her capacity as director or manager of an Entity), current accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

37. “Debtor Release” means the release set forth in Article VIII.C of this Plan.

38. “Debtors” means, collectively, each of the following: Avaya Inc., Avaya CALA Inc., Avaya Cloud Inc., Avaya EMEA LTD., Avaya Federal Solutions, Inc., Avaya Holdings Corp., Avaya Holdings LLC, Avaya Integrated Cabinet Solutions LLC, Avaya Management L.P., Avaya Management Services Inc., Avaya World Services Inc., CAAS Technologies, LLC, CTIntegrations, LLC, HyperQuality, Inc., HyperQuality II, LLC, Intellisist, Inc., dba Spoken Communications, KnoahSoft, Inc., Sierra Asia Pacific Inc., Sierra Communication International LLC, Ubiquity Software Corporation, and VPNet Technologies, Inc. upon their filing of voluntary petitions for relief under chapter 11 of title 11 of the United States Code.

39. “Definitive Documents” means, collectively, (a) the Disclosure Statement; (b) the Solicitation Materials; (c) the Governance Documents; (d) the DIP Commitment Letter; (e) the DIP Orders (and motion(s) seeking approval thereof); (f) the DIP Facilities Documents; (g) the Exit Facilities Documents, (h) the RO Documents; (i) the Plan (and all exhibits thereto); (j) the Confirmation Order; (k) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (and motion(s) seeking approval thereof); (l) all material pleadings filed by the Debtors in connection with the Chapter 11 Cases (and related orders), including the First Day Pleadings and all orders sought pursuant thereto; (m) the 2023 PBGC Settlement Agreement; (n) the Plan Supplement; (o) the MIP Pre-Emergence Allocation Pool, as applicable; (p) the Escrow Direction Letter and, to the extent not covered by any above-mentioned items, any and all agreements, documents, and filings in connection with the release of the Escrow Cash; (q) any and all filings with or requests for regulatory or other approvals from any governmental entity or unit, other than ordinary course filings and requests, necessary or desirable to implement the Restructuring Transactions; (r) the Renegotiated RingCentral Contracts; and (s) such other agreements, instruments, and documentation as may be necessary to consummate and document the transactions contemplated by the RSA or the Plan.

40. “Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

41. “DIP ABL Agent” means the administrative agent, collateral agent, or similar Entity under the DIP ABL Credit Agreement.

42. “DIP ABL Facility Claim” means any Claim held by the DIP ABL Lenders or the DIP ABL Agent arising under or relating to the DIP ABL Credit Agreement or the DIP Orders, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP ABL Credit Agreement.

43. “DIP ABL Credit Agreement” means the credit agreement with respect to the DIP ABL Facility, as may be amended, supplemented, or otherwise modified from to time.

44. “DIP ABL Facility” means a superiority secured first lien asset based debtor in possession financing facility for the DIP ABL Loans, in an aggregate amount of up to $128.125 million, including a letter of credit sub-facility, which DIP ABL Facility may be converted into the Exit ABL Facility on the Effective Date, to be entered into on the terms and conditions set forth in the DIP ABL Facility Documents and the DIP Orders.

45. “DIP ABL Facility Documents” means any documents governing the DIP ABL Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith

46. “DIP ABL Lenders” means the lenders providing the DIP ABL Facility under the DIP ABL Facility Documents.

47. “DIP ABL Loans” means the loans provided under the DIP ABL Facility.

48. “DIP Agents” means, collectively, the DIP ABL Agent and the DIP Term Loan Agent.

49. “DIP Claims” means, collectively, the DIP ABL Facility Claims and the DIP Term Loan Claims.

50. “DIP Commitment Letter” means one or more commitment letters, each as may be amended, supplemented, or otherwise modified from to time in accordance with each of its terms, entered into between the Debtors and the DIP ABL Lenders and DIP Term Loan Lenders, pursuant to which the DIP ABL Lenders commit to fund the DIP ABL Facility and the DIP Term Loan Lenders commit to fund the DIP Term Loan Facility, as applicable.

51. “DIP Commitment Party” means any Person that commits to fund the DIP ABL Facility or DIP Term Loan Facility, as applicable, under the DIP Commitment Letter.

52. “DIP Commitment Shares” means, collectively, New Equity Interests to be issued to the DIP Term Loan Lenders in satisfaction of the put option premium under the DIP Term Loan Facility, which New Equity Interests will be issued at a 37.5% discount to the implied equity value of $538.8125 million after giving effect to the Rights Offering.

53. “DIP Facilities Documents” means, collectively, the DIP ABL Facility Documents and the DIP Term Loan Facility Documents.

54. “DIP Lenders” means the DIP ABL Lenders and the DIP Term Loan Lenders.

55. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order and any other Bankruptcy Court order approving entry into the DIP Facilities Documents.

56. “DIP Professional Fees” means, as of the Effective Date, all accrued and unpaid professional fees and expenses payable under the DIP Orders to the professionals for the DIP Agents and the DIP Lenders.

57. “DIP Term Loan Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Term Loan Credit Agreement.

58. “DIP Term Loan Claim” means any Claim held by the DIP Term Loan Lenders or the DIP Term Loan Agent arising under or relating to the DIP Term Loan Credit Agreement or the DIP Orders, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Term Loan Credit Agreement.

59. “DIP Term Loan Credit Agreement” means the credit agreement with respect to the DIP Term Loan Facility, as may be amended, supplemented, or otherwise modified from to time.

60. “DIP Term Loan Facility” means the senior secured debtor in possession financing facility for the DIP Term Loans, in an aggregate amount of $500 million, which DIP Term Loan Facility shall be converted into the DIP-to-Exit Term Loans on the Effective Date, entered into on the terms and conditions set forth in the DIP Term Loan Facility Documents and the DIP Orders.

61. “DIP Term Loan Facility Documents” means any documents governing the DIP Term Loan Facility that are entered into in accordance with the DIP Term Loan Credit Agreement, DIP Term Loan Term Sheet and the DIP Orders and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, including the DIP Term Loan Term Sheet.

62. “DIP Term Loan Lenders” means the lenders providing the DIP Term Loan Facility under the DIP Term Loan Facility Documents.

63. “DIP Term Loans” means the multiple draw term loans provided under the DIP Term Loan Facility.

64. “DIP Term Loan Term Sheet” means the DIP Term Loan Term Sheet attached as Exhibit C to the Restructuring Support Agreement.

65. “DIP-to-Exit Term Loans” means the DIP Term Loans in an aggregate amount of $500 million after such DIP Term Loans are converted on a dollar-for-dollar basis into Exit Term Loans on the Effective Date pursuant to the DIP Term Loan Credit Agreement, Exit Term Loan Facility Credit Agreement and the Plan.

66. “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select, in consultation with the Ad Hoc Groups, to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent.

67. “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

68. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

69. “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors and the Required Consenting Stakeholders.

70. “DTC” means The Depository Trust Company.

71. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

72. “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.N of the Plan.

73. “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

74. “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

75. “Escrow Account” has the meaning set forth in the Escrow Agreement.

76. “Escrow Agent” means Goldman, in its capacity as escrow agent under the Escrow Agreement.

77. “Escrow Agreement” means the Escrow Agreement dated as of July 12, 2022 by and among Avaya Inc., Goldman, in its capacity as the Prepetition Term Loan Agent, and Goldman, in its capacity as the Escrow Agent.

78. “Escrow Cash” means all Cash held by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.

79. “Escrow Direction Letter” means a direction letter to be executed by Avaya Inc., the Prepetition Term Loan Agent, and the Consenting Stakeholders that are B-3 Term Loan Lenders (and if necessary, other Term Loan Lenders that are Consenting Stakeholders), in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

80. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

81. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors, and (b) the directors or managers of any Debtor.

82. “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

83. “Existing Avaya Interests” means the Interests in HoldCo immediately prior to the consummation of the transactions contemplated in this Plan.

84. “Exit ABL Facility” means the first lien asset based lending facility, to be incurred on the Effective Date by the Reorganized Debtors pursuant to the Exit ABL Facility Credit Agreement.

85. “Exit ABL Facility Agent” means the administrative agent, collateral agent, or similar Entity under the Exit ABL Facility Credit Agreement.

86. “Exit ABL Facility Credit Agreement” means the credit agreement with respect to the Exit ABL Facility, as may be amended, supplemented, or otherwise modified from to time.

87. “Exit ABL Facility Documents” means, collectively, the Exit ABL Facility Credit Agreement and any other agreements or documents memorializing the Exit ABL Facility, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Exit ABL Facility, as may be amended, restated, supplemented, or otherwise modified from time to time.

88. “Exit ABL Facility Lenders” means those lenders party to the Exit ABL Facility Credit Agreement.

89. “Exit Facilities” means, collectively, the Exit ABL Facility and the Exit Term Loan Facility.

90. “Exit Facilities Agents” means, collectively, the Exit ABL Facility Agent and the Exit Term Loan Facility Agent.

91. “Exit Facilities Documents” means, collectively, the Exit ABL Facility Documents and the Exit Term Loan Facility Documents.

92. “Exit Term Loan Facility” means the first lien term loan facility to be incurred by the Reorganized Debtors and applicable guarantors on the Effective Date in the aggregate principal amount of $810 million pursuant to the Exit Term Loan Facility Credit Agreement, on the terms and conditions substantially set forth in the Exit Term Loan Facility Term Sheet.

93. “Exit Term Loan Facility Agent” means the administrative agent, collateral agent, or similar Entity under the Exit Term Loan Facility Credit Agreement.

94. “Exit Term Loan Facility Credit Agreement” means the credit agreement with respect to the Exit Term Loan Facility, as may be amended, supplemented, or otherwise modified from to time.

95. “Exit Term Loan Facility Documents” means, collectively, the Exit Term Loan Facility Credit Agreement and any other agreements or documents memorializing the Exit Term Loan Facility, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Exit ABL Facility, as may be amended, restated, supplemented, or otherwise modified from time to time.

96. “Exit Term Loan Facility Lenders” means those lenders party to the Exit Term Loan Facility Credit Agreement.

97. “Exit Term Loan Facility Term Sheet” means the Exit Term Loan Facility Term Sheet attached as Exhibit D to the Disclosure Statement.

98. “Exit Term Loans” means the term loans provided under the Exit Term Loan Facility on the terms and conditions set forth in the Exit Term Loan Facility Credit Agreement, which shall include the DIP-to-Exit Term Loans, the Takeback Term Loans, the RO Term Loans, and the RO Backstop Term Loans.

99. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

100. “File” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

101. “Final DIP Order” means one or more Final Orders entered approving the DIP ABL Facility, the DIP Term Loan Facility, and the DIP Facilities Documents, and authorizing the Debtors’ use of Cash Collateral.

102. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari , or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought, or, if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorarishall have been denied, or a new trial, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

103. “First Lien Claims” means, collectively, the Prepetition Term Loan Claims, the Legacy Note Claims, and the Secured Exchangeable Note Claims.

104. “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Priority Tax Claim, (d) a Secured Tax Claim, (e) a DIP Claim, (f) an Other Secured Claim, (g) an Other Priority Claim, (h) a Prepetition ABL Claim, (i) a First Lien Claim, (j) a B-3 Escrow Claim, (k) a HoldCo Convertible Notes Claim, (l) an Intercompany Claim, or (m) a Section 510 Claim with respect to HoldCo.

105. “Goldman” means Goldman Sachs Bank USA.

106. “Governance Documents” means, as applicable, the organizational and governance documents for the Reorganized Debtors, which will give effect to the Restructuring Transactions, including, without limitation, New Stockholders’ Agreement, Registration Rights Agreement, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, shareholder agreements (or equivalent governing documents), and the identities of proposed members of the board of directors of Reorganized Avaya which documents shall be consistent with the Governance Term Sheet.

107. “Governance Term Sheet” means the governance term sheet attached to the Restructuring Term Sheet.

108. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, managing member, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

109. “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

110. “HoldCo” means Avaya Holdings Corp.

111. “HoldCo Convertible Notes” means the unsecured notes issued under the HoldCo Convertible Notes Indenture.

112. “HoldCo Convertible Notes Claims” means any Claim on account of the HoldCo Convertible Notes.

113. “HoldCo Convertible Notes Indenture” means the indenture dated as of June 11, 2018, between HoldCo, as issuer, and the Bank of New York Mellon Trust Company, N.A., as trustee, including all amendments, modifications, and supplements thereto.

114. “HoldCo Convertible Notes Notice” shall mean the notice of non-voting status notice solely for Holders of Convertible Notes Claims attached to the order conditionally approving the Disclosure Statement.

115. “HoldCo Convertible Notes Settlement Consideration” shall mean $24 million of total consideration comprising (i) an aggregate of $10.4 million of Cash, plus (ii) an aggregate of $10 million of Exit Term Loans; plus (iii) the payment of reasonable and documented professional fees and expenses incurred by the S&C Ad Hoc Group (including such fees and expenses of Sullivan & Cromwell, LLP, as counsel, Bracewell LLP, as local counsel, MoloLamken LLP, as special counsel, and Houlihan Lokey, as financial advisor) in an aggregate amount not to exceed $3.6 million (provided that if such reasonable and documented fees are less than $3.6 million, any excess amount shall increase the Cash recovery set forth in prong (i)).

116. “HoldCo Convertible Notes Settlement Trigger” shall mean (i) the representation, at the first hearing in the Chapter 11 Cases on the record before the Bankruptcy Court, by Holders of at least 67% of HoldCo Convertible Notes Claims in Class 7 in the aggregate as of the Petition Date, by and through counsel for the S&C Ad Hoc Group and counsel for the PW Ad Hoc Group, of their support of the settlement set forth in Article IV.B of the Plan, and (ii) the delivery of written confirmation of such representation by counsel to the S&C Ad Hoc Group and counsel to the PW Ad Hoc Group within two (2) business days of such hearing setting forth the exact amount of HoldCo Convertible Notes Claims in Class 7 held by the members of the S&C Ad Hoc Group and the PW Ad Hoc Group as of the Petition Date which amount shall be at least equal to the HoldCo Convertible Notes Threshold to counsel to the Debtors, counsel to the Akin Ad Hoc Group, counsel to the PW Ad Hoc Group and counsel to the S&C Ad Hoc Group, in each case which shall be confirmed in writing to counsel to the S&C Ad Hoc Group and counsel to the PW Ad Hoc Group by counsel to the Debtors promptly upon satisfaction of each such condition.

117. “HoldCo Convertible Notes Threshold” shall mean the amount of HoldCo Convertible Notes Claims held by the members of the PW Ad Hoc Group and the S&C Ad Hoc Group as of the Petition Date which amount shall be at least 67% of the HoldCo Convertible Notes Claims in Class 7 in the aggregate

118. “HoldCo General Unsecured Claim” means any General Unsecured Claim against HoldCo.

119. “Holder” means an Entity that is the record owner of a Claim or Interest. For the avoidance of doubt, affiliated record owners of Claims or Interests managed or advised by the same institution shall constitute separate Holders.

120. “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

121. “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

122. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

123. “Interest” means, collectively, (a) any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

124. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP ABL Facility, the DIP Term Loan Facility, and the DIP Facilities Documents and authorizing the Debtors’ use of Cash Collateral.

125. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

126. “Legacy Notes” means the senior secured notes issued under the Legacy Notes Indenture.

127. “Legacy Notes Claim” means any Claim on account of the Legacy Notes.

128. “Legacy Notes Indenture” means the indenture dated as of September 25, 2020, between Avaya Inc., as issuer, and Wilmington Trust, National Association, as trustee and notes collateral agent, including all amendments, modifications, and supplements thereto.

129. “Legacy Notes Trustee” means Wilmington Trust, National Association, in its capacity as indenture trustee and notes collateral agent under the Legacy Notes Indenture, or any indenture trustee as permitted by the terms set forth in the Legacy Notes Indenture.

130. “Legacy Term Loan Claim” means any Claim on account of the Legacy Term Loans.

131. “Legacy Term Loans” means, collectively, the B-1 Term Loans and the B-2 Term Loans.

132. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

133. “Management Incentive Plan” means a post-Effective Date equity incentive plan providing for the issuance from time to time, of equity and equity-based awards with respect to New Equity Interests, as approved by the New Board.

134. “Management Incentive Plan Pool” means a pool of up to 10% (inclusive of the MIP Pre-Emergence Allocation Pool) of the New Equity Interests, on a fully-diluted basis, as of the Effective Date, reserved for issuance pursuant to the Management Incentive Plan.

135. “MIP Pre-Emergence Allocation Pool” means a percentage to be agreed upon by the Required Consenting Stakeholders and the Debtors of the Management Incentive Plan Pool that may be allocated prior to the Effective Date as emergence grants to recruit new executives to be hired to serve in key senior management positions after the Effective Date, and subject to such terms and conditions (including with respect to form, structure, and vesting) determined by, in each case, the Required Consenting Stakeholders, in consultation with the CEO.

136. “New Board” means the board of directors or similar governing body of Reorganized Avaya.

137. “New Equity Interests” means equity or membership interests in Reorganized Avaya after consummation of the Restructuring Transactions.

138. “New Stockholders’ Agreement” means that certain stockholders agreement that will govern certain matters related to the governance of the Reorganized Debtors and which shall be consistent with the Governance Term Sheet.

139. “Non-HoldCo General Unsecured Claim” means any General Unsecured Claim against a Debtor other than HoldCo.

140. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

141. “Other Secured Claim” means any Secured Claim against the Debtors other than the DIP Claims, the Priority Tax Claims, the Prepetition ABL Claims, or the First Lien Claims.

142. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

143. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

144. “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the RSA, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

145. “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

146. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the Governance Documents; (b) the identity and members of the New Board; (c) the Schedule of Retained Causes of Action; (d) the Exit Facilities Documents; (e) the Description of Transaction Steps (which shall, for the avoidance of doubt, remain subject to modification until the Effective Date and may provide for certain actions to occur prior to the Effective Date, subject to the consent of the Required Consenting Stakeholders); (f) the Rejected Executory Contract and Unexpired Lease List, if any; and (g) additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

147. “Prepetition ABL Agent” means the administrative agent, collateral agent, or similar Entity under the Prepetition ABL Credit Agreement.

148. “Prepetition ABL Claims” means any Claim on account of the Prepetition ABL Credit Agreement.

149. “Prepetition ABL Credit Agreement” means that certain ABL Credit Agreement dated as of December 15, 2017, between HoldCo, as holdings, and Avaya Inc., as borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent, including all amendments, modifications, and supplements thereto.

150. “Prepetition ABL Facility” means the revolving credit facility under the Prepetition ABL Credit Agreement.

151. “Prepetition Term Loan Agent” means Goldman, in its capacity as the administrative agent and collateral agent under the Prepetition Term Loan Credit Agreement.

152. “Prepetition Term Loan Claims” means, collectively, the Legacy Term Loan Claims and the B-3 Term Loan Claims.

153. “Prepetition Term Loan Credit Agreement” means the credit agreement dated as of December 15, 2017, between HoldCo, as holdings, and Avaya Inc., as borrower, the other guarantors party thereto, the lenders party thereto, and Goldman, as administrative agent and collateral agent, including all amendments, modifications, and supplements thereto.

154. “Preserved Claims” means (a) Claims or Causes of Action against any Entity that was the beneficiary of the repurchase, redemption or other satisfaction by any Debtor Entity of the HoldCo Convertible Notes prior to the Petition Date or (b) Preserved Tranche B-3 Claims.

155. “Preserved Tranche B-3 Claim” means an Estate claim or Cause of Action with respect to B-3 Term Loans, including the obligations, guarantees, and security interests granted in connection with the B-3 Term Loans.

156. Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

157. “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

158. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

159. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

160. “Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

161. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

162. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

163. “PW Ad Hoc Group” means that certain ad hoc group of Holders of First Lien Claims represented by the PW Ad Hoc Group Advisors.

164. “PW Ad Hoc Group Advisors” means (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the PW Ad Hoc Group, (ii) Glenn Agre Bergman & Fuentes LLP, as counsel to the PW Ad Hoc Group, (iii) FTI Consulting, Inc., as financial advisor to the PW Ad Hoc Group, (iv) [•], as local counsel to the PW Ad Hoc Group, and (v) Korn Ferry, as board search consultant.

165. “Registration Rights Agreement” means that certain registration rights agreement that will provide certain registration rights to holder of New Equity Interests and which shall be consistent with the Governance Term Sheet.

166. “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

167. “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors and reasonably satisfactory to the Required Consenting Stakeholders, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, with the consent of the Debtors and the Required Consenting Stakeholders, shall be included in the Plan Supplement.

168. “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

169. “Released Party” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) each Settlement Group Releasing Party; (e) RingCentral; (f) each Agent/Trustee; (g) each DIP Commitment Party and each DIP Lender; (h) each RO Backstop Party; (i) each current and former Affiliate of each Entity in clause (a) through the following clause (j); (j) each Related Party of each Entity in clause (c) through this clause (j); (k) each Debtor Related Party of each Entity in clause (a) and (b); provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in Article VIII.D or Article VIII.E of the Plan; (y) timely objects to the releases contained in Article VIII.D or Article VIII.E of the Plan and such objection is not resolved before Confirmation; or (z) was the beneficiary of the repurchase, redemption, or other satisfaction of HoldCo Convertible Notes prior to the Petition Date.

170. “Releasing Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Company Party; (d) RingCentral; (e) each DIP Lender; (f) each Agent/Trustee; (g) each Consenting Stakeholder; (h) all Holders of Claims that vote to accept the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in Article VIII.D of the Plan; or (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not resolved before Confirmation. Notwithstanding the foregoing, any Entity that is a Settlement Group Releasing Party shall not be a Releasing Party unless such Entity is a member of the

PW Ad Hoc Group as of the Petition Date, in which case such Entity shall not be a Releasing Party solely with respect to any HoldCo Convertible Notes Claims.

171. “Renegotiated RingCentral Agreements” means, collectively, (a) the Second Amended and Restated Framework Agreement, by and between Avaya Inc. and RingCentral, (b) the First Amended and Restated Development Agreement, by and between Avaya Inc., Avaya Management L.P., and RingCentral, (c) the First Amended and Restated Super Master Agent Agreement, by and between Avaya Inc. and RingCentral, and (d) the Reseller Agreement, by and between Avaya Cloud Inc. and RingCentral.

172. “Reorganized Avaya” means Avaya Holdings Corp., or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

173. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

174. “Required Akin Ad Hoc Group Members” means, as of the relevant date, Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of First Lien Claims held by Consenting Stakeholders that are members of the Akin Ad Hoc Group.

175. “Required Consenting Stakeholders” means, as of the relevant date, (a) the Required PW Ad Hoc Group Members and (b) the Required Akin Ad Hoc Group Members.

176. “Required PW Ad Hoc Group Members” means, as of the relevant date, Consenting Stakeholders holding, collectively, in excess of 50% of the aggregate principal amount of First Lien Claims held by the Consenting Stakeholders that are members of the PW Ad Hoc Group.

177. “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (a) the PW Ad Hoc Group Advisors; (b) the Akin Ad Hoc Group Advisors; (c) the Secured Exchangeable Notes Advisors; and (d) any consultants or other professionals retained by the PW Ad Hoc Group or the Akin Ad Hoc Group in connection with the Debtors or the Restructuring Transactions with the consent of the Debtors (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Debtors, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

178. “Restructuring Term Sheet” means the term sheet attached to the RSA as Exhibit B thereto.

179. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

180. “Rights” means the non-certificated rights that will enable the holders thereof to purchase RO Term Loans at par.

181. “Rights Offering” means the offering of the RO Term Loans for the RO Amount to be consummated by the Debtors on the Effective Date in accordance with the RO Procedures.

182. “RingCentral” means RingCentral, Inc. and its Affiliates.

183. “RO Amount” means $150 million.

184. “RO Backstop” means the several obligations and not joint nor joint and several obligations to backstop in full of the Rights Offering by the RO Backstop Parties pursuant to the RO Backstop Agreement.

185. “RO Backstop Agreement” means the backstop agreement entered into between the Debtors and the RO Backstop Parties.

186. “RO Backstop Agreement Approval Order” means the Final Order authorizing entry into the RO Backstop Agreement and approving the payment of fees and expenses related thereto, which Final Order may be the Confirmation Order.

187. “RO Backstop Commitment” means the principle amount of RO Backstop Term Loans a RO Backstop Party commits to fund in connection with the Rights Offering and in accordance with the RO Backstop Agreement.

188. “RO Backstop Parties” means, collectively, certain members of the PW Ad Hoc Group and the Akin Ad Hoc Group that are party to the RO Backstop Agreement. For the avoidance of doubt, each RO Backstop Party must be either (A) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act, (B) a non-U.S. person as defined under Regulation S under the Securities Act, or (C) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act.

189. “RO Backstop Premium” means a, non-refundable aggregate premium equal to 12.5% of the RO Amount, at a 37.5% discount to an implied equity value of $538.8125 million after giving effect to the Rights Offering, fully earned upon execution of the RO Backstop Agreement, payable on the Effective Date to the RO Backstop Parties in RO Premium Shares or payable on the termination date of the RO Backstop Agreement to the non-breaching RO Backstop Parties in Cash.

190. “RO Backstop Share Amount” means the amount of RO Common Shares that would have been issued to a RO Participant that funded RO Term Loans in the Rights Offering in an amount equivalent to the amount of RO Backstop Term Loans funded by such RO Backstop Party.

191. “RO Backstop Shares” means, collectively, New Equity Interests issued to each RO Backstop Party in the RO Backstop Share Amount.

192. “RO Backstop Term Loans” means the Exit Term Loans not subscribed for in the Rights Offering that the RO Backstop Parties commit to fund in accordance with their respective RO Backstop Commitments.

193. “RO Common Share Amount” means the amount of New Equity Interests that would have been issued to a RO Participant if the Rights Offering were an offering of New Equity Interests in an amount equal to the RO Amount at a 37.5% discount to the implied equity value of $538.8125 million after giving effect to the Rights Offering.

194. “RO Common Shares” means, collectively, the New Equity Interests issued to each RO Participant in the RO Common Share Amount.

195. “RO Documents” means, collectively, the RO Backstop Agreement, the RO Backstop Agreement Approval Order, the RO Procedures, and any other agreements or documents memorializing the Rights Offering, as may be amended, restated, supplemented, or otherwise modified from time to time according to their respective terms.

196. “RO Eligible Offerees” means, collectively, the Holders of First Lien Claims (exclusive of B-3 Escrow Claims).

197. “RO Non-Participant Takeback Term Loan Allocation” means a dollar principal amount of Takeback Term Loans equal to the result of the following formula: (a) a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by such Holder and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims) multiplied by (b) 300 million; provided that on the Effective Date, a RO Backstop Party’s RO Non-Participant Takeback Term Loan Allocation, if applicable, shall be reduced dollar-for-dollar by the amount of RO Backstop Term Loans that such RO Backstop Party funds.

198. “RO Participant Takeback Term Loan Allocation” means a dollar principal amount of Takeback Term Loans equal to the result of the following formula: (a) a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by such Holder, and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims) multiplied by (b) 150 million; provided that on the Effective Date, a RO Backstop Party’s RO Participant Takeback Loan Allocation, if applicable, shall be reduced dollar-for-dollar by the amount of RO Backstop Term Loans that such RO Backstop Party funds.

199. “RO Participants” means, collectively, the RO Eligible Offerees that exercise their respective Rights and agree to fund the RO Term Loans.

200. “RO Premium Share Amount” means an amount equal to 12.5% of the RO Amount, at a 37.5% discount to the implied equity value of $538.8125 million after giving effect to the Rights Offering.

201. “RO Premium Shares” means, collectively, the New Equity Interests issued to each RO Backstop Party in satisfaction of the RO Backstop Premium.

202. “RO Procedures” means the procedures governing the Rights Offering attached as an exhibit to the Disclosure Statement Order.

203. “RO Term Loans” means Exit Term Loans offered in the Rights Offering.

204. “RSA” means that certain Restructuring Support Agreement, entered into as of February 14, 2023, by and among the Debtors and the other parties thereto, including all exhibits thereto (including the Restructuring Term Sheet), as may be amended, modified, or supplemented from time to time, in accordance with its terms, attached to the Disclosure Statement as Exhibit B.

205. “S&C Ad Hoc Group” means that certain ad hoc group of Holders of Claims represented by Sullivan & Cromwell and Houlihan Lokey.

206. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, which schedule shall be deemed to include the Preserved Claims.

207. “Section 510 Claim” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security made to the Debtors prior to the Petition Date; (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510 Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest; and (d) any other claim determined to be subordinated under section 510 of the Bankruptcy Code.

208. “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

209. “Secured Exchangeable Notes” means the senior secured exchangeable notes issued under the Secured Exchangeable Notes Indenture.

210. “Secured Exchangeable Notes Advisors” means Debevoise & Plimpton LLC and [•], as local counsel.

211. “Secured Exchangeable Notes Claims” means any Claim on account of the Secured Exchangeable Notes.

212. “Secured Exchangeable Notes Indenture” means the indenture dated as of July 12, 2022, between Avaya Inc., as issuer, and Wilmington Trust, National Association, as trustee, exchange agent, and notes collateral agent, including all amendments, modifications, and supplements thereto.

213. “Secured Exchangeable Notes Trustee” means Wilmington Trust, National Association, in its capacity as indenture trustee, exchange agent, and notes collateral agent under the Secured Exchangeable Notes Indenture, or any indenture trustee as permitted by the terms set forth in the Secured Exchangeable Notes Indenture.

214. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

215. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

216. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

217. “Settlement Group Release” means the release set forth in Article VIII.E of this Plan.

218. “Settlement Group Releasing Party” means a holder of HoldCo Convertible Notes Claims, solely in its capacity as such, that does not (x) elect to opt out of the releases contained in Article VIII.E of the Plan; or (y) object to, challenge, or impede in any manner, formally or informally, any action taken by the Debtors or any Consenting Stakeholders in the Chapter 11 Cases, the transactions contemplated by the RSA, the Plan, the Restructuring Transactions or the entry of any order consistent with, or contemplated by, the terms of the RSA.

219. “Takeback Term Loan Recovery” means either an RO Non-Participant Takeback Term Loan Allocation of Takeback Term Loans or an RO Participant Takeback Term Loan Allocation of Takeback Term Loans.

220. “Takeback Term Loans” means Exit Term Loans issued in satisfaction of a Holder’s RO Non-Participant Takeback Term Loan Allocation or RO Participant Takeback Term Loan Allocation, as applicable.

221. “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

222. “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

223. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B. Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (both as that term is defined herein and as it is defined in the RSA); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H. Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the RSA set forth in the RSA and of the parties to the RO Backstop Parties set forth in the RO Backstop Agreement with respect to the form and substance of this Plan, any Definitive Document, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein until such time as the RSA or the RO Backstop Agreement, as applicable, is terminated in accordance with its terms. Failure to reference in this Plan the rights referred to in the immediately preceding sentence as such rights relate to any document referenced in the RSA or the RO Backstop Agreement, as applicable, shall not impair such rights and obligations. In case of a conflict between the consent rights of the parties to the RSA that are set forth in the RSA or of the parties to the RO Backstop Agreement that are set forth in the RO Backstop Agreement, as applicable, with those parties’ consent rights that are set forth in the Plan or the Plan Supplement, the consent rights in the RSA or the RO Backstop Agreement, as applicable, shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A. Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B. DIP Claims.

1. DIP ABL Facility Claims

On the Effective Date, the DIP ABL Facility shall be refinanced by the Exit ABL Facility, and, in full and final satisfaction of the Allowed DIP ABL Facility Claims, such Claims shall either (i) be repaid in full and in Cash from the proceeds of the Exit ABL Facility or (ii) shall be refinanced by means of a cashless settlement. To the extent the DIP ABL Facility is refinanced by means of a cashless settlement, (i) all principal amount of DIP ABL Loans shall be on a one-to-one basis automatically converted to and deemed to be Exit ABL Loans, (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the Exit ABL Facility Documents, (iii) all Collateral that secures the Obligations (each as defined in the DIP ABL Credit Agreement) under the DIP ABL Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations (as defined in the Exit ABL Facility Documents) under the Exit ABL Facility Documents, subject to the priorities of liens set forth in the Exit Facilities Documents, and (iv) each Holder of a DIP ABL Facility Claim shall receive its Pro Rata share of Cash on account of any interest, fees, or expenses outstanding with respect to such Holder’s DIP ABL Loans as of the Effective Date. For the avoidance of doubt, DIP Professional Fees shall be paid in accordance with the terms of the DIP Orders.

2. DIP Term Loan Claims

On the Effective Date, in full and final satisfaction of the Allowed DIP Term Loan Claims (i) all principal amount of DIP Term Loans shall be on a one-to-one-basis automatically converted to and deemed to be Exit Term Loans, and (ii) each Holder of the DIP Term Loan Claim shall receive its pro rata portion of Cash on account of any interest, fees, or expenses outstanding with respect to such Holder’s DIP Term Loan Claims as of the Effective Date. For the avoidance of doubt, DIP Professional Fees shall be paid in accordance with the terms of the DIP Orders.

C. Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2. Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than three (3) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash equal to the full amount of its Claim or such other treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E. Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the RSA, without any requirement to File a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	Prepetition ABL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	First Lien Claims	Impaired	Entitled to Vote

Class 5	B-3 Escrow Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 6	Non-HoldCo General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 7	HoldCo Convertible Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 8	HoldCo General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 9	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 10	Section 510 Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 11	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 12	Existing Avaya Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1. Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, at the option of the applicable Debtor or Reorganized Debtor, either:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Other Priority Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Claims in Class 2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 – Prepetition ABL Claims

(a)	Classification: Class 3 consists of any Prepetition ABL Claims against any Debtor, to the extent not paid in full pursuant to the DIP Orders prior to the Effective Date.

(b)

Allowance: To the extent not paid in full pursuant to the DIP Orders prior to the Effective Date, on the Effective Date, the Prepetition ABL Claims shall be deemed Allowed in the aggregate principal amount of $$56,444,894.61, plus accrued and unpaid interest on such principal amount through the Effective Date, and any fees and other expenses arising under or in connection with the Prepetition ABL Credit Agreement.

(c)	Treatment: On the Effective Date, each Holder of a Prepetition ABL Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Prepetition ABL Claim.

(d)

Voting: Class 3 is Unimpaired under the Plan. Holders of Allowed Claims in Class 3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4. Class 4 – First Lien Claims

(a)	Classification: Class 4 consists of any First Lien Claims (for the avoidance of doubt, exclusive of the B-3 Escrow Claims) against any Debtor.

(b)	Allowance: The First Lien Claims shall be deemed Allowed in the following amounts:

(i)	Legacy Term Loan Claims: $1,552,939,177.75

(ii)	B-3 Term Loan Claims (for the avoidance of doubt, exclusive of the B-3 Escrow Claims): $112,359,733.62

(iii)	Legacy Notes Claims: $1,059,754,868.76

(iv)	Secured Exchangeable Notes Claims: $280,654,582.43

(c)

Treatment: Each Holder of a First Lien Claim (or its designated Affiliate, managed fund or account or other designee) shall receive, in full and final satisfaction of such Claim, on the Effective Date, (i) its applicable Takeback Term Loan Recovery, (ii) its Pro Rata share of 100% of the New Equity Interests, subject to dilution on account of the Management Incentive Plan Pool, the RO Common Shares, the RO Backstop Shares, the RO Premium Shares, and the DIP Commitment Shares, and (iii) its Pro Rata share of the Rights (which Rights must have been exercised in accordance with the RO Procedures).

(d)	Voting: Class 4 is Impaired under the Plan and Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5. Class 5 - B-3 Escrow Claims

(a)	Classification: Class 5 consists of any B-3 Escrow Claims against any Debtor.

(b)	Allowance: To the extent not paid in full pursuant to the DIP Orders prior to the Effective Date, the B-3 Escrow Claims shall be deemed Allowed in the aggregate amount of $221,000,000.

(c)

Treatment: To the extent not paid in full pursuant to the DIP Orders prior to the Effective Date, on the Effective Date, each Holder of a B-3 Escrow Claim (or its designated Affiliate, managed fund or account or other designee) shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the Escrow Cash.

(d)

Voting: Class 5 is unimpaired under the Plan. Holders of Allowed Claims in Class 5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6. Class 6 – Non-HoldCo General Unsecured Claims

(a)	Classification: Class 6 consists of Non-HoldCo General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed Non-HoldCo General Unsecured Claim shall receive, in full and final satisfaction of such Claim, either:

(i)	Reinstatement of such Allowed Non-HoldCo General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or

(ii)

payment in full in Cash on (A) the Effective Date or (B) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Non-HoldCo General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed Claims in Class 6 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 7 – HoldCo Convertible Notes Claims

(a)	Classification: Class 7 consists of HoldCo Convertible Notes Claims.

(b)

Treatment: On the Effective Date, all HoldCo Convertible Notes Claims will be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of HoldCo Convertible Notes Claims will not receive any distribution on account of such HoldCo Convertible Notes Claims.

(c)	Voting: The Debtors have not solicited the votes of Holders of Class 7 Claims because rejection of the Plan by Class 7 has been assumed by the Debtors solely for purposes of Confirmation.

8. Class 8 - HoldCo General Unsecured Claims

(a)	Classification: Class 8 consists of HoldCo General Unsecured Claims.

(b)

Treatment: On the Effective Date, all HoldCo General Unsecured Claims will be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of HoldCo General Unsecured Claims will not receive any distribution on account of such HoldCo General Unsecured Claims.

(c)

Voting: Class 8 is Impaired under the Plan. Holders of Allowed Claims in Class 8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9. Class 9 - Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld), either Reinstated, converted to equity, otherwise set off, settled, distributed, contributed, canceled, or released, in each case, in accordance with the Description of Transaction Steps.

(c)

Voting: Holders of Class 9 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 9 Claims are not entitled to vote to accept or reject the Plan.

10. Class 10 - Section 510 Claims

(a)	Classification: Class 10 consists of all Section 510 Claims.

(b)

Treatment: On the Effective Date, all Section 510 Claims will be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Section 510 Claims will not receive any distribution on account of such Section 510 Claims.

(c)

Voting: Class 10 is Impaired under the Plan. Holders of Allowed Claims in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11. Class 11 - Intercompany Interests

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)

Treatment: On the Effective Date, Intercompany Interests shall, at the election of the applicable Debtor (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld), be (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case, in accordance with the Description of Transaction Steps.

(c)

Voting: Class 11 is Unimpaired if the Class 11 Interests are Reinstated or Impaired if the Class 11 Interests are cancelled. Holders of Class 11 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12. Class 12 - Existing Avaya Interests

(a)	Classification: Class 12 consists of all Existing Avaya Interests.

(b)

Treatment: On the Effective Date, all Existing Avaya Interests will be cancelled, released, and extinguished and will be of no further force and effect, and Holders of Existing Avaya Interests will not receive any distribution on account thereof.

(c)

Voting: Class 12 is Impaired under the Plan. Holders of Interests in Class 12 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 12 Interests are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E. Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the RSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B. HoldCo Convertible Notes Settlement.

On or as soon as reasonably practicable after the Effective Date, provided the HoldCo Convertible Notes Settlement Trigger has been satisfied and the Settlement Group Releasing Parties hold HoldCo Convertible Notes Claims in Class 7 in an amount equal to or greater than the HoldCo Convertible Notes Threshold, each Settlement Group Releasing Party, in consideration for granting the voluntary releases set forth in Article VIII.E of the Plan, shall receive its pro rata share of the HoldCo Convertible Notes Settlement Consideration, provided, however, that any Holder of a Class 7 Claim that fails to satisfy the standards to be a HoldCo Releasing Party shall not be entitled to receive any HoldCo Convertible Notes Settlement Consideration.

For the avoidance of doubt, any Holder of a HoldCo Convertible Notes Claim in Class 7 that is also a Holder of a First Lien Claim may participate in the Rights Offering in its capacity as a Holder of a First Lien Claim.

C. Restructuring Transactions.

Before, on, and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall consummate the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement, and the RSA; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement, and the RSA and having other terms to which the applicable Entities may agree; (3) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable Governance Documents; (4) the execution and delivery of the Exit Facilities Documents and entry into the Exit Facilities; (5) pursuant to the RO Documents, the implementation of the Rights Offering, the distribution of the Rights to the RO Eligible Offerees, and the issuance of the RO Term Loans, RO Backstop Term Loans, RO Common Shares, RO Backstop Shares, and RO Premium Shares in connection therewith; (6) the issuance and distribution of the New Equity Interests as set forth in the Plan; (7) the reservation of the Management Incentive Plan Pool; (8) the issuance and distribution of the DIP Commitment Shares; (9) such other transactions that are required to effectuate the Restructuring Transactions, including any transactions set forth in the Description of Restructuring Steps; and (10) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

The terms of the Restructuring Transactions will be structured to maximize tax efficiencies for each of the Debtors and the Consenting Stakeholders, as agreed to by the Debtors and the Required Consenting Stakeholders and in accordance with the Plan and the Plan Supplement.

D. The Reorganized Debtors.

On the Effective Date, the New Board shall be established in accordance with the terms of the Governance Term Sheet, and each Reorganized Debtor shall adopt its Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

E. Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities, (2) proceeds from the Rights Offering, (3) the New Equity Interests, and (4) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests will be exempt from SEC registration, as described more fully in Article IV.L below.

1. Exit Facilities.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, the terms of which will be set forth in the Exit Facilities Documents. Confirmation of the Plan shall be deemed approval of the Exit Facilities and the Exit Facilities Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the

Reorganized Debtors to enter into and execute the Exit Facilities Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities. Execution of the Exit Term Loan Facility Credit Agreement by the Exit Term Loan Facility Agent shall be deemed to bind all Holders of First Lien Claims and all Exit Term Loan Facility Lenders as if each such Holder or Exit Term Loan Facility Lender had executed the Exit Term Loan Facility Credit Agreement with appropriate authorization.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2. Rights Offering.

The Debtors shall distribute the Rights to the RO Eligible Offerees on behalf of the Reorganized Debtors as set forth in the Plan and the RO Documents. Pursuant to the RO Procedures, the Rights Offering shall be open to all RO Eligible Offerees, and RO Eligible Offerees shall be entitled to participate in the Rights Offering up to a maximum amount of each such RO Eligible Offeree’s Pro Rata share of the Rights. Each RO Eligible Offeree may exercise either all or none of its Rights. Each RO Eligible Offeree who chooses not to participate in the Rights Offering will receive the RO Non-Participant Takeback Term Loan Allocation. The Rights with respect to the Rights Offering are not separately transferrable or detachable from the First Lien Claims and may only be transferred together with the First Lien Claims.

Each RO Participant shall be committed to participate for its full amount of Rights and to fund RO Term Loans in accordance with the RO Procedures. Each RO Participant will receive (i) the RO Participant Takeback Term Loan Allocation and (ii) the RO Common Shares. Upon exercise of the Rights by the RO Participants pursuant to the terms of the RO Procedures, Reorganized Avaya shall be authorized to issue the RO Term Loans and the RO Common Shares issuable pursuant to such exercise.

In exchange for consideration consisting of the RO Backstop Premium and in accordance with the RO Backstop Agreement and their respective RO Backstop Commitments, the RO Backstop Parties have committed to fully backstop, severally and not jointly, nor jointly and severally, the RO Amount and to fund the RO Backstop Term Loans. Each RO Backstop Party shall fund up to its commitment amount of RO Term Loans and/or RO Backstop Term Loans and receive its share of the RO Backstop Shares and RO Premium Shares. The RO Backstop Premium shall be paid, in accordance with the RO Backstop Agreement and RO Backstop Agreement Approval Order, in (i) RO Premium Shares or (ii) upon the termination of the RO Backstop Agreement (except as specifically provided in the RO Backstop Agreement), in cash (as opposed to RO Premium Shares) as an Administrative Claim pari passu in priority with Claims arising under section 507(b) of the Bankruptcy Code by Avaya or Reorganized Avaya.

Prior to the Petition Date, the RO Common Shares, the RO Backstop Shares and the RO Premium Shares will be offered pursuant to an exemption from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

After the Petition Date, the RO Common Shares will be offered, issued and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, and to the extent such exemption is not available, then the RO Common Shares will be issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws.

All RO Backstop Shares and RO Premium Shares will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the RO Procedures, the RO Backstop Agreement, and the Plan. Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized Avaya in connection therewith). On the Effective Date, the rights and obligations of the Debtors under the RO Backstop Agreement shall vest in the Reorganized Debtors, as applicable.

The proceeds of the Rights Offering shall be used by the Reorganized Debtors for working capital and general corporate purposes.

3. New Equity Interests.

Reorganized Avaya shall be authorized to issue a certain number of shares of New Equity Interests pursuant to its Governance Documents. The issuance of the New Equity Interests shall be authorized without the need for any further corporate action. On the Effective Date, the New Equity Interests shall be issued and distributed as provided for in the Description of Transaction Steps to the Entities entitled to receive the New Equity Interests pursuant to, and in accordance with, the Plan.

All of the shares of New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the Governance Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance. Any Entity’s acceptance of New Equity Interests shall be deemed as its agreement to the Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Equity Interests will not be registered on any exchange as of the Effective Date.

4. Use of Cash.

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand and proceeds of the Exit Facilities to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

F. Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which such Debtor is incorporated or formed and pursuant to the certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H. Cancellation of Existing Agreements and Interests.

On the Effective Date, except with respect to the Exit Facilities or to the extent otherwise provided in the Plan, including in Article V.A hereof, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agents shall continue in effect solely for purposes of allowing the DIP Agents to (i) enforce its rights against any Person other than any of the Released Parties, pursuant and subject to the terms of the DIP Orders and the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of the Allowed DIP Claims, in accordance with the terms of DIP Orders and the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement, (iii) enforce its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Allowed DIP Claims, in accordance with the terms of DIP Orders and the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to either of the DIP Agents or Holders of the DIP Claims under the Plan, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.

Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

I. Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors in accordance with the Governance Term Sheet; (3) the issuance and distribution of the New Equity Interests; (4) implementation of the Restructuring Transactions, including the Rights Offering; (5) entry into the Exit Facilities Documents; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the Governance Documents; (8) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (9) the reservation of the Management Incentive Plan Pool; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the Governance Documents, the Exit Facilities, and the Exit Facilities Documents, any other Definitive Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

J. Governance Documents.

On or immediately prior to the Effective Date, the Governance Documents shall be adopted or amended in a manner consistent with the terms and conditions set forth in the Governance Term Sheet, as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation to the extent such filing is required for each such document. The Governance Documents will prohibit the issuance of non-voting Equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the Governance Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, each Reorganized Debtor may amend and restate its constituent and governing documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

On the Effective Date, Reorganized Avaya shall enter into and deliver the New Stockholders Agreement and the Registration Rights Agreement to each Holder of New Equity Interests, which shall become effective and binding in accordance with their terms and conditions upon the parties thereto without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Holders of New Equity Interests shall be deemed to have executed the New Stockholders Agreement and Registration Rights Agreement and be parties thereto, without the need to deliver signature pages thereto.

K. Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors or other Governing Body of Avaya and HoldCo shall expire, and the members for the initial term of the New Board shall be appointed in accordance with the Governance Documents. The New Board shall consist of members as designated in accordance with the Governance Term Sheet. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the Governance Documents and other constituent documents of the Reorganized Debtors.

L. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers and boards of directors and managers, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

M. Certain Securities Law Matters

The offering of any New Equity Interests (including the RO Common Shares, the Backstop Shares, the RO Premium Shares, and the DIP Commitment Shares) before the Petition Date shall be exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or in reliance on Regulation S under the Securities Act.

The offering, issuance, and distribution of the New Equity Interests (other than the RO Backstop Shares, RO Premium Shares, DIP Commitment Shares and any New Equity Interests underlying the Management Incentive Plan), as contemplated by Article III of this Plan, after the Petition Date, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state, or local law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section

1145 of the Bankruptcy Code, and to the extent such exemption is not available, then such New Equity Interests will be offered, issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws. Such New Equity Interests, to the extent offered, issued and distributed pursuant to section 1145 of the Bankruptcy Code, (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such securities or instruments.

The RO Backstop Shares, RO Premium Shares and DIP Commitment Shares will be offered, issued and distributed in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or reliance on Regulation S under the Securities Act, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Equity Interests underlying the Management Incentive Plan will be offered, issued, and distributed in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other exemptions from registration, and will be considered “restricted securities.”

The New Equity Interests will be subject to any restrictions in the Governance Documents to the extent applicable. Recipients of the New Equity Interests are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue-Sky Laws for resales of New Equity Interests.

The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order to any Entity (including DTC and any transfer agent for the New Equity Interests) with respect to the treatment of the New Equity Interests to be issued under the Plan under applicable securities laws. DTC and any transfer agent for the New Equity Interests shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity Interests to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including DTC and any transfer agent for the New Equity Interests) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity Interests to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

N. Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O. Employment Obligations.

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans as of the Effective Date; provided that, it is agreed and understood that the consummation of the Restructuring Transactions and the Plan and any associated organization changes shall not constitute a “change in control” or “change of control” or other similar event under any such agreement, arrangement, program, plan, or policy. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, as of the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. On the Effective Date, the Reorganized Debtors shall (a) assume all employment agreements, indemnification agreements, or other agreements entered into with current employees; provided that it is agreed to and understood that the consummation of the Restructuring Transactions and the Plan and any associated organization changes shall not constitute a “change in control” or “change of control” or other similar event under any such agreement, arrangement, program, plan, or policy; or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employee.

P. Management Incentive Plan.

As soon as reasonably practicable following the Effective Date, the New Board shall adopt the Management Incentive Plan, which will be on the terms and conditions (including any and all awards granted thereunder) determined by the New Board (including, without limitation, with respect to participants, allocations, duration, timing, and the form and structure of the equity and compensation thereunder); provided that, if applicable, the MIP Pre-Emergence Allocation Pool may be allocated prior to the Effective Date to recruit new executives to be hired to serve in key senior management positions after the Effective Date, subject to such terms and conditions (including, without limitation, with respect to form, allocation, structure, duration, timing, and extent of issuance and vesting) determined by, in each case, the Required Consenting Stakeholders in consultation with the Chief Executive Offer.

Q. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, including the Preserved Claims (other than the Preserved Tranche B-3 Claims, which shall be released upon the Effective Date), whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the corresponding Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R. DTC Eligibility

The Debtors and the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to promptly make the New Equity Interests eligible for deposit with DTC.

S. Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B. Indemnification Obligations.

Subject to section 510 of the Bankruptcy Code, the treatment of Section 510 Claims under this Plan and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties than the indemnification provisions in place prior to the Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date. For the avoidance of doubt, following the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent at the address specified in any notice of entry of the Confirmation Order and served on the Reorganized Debtors no later than thirty (30) days after the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Claims and Noticing Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a Non-HoldCo General Unsecured Claim or HoldCo General Unsecured Claim, as applicable, pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

D. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing, or such other setting as requested by the Debtors or Reorganized Debtors, for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.D shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.D, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

E. Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F. Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

G. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B. Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C. Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

For the avoidance of doubt, the Distribution Record Date shall not apply to Securities held through DTC, which shall receive distributions in accordance with the applicable procedures of DTC.

3. Minimum Distributions.

No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E. Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F. Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, any applicable withholding or reporting agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, any applicable withholding or reporting agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G. Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H. No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I. Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J. Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is fully repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article III of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed Non-HoldCo General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article Article V.C. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.D of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B. Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than Non-HoldCo General Unsecured Claims shall be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.

All Claims and Interests other than Non-HoldCo General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any Non-HoldCo General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any Non-HoldCo General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any Non-HoldCo General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such Non-HoldCo General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D. Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E. Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Nothing in this Plan or the Chapter 11 Cases shall in any way be construed to discharge, release, limit, or relieve any party for any fiduciary breach related to the hourly pension plan. PBGC and the hourly pension plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of this Plan.

B. Release of Liens.

Except as otherwise provided in the Exit Facilities Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C. Releases by the Debtors.

As of the Effective Date and subject to (i) the settlement set forth in Article IV.B of the Plan, as applicable, (ii) the Preserved Claims (other than the Preserved Tranche B-3 Claims), which shall not be included in this Release, and (iii) the completion of that certain investigation commenced by, and under the direction and authority of, the Audit Committee, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Definitive Documents, and the obligations contemplated by the Restructuring Transactions or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by and on behalf of the Debtors and the Estates, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Estates, or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan (including the Preserved Tranche B-3 Claims), the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring Transactions, the Renegotiated RingCentral Contracts, the Governance Documents, the RO Backstop Agreement, the RO Documents, the DIP Facilities, the DIP Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facilities Documents, the Governance Documents, and all other Definitive Documents, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not release any Released Party (i) other than a Released Party that is a Reorganized Debtor, Debtor, or a director, officer, or employee of any Debtor as of the Petition Date, from any claim or Cause of Action with respect to (a) the repurchase, redemption, or other satisfaction by any Company Party of HoldCo Convertible Notes previously held by such Released Party prior to the Petition Date or (b) the marketing, arrangement, syndication, issuance, or other action or inaction with respect to the incurrence of the B-3 Term Loans or the Secured Exchangeable Notes) or (ii) from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release (including the release of the Preserved Tranche B-3 Claims), which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D. Releases by Third Parties Other than the Settlement Group Releasing Parties.

As of the Effective Date and subject to (i) the Preserved Claims (other than the Preserved Tranche B-3 Claims), which shall not be included in this release, and (ii) the completion of that certain investigation commenced by, and under the direction and authority of, the Audit Committee, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Definitive Documents, and the obligations contemplated by the Restructuring Transactions or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by the Releasing Parties, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, in each case solely to the extent of the Releasing Parties’ authority to bind any of the foregoing, including pursuant to agreement or applicable non-bankruptcy law, from any and all claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring Transactions, the Renegotiated RingCentral Contracts, the Governance Documents, the RO Backstop Agreement, the RO Documents, the DIP Facilities, the DIP Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facilities Documents and all other Definitive Documents, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not release any Released Party (i) other than a Released Party that is a Reorganized Debtor, Debtor, or a director, officer, or employee of any Debtor as of the Petition Date, from any claim or Cause of Action with respect to (a) the repurchase, redemption, or other satisfaction by any Company Party of HoldCo Convertible Notes previously held by such Released Party prior to the Petition Date or (b) the marketing, arrangement, syndication, issuance, or other action or inaction with respect to the incurrence of the B-3 Term Loans or the Secured Exchangeable Notes) or (ii) from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E. Releases by the Settlement Group Releasing Parties.

As of the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by each Settlement Group Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, in each case solely to the extent of the Settlement Group Releasing Parties’ authority to bind any of the foregoing, including pursuant to agreement or applicable non-bankruptcy law, from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Restructuring Transactions, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring Transactions, the Renegotiated RingCentral Contracts, the Governance Documents, the RO Backstop Agreement, the RO Documents, the DIP Facilities, the DIP Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facilities Documents and all other Definitive Documents, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything contained in the Plan to the contrary, but subject in all respects to the immediately following sentence, the Settlement Group Release shall include any and all claims and Causes of Action alleged in, or related to, that certain Summons with Notice filed in the Supreme Court of the State of New York, New York County, Index Number: 650626/2023, which shall be deemed released with prejudice by the Settlement Releasing Parties, in their capacity as such, and withdrawn upon the occurrence of the Effective Date. Notwithstanding the foregoing, (a) to the extent the largest Holder of Secured Exchangeable Notes Claims in the Akin Ad Hoc Group as of the Petition Date commences a lawsuit against any Entity that is not otherwise released under the Plan on account of, or related to, a Secured Exchangeable Notes Claim, a Settlement Group Releasing Party that is also a Holder of a Secured Exchangeable Notes Claim as of the Petition Date shall be permitted to commence a lawsuit seeking the same relief, solely in its capacity as such with respect to such Secured Exchangeable Notes Claim, (b) to the extent a Holder or group of Holders holding at least 25% of the amount of B-3 Term Loan Claims as of the Petition Date commences a lawsuit against any Entity that is not otherwise released under the Plan on account of, or related to, a B-3 Term Loan Claim, a Settlement Group Releasing Party that is also a Holder of a B-3 Term Loan Claim as of the Petition Date shall be permitted to commence a lawsuit seeking the same relief, solely in its capacity as such with respect to such B-3 Term Loan Claim, and (c) to the extent a Holder or group of Holders holding at least 50% of the amount of Legacy Term Loan Claims or Legacy Notes Claims, as applicable, in the aggregate as of the Petition Date commences a lawsuit against any Entity that is not otherwise released under the Plan on account of, or related to, a Legacy Term Loan Claim or a Legacy Notes Claim, as applicable, a Settlement Group Releasing Party that is also a Holder of Legacy Term Loan Claims or Legacy Notes Claim, as applicable, as of the Petition Date shall be permitted to commence a lawsuit seeking the same relief, solely in its capacity as such with respect to such Legacy Term Loan Claim or Legacy Notes Claim, as applicable; provided, for the avoidance of doubt, no Settlement Group Releasing Party shall bring any claims or Causes of Action against any Entity in respect of any HoldCo Convertible Notes Claims or in respect of any Claims previously owned by such Settlement Group Releasing Party prior to the Petition Date but not owned as of the Petition Date. Notwithstanding anything in this Settlement Party Release, any member of the PW Ad Hoc Group as of the Petition Date shall only be a Settlement Group Releasing Party with respect to its HoldCo Convertible Notes Claims.

F. Exculpation.

To the fullest extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party will be released and exculpated from, any Claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of the RSA, the Restructuring Transactions, the Renegotiated RingCentral Contracts, the Governance Documents, the RO Backstop Agreement, the RO Documents, the DIP Facilities, the DIP Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the Exit Facilities Documents, and all other Definitive Documents, the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Effective Date, the administration of the Plan or the property to be distributed under the Plan, the issuance of securities under or in connection with the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors in connection with the Plan and the Restructuring Transactions, or the transactions in furtherance of any of the foregoing, other than Claims or Causes of Action (including, for the avoidance of doubt, any Claim or Cause of Action with respect to (i) the repurchase, redemption, or other satisfaction by any Company Party of HoldCo Convertible Notes previously held by such Released Party prior to the Petition Date or (ii) the marketing, arrangement, syndication, issuance, or other action or inaction with respect to the incurrence of the B-3 Term Loans or the Secured Exchangeable Notes) in each case arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes actual fraud, willful misconduct, or gross negligence as determined by a Final Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

G. Injunction.

Except as otherwise expressly provided in this Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

H. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I. Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the RSA shall not have been terminated as to all parties thereto and shall be in full force and effect;

2. the Bankruptcy Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

3. the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA, and the Confirmation Order shall have become a Final Order;

4. the Renegotiated RingCentral Contracts shall be in full force and effect and shall be assumed prior to or contemporaneously with the occurrence of the Effective Date;

5. the 2023 PBGC Settlement shall have been approved by the Bankruptcy Court (including pursuant to the Confirmation Order) and be in full force and effect;

6. the RO Backstop Agreement shall have been approved by the Bankruptcy Court (which may be pursuant to the Confirmation Order) and be in full force and effect;

7. the Rights Offering (including the RO Procedures) shall have been approved by the Bankruptcy Court and shall have been consummated in accordance with its terms;

8. the Definitive Documents shall (i) be consistent with the RSA and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the RSA, (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (iii) shall be adopted on terms consistent with the RSA and the Restructuring Term Sheet;

9. all authorizations, consents, regulatory approvals, rulings, actions, documents, and agreements necessary to implement and consummate the Plan shall have been obtained, effected, and executed;

10. the Exit Facilities Documents shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived (with the consent of the Required Consenting Stakeholders), other than such conditions that relate to the effectiveness of the Plan and related transactions, including payment of fees and expenses;

11. the New Equity Interests shall have been issued;

12. all Restructuring Expenses shall have been paid in full; and

13. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring.

B. Waiver of Conditions.

The conditions to the Effective Date set forth in this Article IX may be waived in whole or in part at any time by the Debtors only with the prior written consent of the Required Consenting Stakeholders (email shall suffice), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C. Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, respectively; provided that all provisions of the RSA that survive termination thereof shall remain in effect in accordance with the terms thereof.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the RSA, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the RSA, and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Notwithstanding anything to the contrary herein, the Debtors shall not amend or modify the Plan in a manner inconsistent with the RSA, the RO Backstop Agreement, or the consent rights (if any) set forth in the DIP Facilities Documents.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan.

To the extent permitted by the RSA (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

15. enter an order concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22. hear and determine all disputes involving the obligations or terms of the Rights Offering and the RO Backstop Agreement;

23. enforce all orders previously entered by the Bankruptcy Court; and

24. hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facilities Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain any jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B. Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the RSA, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D. Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Debtors, to:

Avaya Holdings Corp.

2605 Meridian Parkway

Durham, NC 27713

Attention: Shefali Shah, Chief Administrative Officer and Vito Carnevale, General Counsel and

Email address: sashah@avaya.com; vcarnevale@avaya.com;

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua Sussberg, P.C., Aparna Yenamandra, and Rachael M. Bentley

E-mail address: joshua.sussberg@kirkland.com; aparna.yenamandra@kirkland.com;

rachael.bentley@kirkland.com;

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Patrick J. Nash

E-mail address: patrick.nash@kirkland.com

2. if to a member of the PW Ad Hoc Group, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, NY 10019

Attention: Andrew N. Rosenberg; Brian Hermann; Brian Bolin; Joe Graham; Douglas Keeton; Xu Pang

E-mail address: arosenberg@paulweiss.com; bhermann@paulweiss.com; bbolin@paulweiss.com;

jgraham@paulweiss.com; dkeeton@paulweiss.com; xpang@paulweiss.com

3. if to a member of the Akin Ad Hoc Group, to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, NY 10036

Attention: Ira Dizengoff; Philip Dublin; Naomi Moss

Email address: idizengoff@akingump.com; pdublin@akingump.com; nmoss@akingump.com

4. if to a Holder of Secured Exchangeable Notes, to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Sidney P. Levinson; Emily MacKay

E-mail address: slevinson@debevoise.com; efmackay@debevoise.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the RSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.kccllc.net/avaya or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K. Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, subject to the terms of the RSA, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided that any such deletion or modification must be consistent with the RSA and the RO Backstop Agreement and the consent rights contained in each of them; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M. Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N. Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

[Remainder of page intentionally left blank.]

Dated: February 14, 2023	AVAYA INC. on behalf of itself and all other Debtors

By:
Name:
Title:

54